As filed with the Securities and Exchange Commission on
December 4, 1997
_________________________________________________________________
                                       Registration No. 333-_____

               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549
                     _______________________

                            FORM S-1
                     REGISTRATION STATEMENT
                              UNDER
                   THE SECURITIES ACT OF 1933
                     _______________________

                  MERCER INSURANCE GROUP, INC.
     (Exact name of registrant as specified in its charter)


   Pennsylvania             6331                  23-2939601
 (State or other      (Primary Standard        (I.R.S. Employer
  jurisdiction            Industrial            Identification
of incorporation        Classification              Number)
or organization)         Code Number)

                       10 North Highway 31
                  Pennington, New Jersey 08534
                         (609) 737-0426
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                    _________________________

                         William C. Hart
              President and Chief Executive Officer
                  Mercer Insurance Group, Inc.
                       10 North Highway 31
                          P.O. Box 278
                  Pennington, New Jersey 08534

                         (609) 737-0426
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           Copies to:

Jeffrey P. Waldron, Esquire          John S. Chapman, Esquire
Edward C. Hogan, Esquire             Richard A. Hemmings, Esquire
Stevens & Lee                        Lord, Bissell & Brook
One Glenhardie Corporate Center      115 South LaSalle Street
1275 Drummers Lane                   Chicago, Illinois 60603
P.O. Box 236                         (312) 443-0700
Wayne, Pennsylvania  19087
(610) 478-2000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule
415 of the Securities Act of 1933, check the following box: [ X ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                 CALCULATION OF REGISTRATION FEE
=================================================================
                                Proposed    Proposed
Title of each                   maximum     maximum
   class of                     offering   aggregate   Amount of
securities to   Amount to be   price per    offering   registra-
be registered    registered      share      price(1)   tion fees
-----------------------------------------------------------------
Common Stock,    3,322,222       $10.00   $33,222,220   $10,067
  no par         shares(2)
  value per
  share
=================================================================
(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(d) and based on the maximum of the appraisal valuation range of Mercer Mutual Insurance Company (to be acquired by the registrant in connection with this offering), as determined by an independent appraiser, plus 10% of the shares sold in the offering, reflecting a possible purchase of shares of the Common Stock by the registrant's employee stock ownership plan.

(2) Represents maximum number of shares to be issued in the transactions contemplated by this Registration Statement.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
                  ____________________________

PROSPECTUS
                             [LOGO]

                  MERCER INSURANCE GROUP, INC.



             Up to 2,990,000 Shares of Common Stock

     Mercer Insurance Group, Inc. (the "Company"), a Pennsylvania corporation and the proposed holding company for Mercer Mutual Insurance Company ("Mercer Mutual"), is offering up to 2,990,000 shares, subject to adjustment, of its common stock, no par value per share (the "Common Stock"), in a subscription offering (the "Subscription Offering") pursuant to nontransferable subscription rights in the following order of priority: (i) named insureds under policies of insurance issued by Mercer Mutual and in force as of the close of business on October 17, 1997 ("Eligible Policyholders"), (ii) the Company's tax-qualified employee stock ownership plan (the "ESOP"), and (iii) directors, officers and employees of Mercer Mutual. Subscription rights received in any of the foregoing categories will be subordinated to the subscription rights received by those in a prior category. Subscription rights are not transferable. Concurrently with the Subscription Offering, Common Stock will be offered for sale to the general public in a community offering (the "Community Offering"). Preference in the Community Offering will be given to: (i) natural persons and trusts of natural persons (including individual retirement and Keogh retirement accounts) who reside in the States of New Jersey and Pennsylvania, (ii) principals of Eligible Policyholders in the case of an Eligible Policyholder that is not a natural person, (iii) holders of policies of insurance originally issued after October 17, 1997, (iv) licensed insurance agencies that have been appointed by Mercer Mutual to market and distribute policies of insurance, and their owners and
(v) providers of goods or services to, and identified by, Mercer Mutual. Sales of Common Stock in the Community Offering will be subject to the prior rights of holders of subscription rights and the right of the Company, in its absolute discretion, to reject orders in the Community Offering in whole or in part.

     It is anticipated that shares not subscribed for in the Subscription Offering and Community Offering (collectively, the "Conversion Offerings"), if any, will be offered to the general public in a syndicated community offering (the "Syndicated Community Offering") to be managed by Sandler O'Neill & Partners, L.P. ("Sandler O'Neill"). The Conversion Offerings and Syndicated Community Offering shall be collectively referred to herein as the "Offerings." The Offerings are being made in connection with the conversion of Mercer Mutual from mutual to stock form and the simultaneous acquisition of the capital stock of the Company pursuant to a Plan of Conversion adopted by the Board of Directors of Mercer Mutual on October 17, 1997 (the "Plan"). The conversion of Mercer Mutual to stock form, the issuance of the capital stock of Mercer Mutual to the Company and the offer and sale of the Common Stock by the Company are collectively referred to herein as the "Conversion." The completion of the Conversion is contingent upon the sale of a minimum of 2,210,000 shares of Common Stock in the Offerings.

     For more information, please call the Stock Information
Center (the "Conversion Center") toll-free at 1-888-___-____.

     Prospective investors should review and consider the discussion under "Risk Factors" beginning on page __.

THESE SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR THE PENNSYLVANIA DEPARTMENT OF INSURANCE (THE "PENNSYLVANIA DEPARTMENT"), NOR HAS THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR THE PENNSYLVANIA DEPARTMENT PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                       Purchase         Fees and       Estimated Net
                       Price(1)         Expenses(2)      Proceeds(3)
                       ---------        -----------    -------------

Per Share(4).  . . .   $         10.00  $          .64 $          9.36
Total Minimum  . . .   $ 22,100,000.00  $ 1,587,100.00 $ 20,512,900.00
Total Midpoint . . .   $ 26,000,000.00  $ 1,657,300.00 $ 24,342,700.00
Total Maximum  . . .   $ 29,900,000.00  $ 1,727,500.00 $ 28,172,500.00

(1) Determined in accordance with an independent appraisal (the "Appraisal") prepared by Alex Sheshunoff & Company ("Sheshunoff") as of November 24, 1997, which states that the consolidated pro forma market value of Mercer Mutual as a subsidiary of the Company ranged from $22.1 million (the "Total Minimum") to $29.9 million (the "Total Maximum") with a midpoint of $26 million (the "Total Midpoint," collectively, the range from the Total Minimum to the Total Maximum is the "Estimated Valuation Range"). Based on the Estimated Valuation Range, the Board of Directors of the Company and Mercer Mutual have determined to offer up to 2,990,000 shares, subject to adjustment, at a purchase price of $10.00 per share. In addition, the Company may issue up to 3,322,222 shares in the event the ESOP purchases shares in excess of the Total Maximum in order to satisfy its 10% subscription. The final appraised value will be determined at the time of closing of the Offering and is subject to change and the valuation set forth in the Appraisal must not be construed as a recommendation by the Company, Mercer Mutual, Sandler O'Neill or Sheshunoff of the advisability of purchasing such shares or that a purchaser will thereafter be able to sell such shares at or above the Purchase Price. If the final valuation is outside the Estimated Valuation Range, the Offering will be terminated and the funds of all subscribers will be refunded promptly without interest. See "Use of Proceeds," "Capitalization" and "Pro Forma Data."

(2) Consists of the estimated costs to the Company and Mercer Mutual arising in the Conversion, including estimated marketing fees and fixed expenses to be paid to Sandler O'Neill in connection with the Offerings, which fees and expenses are estimated to be $437,100 and $577,500 at the Total Minimum and the Total Maximum, respectively. See "Use of Proceeds" and "Pro Forma Data" for the assumptions used to arrive at these estimates. The actual fees and expenses may vary from these estimates. See "The Conversion -- Marketing and Underwriting Arrangements" and "-- The Syndicated Community Offering."

(3) Represents net proceeds to the Company before the loan which the Company intends to make to the ESOP, which will be used by the ESOP to purchase 10% of the shares of Common Stock sold in the Subscription Offering. The amount of this loan will be $2.2 million at the Total Minimum, $2.6 million at the Total Midpoint, and $3.0 million at the Total Maximum. See "Use of Proceeds," "Capitalization," and "Pro Forma Data."

(4) Based on the Total Midpoint. The estimated net proceeds per share at the Total Minimum and Total Maximum are expected to be $9.28 and $9.42, respectively.

                SANDLER O'NEILL & PARTNERS, L.P.

     The date of this Prospectus is __________________, 1997

     All shares of Common Stock will be sold for $10.00 per share (the "Purchase Price"). The Appraisal is intended to be an estimate of the consolidated pro forma market value of Mercer Mutual as a subsidiary of the Company and is based on a review of internal projections and a comparison of the consolidated financial condition and results of operations of Mercer Mutual to property and casualty insurance industry averages and a peer group of representative publicly-owned property and casualty insurance companies. The Appraisal is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing Common Stock. In preparing the valuation, Sheshunoff has relied upon and assumed the accuracy and completeness of financial and statistical information provided by the Company and Mercer Mutual. Sheshunoff did not independently verify the financial statements, projections and other information provided by the Company and Mercer Mutual, perform an independent analysis of the assumptions underlying the financial statements or projections or value independently the assets and liabilities of the Company and Mercer Mutual. The valuation considers the Company and Mercer Mutual as a going concern only and should not be considered as an indication of the liquidation value of the Company and Mercer Mutual. Upon completion of the Offering, Sheshunoff will submit to the Company and to the Pennsylvania Department its updated consolidated pro forma fair market value of Mercer Mutual as a subsidiary of the Company. If the updated estimated valuation is within the Estimated Valuation Range, the Conversion can be completed and the number of shares of Common Stock sold in the Conversion will be determined as follows:

   (i) If participants in the Subscription Offering subscribe for 2,990,000 shares or more, the Company, as required by the Plan, will sell all 2,990,000 shares offered hereby to participants in the Subscription Offering and will sell up to an additional 332,222 shares to the ESOP to satisfy its subscription in full. Shares will be allocated among participants in the Subscription Offering in accordance with the terms of the Plan and excess funds will be promptly returned to subscribers without interest.

   (ii) If participants in the Subscription Offering subscribe for at least 2,210,000 shares but less than 2,990,000 shares, then, as required by the Plan, the Company will sell to participants in the Subscription Offering the number of shares of Common Stock sufficient to satisfy their subscriptions in full. The Company, in its sole discretion, may accept subscriptions in the Community Offering and/or sell shares in the Syndicated Community Offering provided the total number of shares of Common Stock sold in the Conversion does not exceed 2,990,000 shares (excluding shares sold to the ESOP). Any excess funds received in the Community Offering and/or the Syndicated Community Offering will be promptly returned to subscribers without interest.

   (iii) If participants in the Subscription Offering subscribe for fewer than 2,210,000 shares, then the Company will sell to participants in the Subscription Offering the number of shares of Common Stock sufficient to satisfy their subscriptions in full and will accept subscriptions in the Community Offering and/or sell shares in the Syndicated Community Offering in an amount sufficient to sell at least 2,210,000 shares in the aggregate. The Company, in its sole discretion, may accept additional subscriptions in the Community Offering and sell additional shares in the Syndicated Community Offering provided the total number of shares sold in the Conversion does not exceed 2,990,000 (excluding shares sold to the ESOP). Any excess funds received in the Community Offering and/or the Syndicated Community Offering will be promptly returned to subscribers without interest.

   (iv) If the number of shares sold in the Subscription Offering, Community Offering and the Syndicated Community Offering is less than 2,210,000, then the Company will cancel the Offering and all subscription funds will be returned promptly to subscribers without interest.

     There is a difference of approximately $7.8 million between the minimum and the maximum of the Estimated Valuation Range. Therefore, subscribers, in the aggregate and on a per share basis, may pay more for the Common Stock than the estimated consolidated pro forma market value of Mercer Mutual as a subsidiary of the Company. See "Risk Factors - Possible Adverse Impact of Broad Valuation Range and its Use to Determine the Number of Shares of Common Stock Sold."

     Except for the ESOP, which intends to purchase 10% of the total number of shares of Common Stock issued in the Conversion, no purchaser, together with associates or persons acting in concert with such person, may purchase, in the aggregate, more than 100,000 shares of Common Stock in the Conversion (4.5%, 3.8% and 3.4% of the number of shares issued at the Total Minimum, Total Midpoint and Total Maximum. No person may purchase fewer than 25 shares. There are 42,432 Eligible Policyholders. In the event that subscriptions by Eligible Policyholders for Common Stock exceed the maximum of the Estimated Valuation Range, the Company will be obligated under the Plan to sell to Eligible Policyholders 2,990,000 shares, which is the maximum number of shares offered hereby (excluding shares expected to be purchased by the ESOP), and shares of Common Stock would be allocated among Eligible Policyholders in proportion to the respective amounts of shares for which they subscribed. If all 42,432 Eligible Policyholders were to subscribe for 100,000 shares of Common Stock, then each Eligible Policyholder would receive only approximately 70 shares. The Company is unable to predict the number of Eligible Policyholders that may participate in the Subscription Offering.

     Directors and executive officers of the Company and Mercer Mutual as a group (11 persons), including their associates, are expected to purchase approximately 178,500 shares of the Common Stock to be issued in the Conversion (6.9% at the Total Midpoint), not including 10% of the Common Stock (260,000 shares at the Total Midpoint) expected to be purchased by the ESOP and excluding additional shares that are expected to be issued (or issuable) following the Conversion, subject to shareholder approval, in connection with the implementation of the Company's Stock Compensation Plan. See "Management of the Company -- Certain Benefit Plans and Agreements."

     The Subscription Offering and the Community Offering will terminate at 1:00 p.m., Eastern Standard Time, on ____________________, 1998, unless extended by the Company in its sole discretion for up to an additional 45 days (such date and time, including any extensions, shall be hereinafter referred to as the "Termination Date"). If the Company extends the Offering, it will give written notice of such extension to all subscribers on or before _____, 1998, at which time each subscriber may immediately withdraw his or her subscription or affirmatively reconfirm his or her subscription by the extended Termination Date. If a subscriber does not affirmatively reconfirm a subscription by the extended Termination Date, as the case may be, the subscriber's funds will be returned promptly without interest. No action to extend the Offering will be taken by the Company after __________, 1998. Subscribers may purchase shares in the Offering by completing and returning to the Company a stock order form (the "Stock Order Form") and a certification form (the "Certification Form"), together with full payment for all Common Stock subscribed for at the Purchase Price. An executed Stock Order Form, once received by the Company, may not be modified, amended or rescinded without the consent of the Company. Subscriptions will be held in a separate escrow account at ____________ established specifically for this purpose. If the Conversion is not completed within 45 days after the extended Termination Date, the Offerings will be terminated and all funds held will be promptly returned without interest. See "The Conversion -- The Conversion Offerings" and "--Purchases in the Offerings."

     The Company and Mercer Mutual have engaged Sandler O'Neill to consult with and advise the Company and Mercer Mutual with respect to the Offerings, and Sandler O'Neill has agreed to use its best efforts to assist the Company with its solicitation of subscriptions and purchase orders for shares of Common Stock in the Offerings. Sandler O'Neill is not obligated to purchase any shares of Common Stock in the Offerings. The Company and Mercer Mutual will pay a fee to Sandler O'Neill which will be based on the aggregate Purchase Price of Common Stock sold in the Offerings. The Company and Mercer Mutual have agreed to indemnify Sandler O'Neill against certain liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). See "The Conversion-Marketing and Underwriting Arrangements."

     The Common Stock has been approved for inclusion in the Nasdaq National Market under the symbol "MRCR" subject to completion of the Conversion. Prior to the Conversion, there was no market for the Common Stock, and there can be no assurance that an active and liquid trading market for the Common Stock will develop, or if developed, will be maintained after completion of the Conversion. Sandler O'Neill has advised the Company that, following the completion of the Conversion, it intends to make a market in the Common Stock, but it is under no obligation to do so. One of the requirements for continued quotation of the Common Stock on the Nasdaq National Market is that there be at least two market makers for the Common Stock. There can be no assurance there will be two or more market makers for the Common Stock. Additionally, the development of an active and liquid public market depends on the existence of willing buyers and sellers, the presence of which is not within the control of the Company, Mercer Mutual or any market maker. There can be no assurance that an active and liquid trading market for the Common Stock will develop or that, if developed, it will continue, nor is there any assurance that persons purchasing shares will be able to sell them at or above the Purchase Price or that quotations will be available on the Nasdaq National Market as contemplated.

THE CONVERSION IS CONTINGENT UPON APPROVAL OF THE PLAN BY
ELIGIBLE POLICYHOLDERS OF MERCER MUTUAL AT THE SPECIAL MEETING OF
ELIGIBLE POLICYHOLDERS CALLED FOR THAT PURPOSE TO BE HELD ON
______________ (THE "SPECIAL MEETING") AND THE SALE OF THE
MINIMUM NUMBER OF SHARES OFFERED PURSUANT TO THE PLAN.

PENNSYLVANIA INSURANCE LAWS AND REGULATIONS PROVIDE THAT NO PERSON MAY ACQUIRE CONTROL OF THE COMPANY, AND THUS INDIRECT CONTROL OF MERCER MUTUAL, UNLESS SUCH PERSON HAS OBTAINED THE PRIOR APPROVAL OF THE PENNSYLVANIA INSURANCE COMMISSIONER. UNDER PENNSYLVANIA LAW, ANY PURCHASER OF 10% OR MORE OF THE VOTING STOCK OF AN INSURANCE HOLDING COMPANY IS PRESUMED TO HAVE ACQUIRED CONTROL OF AFFILIATED OR SUBSIDIARY INSURERS.

NEW JERSEY INSURANCE LAWS AND REGULATIONS PROVIDE THAT NO PERSON MAY ACQUIRE CONTROL OF THE COMPANY, AND THUS INDIRECT CONTROL OF MERCER INSURANCE COMPANY, A WHOLLY-OWNED INDIRECT SUBSIDIARY OF MERCER MUTUAL, UNLESS SUCH PERSON HAS OBTAINED THE PRIOR APPROVAL OF THE NEW JERSEY INSURANCE COMMISSIONER. UNDER NEW JERSEY LAW, ANY PURCHASER OF 10% OR MORE OF THE VOTING STOCK OF AN INSURANCE HOLDING COMPANY IS PRESUMED TO HAVE ACQUIRED CONTROL OF AFFILIATED OR SUBSIDIARY INSURERS.

                      ____________________

         ORGANIZATIONAL STRUCTURE BEFORE THE CONVERSION
                          Mercer Mutual
                              100%
                Queenstown Holding Company, Inc.
                              100%
                 Mercer Insurance Company, Inc.

                      ____________________

          ORGANIZATIONAL STRUCTURE AFTER THE CONVERSION
                              LOGO
                          Shareholders
                              100%
                  Mercer Insurance Group, Inc.
                              100%
                 Mercer Mutual Insurance Company
                              100%
                Queenstown Holding Company, Inc.
                              100%
                 Mercer Insurance Company, Inc.
                       PROSPECTUS SUMMARY

     The following summary does not purport to be complete and is qualified in its entirety by the more detailed information and the Consolidated Financial Statements and Notes thereto of Mercer Mutual appearing elsewhere in this Prospectus. For an explanation of certain terms used in this Prospectus that are commonly used in the insurance industry, see "Glossary of Selected Insurance Terms."

Mercer Insurance Group,  The Company was formed under
Inc. Pennsylvania law in November 1997 for the purpose of becoming the holding company for Mercer Mutual upon completion of the Conversion. Prior to the Conversion, the Company will not engage in any significant operations. After the Conversion, the Company's primary assets will be the outstanding capital stock of Mercer Mutual and a portion of the net proceeds of the Conversion.

                         The Company's executive offices are
                         located at 10 North Highway 31,
                         Pennington, New Jersey 08534, and the
                         Company's main telephone number is
                         (609) 737-0426.

The Insurance Companies  Mercer Mutual is a Pennsylvania mutual insurance company that began operations
                         in 1844.  Mercer Mutual was organized
                         under the laws of the State of New
                         Jersey and operated as a New Jersey
                         mutual insurance company until
                         October 16, 1997, when it filed Articles of Domestication with the Pennsylvania Department of State, which changed its state of domicile from New Jersey to Pennsylvania (the "Redomestication").
                         On the effective date of the
                         Redomestication, the Pennsylvania
                         Department replaced the New Jersey
                         Department of Banking and Insurance (the
                         "New Jersey Department") as Mercer
                         Mutual's primary insurance regulator.

                         Mercer Mutual owns all of the
                         outstanding capital stock of Queenstown
                         Holding Company, Inc. ("QHC"), the
                         holding company for Mercer Insurance
                         Company ("MIC", and collectively with
                         Mercer Mutual, the "Insurance
                         Companies").  Mercer Mutual is a
                         property and casualty insurer of small
                         and medium-sized businesses and property owners located in New Jersey and Pennsylvania. Mercer Mutual markets homeowners and commercial multi-peril policies, as well as other liability, workers' compensation, fire, allied, inland marine and commercial automobile coverages through approximately 160 independent agencies. MIC exclusively offers workers' compensation insurance to businesses located in New Jersey.

                         For 1996, Mercer Mutual had consolidated revenues of $23.7 million and net income of $640,000. For the nine-month period ended September 30, 1997, Mercer Mutual had consolidated revenues of
                         $15.7 million and net income of
                         $1.5 million.  At September 30, 1997,
                         Mercer Mutual had consolidated assets of $73.3 million, total equity of
                         $21.9 million and over 43,000 property
                         and casualty policies in force.

                         The principal strategies of the Company
                         for the future are to:

                         -    Improve the mix of business by
                              increasing commercial and casualty
                              writings in order to enhance
                              profitability and lessen the impact
                              of property losses on overall
                              results;

                         -    Geographically diversify its risk
                              through acquisitions of other
                              insurance companies in Pennsylvania
                              and other jurisdictions, in order
                              to reduce its overall exposure to
                              weather-related property losses in
                              its primary coverage area;

                         -    Attract and retain high-quality
                              agencies having diverse customer
                              bases in the Company's targeted
                              growth markets within Pennsylvania
                              and New Jersey, through increased
                              marketing activities and the
                              development and tailoring of
                              commercial programs meeting the
                              needs of their customers; and

                         -    Reduce its reliance on reinsurance
                              by increasing the maximum exposure
                              retained by the Insurance Companies
                              on individual property and casualty
                              risks, and thereby increase net
                              premium volume.

                         Management views the Conversion as a
                         critical component of its strategic
                         plan.  The additional capital generated
                         by the Conversion will permit the
                         Insurance Companies to accelerate
                         implementation of these strategies. The resulting holding company structure will also provide needed flexibility to achieve the Company's goals by permitting the Company to use its Common Stock and/or preferred stock to effect future acquisitions or raise additional capital. See "The Conversion -- Business Purposes."

The Conversion           Pursuant to the Plan, Mercer Mutual will
                         (i) convert from a Pennsylvania-
                         chartered mutual insurance company to a
                         Pennsylvania-chartered stock insurance
                         company, and (ii) simultaneously issue
                         shares of its capital stock to the
                         Company in exchange for a portion of the net proceeds from the sale of Common
                         Stock in the Conversion. The Conversion will be accounted for as a simultaneous reorganization, recapitalization and share offering which will not change the historical accounting basis of Mercer
                         Mutual's financial statements.

Background and Reasons   Mercer Mutual's exposure to severe
For the Conversion       weather conditions has been a major
                         factor affecting its underwriting
                         results since 1991.  Operating results
                         in 1994 and 1996 were adversely affected by severe winter storms in such years that were largely responsible for a $1.4 million net loss and a $665,000 reduction in net income, respectively, for such years. In order to reduce the risk caused by this exposure, Mercer
                         Mutual's strategic plan is expressly
                         predicated upon geographically
                         diversifying its business and improving
                         capital strength.  Increased capital
                         would facilitate diversification of risk through acquisitions and would provide additional policyholder protection by increasing policyholder surplus. Since
                         1996, Mercer Mutual has considered
                         various capital formation alternatives
                         and has elected to proceed with the
                         Conversion in accordance with the
                         provisions of the Pennsylvania Insurance
                         Company Mutual to Stock Conversion Act
                         (the "Act").  On October 17, 1997, the
                         Board of Directors of Mercer Mutual
                         unanimously adopted the Plan.  An
                         application with respect to the
                         Conversion was filed by Mercer Mutual
                         with the Pennsylvania Department on
                         November 26, 1997 and notice of the
                         filing and the opportunity to comment on and to request and receive a copy of the Plan was simultaneously mailed to all Eligible Policyholders as required by law. The Pennsylvania Department informed Mercer Mutual on ___________,
                         1997 that it did [not] intend to hold
                         any hearings regarding the Conversion.
                         The Plan was approved by the
                         Pennsylvania Department on ____________,
                         1998 and is subject to the approval of
                         Eligible Policyholders at the Special
                         Meeting.  The Company also has received
                         the approvals of the Pennsylvania
                         Department to acquire control of Mercer
                         Mutual and the New Jersey Department to
                         acquire control of MIC.

Organization Before and  Set forth on page __ of the Prospectus
After the Conversion     is an illustration of the organizational
                         structure of the Insurance Companies
                         before the Conversion and of the Company and the Insurance Companies after the Conversion.

Stock Pricing and        Pennsylvania law requires that the
Number of Shares         aggregate purchase price of the Common
to be Issued             Stock to be issued in the Conversion be
                         consistent with an independent appraisal of the estimated consolidated pro forma market value of Mercer Mutual as a subsidiary of the Company following the Conversion. Sheshunoff, a firm experienced in corporate valuations, has made an independent appraisal of the estimated consolidated pro forma market value of Mercer Mutual as a subsidiary of the Company and has determined that, as of November 24, 1997, such estimated pro forma market value was $26 million.
                         The Estimated Valuation Range in
                         Sheshunoff's appraisal, which extends
                         15% below and 15% above the estimated
                         value, is from $22.1 million to $29.9
                         million.  The Company, in consultation
                         with its advisors, has determined to
                         offer the shares in the Conversion at
                         the Purchase Price.

                         The appraisal is intended to be an
                         estimate of the consolidated pro forma
                         market value of Mercer Mutual as a
                         subsidiary of the Company, and is based
                         on a review of internal projections, and a comparison of the consolidated financial condition and results of operations of Mercer Mutual to property and casualty insurance company averages and a peer group of representative publicly owned property and casualty insurance companies. The appraisal is not intended, and must not be construed, as a recommendation of any kind by the Company, Mercer Mutual, Sandler O'Neill or Sheshunoff as to the advisability of purchasing Common Stock. In preparing the valuation, Sheshunoff has relied upon and assumed the accuracy and completeness of financial and statistical information provided by the Company, and Sheshunoff did not independently verify the financial statements, projections and other information provided by the Company and Mercer Mutual, perform an independent analysis of the assumptions underlying the financial statements or projections or value independently the assets and liabilities of the Company and Mercer Mutual. The valuation considers the Company and Mercer Mutual as a going concern only and should not be considered as an indication of the liquidation value of the Company and Mercer Mutual. The appraisal will be updated immediately prior to completion of the Offering and such updated appraisal will be filed with the Securities and Exchange Commission pursuant to a post effective amendment to the registration statement of which this prospectus is a part. If the value reflected in the updated appraisal is within the Estimated Valuation Range, the Company will not notify subscribers of the updated appraisal and the Conversion will be consummated. If participants in the Subscription Offering subscribe for 2,990,000 shares or more, the Company, as required by the Plan, will sell all 2,990,000 shares offered hereby to participants in the Subscription Offering and will sell up to an additional 332,222 shares to the ESOP to satisfy its subscription in full. Shares will be allocated among participants in the Subscription Offering in accordance with the terms of the Plan and excess funds will be promptly returned to subscribers without interest. If participants in the Subscription Offering subscribe for at least 2,210,000 shares but less than 2,990,000 shares, then, as required by the Plan, the Company will sell to participants in the Subscription Offering the number of shares of Common Stock sufficient to satisfy their subscriptions in full. The Company, in its sole discretion, may accept subscriptions in the Community Offering and/or sell shares in the Syndicated Community Offering provided the total number of shares of Common Stock sold in the Conversion does not exceed 2,990,000 shares (excluding the shares sold to the ESOP). Any excess funds received in the Community Offering and/or the Syndicated Community Offering will be promptly returned to subscribers without interest. If participants in the Subscription Offering subscribe for fewer than 2,210,000 shares, then the Company will sell to participants in the Subscription Offering the number of shares of Common Stock sufficient to satisfy their subscriptions in full and will accept subscriptions in the Community Offering and/or sell shares in the Syndicated Community Offering in an amount sufficient to sell at least 2,210,000 shares in the aggregate. The Company, in its sole discretion, may accept additional subscriptions in the Community Offering and sell additional shares in the Syndicated Community Offering provided the total number of shares sold in the Conversion does not exceed 2,990,000 (excluding the shares sold to the ESOP). Any excess funds received in the Community Offering and/or the Syndicated Community Offering will be promptly returned to subscribers without interest. If the number of shares sold in the Subscription Offering, Community Offering and Syndicated Community Offering is less than 2,210,000, then the Company will cancel the Offering and all subscription funds will be returned promptly to subscribers without interest. If the value reflected in the updated Appraisal is not within the Estimated Valuation Range, then the Company will promptly notify all subscribers by mail of the updated Appraisal. Subscribers will be given the opportunity to confirm or modify their orders. The funds of all subscribers who do not confirm or modify their orders will be returned promptly without interest. Subscription orders may not be withdrawn for any reason if the updated Appraisal is within the Estimated Valuation Range.

                         There is a difference of approximately
                         $7.8 million between the minimum and the maximum of the Estimated Valuation Range. Therefore, subscribers, in the aggregate and on a per share basis, may pay more for the Common Stock than the estimated consolidated pro forma market value of Mercer Mutual as a subsidiary of the Company. See "Risk Factors - Adverse Impact of Broad Valuation Range and Its Use to Determine the Number of Shares of Common Stock Sold."

The Subscription         The shares of Common Stock to be
and Community            issued in the Conversion are being
Offerings                offered at the Purchase Price in the
                         Subscription Offering pursuant to
                         nontransferable subscription rights in
                         the following order of priority:
                         (i) Eligible Policyholders, (ii) the
                         ESOP, and (iii) directors, officers and
                         employees of Mercer Mutual.  Subscrip-
                         tion rights of directors, officers and
                         employees of Mercer Mutual will be
                         subordinated to subscription rights of
                         Eligible Policyholders.  Concurrently,
                         and subject to the prior rights of
                         holders of subscription rights, any
                         shares of Common Stock not subscribed
                         for in the Subscription Offering are
                         being offered at the Purchase Price in
                         the Community Offering to members of the general public. Preference will be given in the Community Offering to
                         (i) natural persons and trusts of
                         natural persons who are permanent
                         residents of New Jersey and Pennsylvania
                         (the "Local Community"), (ii) principals of Eligible Policyholders in the case of an Eligible Policyholder that is not a natural person, (iii) licensed insurance agencies that have been appointed by Mercer Mutual to market and distribute policies of insurance, and their owners,
                         (iv) named insureds under policies of
                         insurance issued by Mercer Mutual after
                         October 17, 1997, and (v) providers of
                         goods and services to, and identified
                         by, Mercer Mutual.  Subscription rights
                         will expire if not exercised by, and the Community Offering will terminate at,
                         1:00 p.m., Eastern Standard Time on
                         ___________, 1998, unless extended by
                         action of the Company taken prior to
                         such date for up to an additional 45
                         days (such date and time, including any
                         extensions, shall be hereinafter
                         referred to as the "Termination Date").
                         If the Company extends the Termination
                         Date, it will given written notice of
                         such extension to all subscribers on or
                         before __________, 1998, at which time
                         each subscriber may confirm his or her
                         subscription by the extended Termination
                         Date.  If a Subscriber does not confirm
                         a subscription by the extended
                         Termination Date, the subscriber's funds will be returned promptly without interest. No action taken to extend the Termination Date will be taken by the Company after __________, 1998. The
                         Company reserves the absolute right to
                         accept or reject any orders in the
                         Community Offering, in whole or in part, either upon receipt of an order or as soon as practicable following the
                         Termination Date.

Prospectus Delivery      To ensure that each purchaser receives a
and Procedure for        prospectus at least 48 hours prior to
Purchasing Shares        the Expiration Date in accordance with
                         Rule 15c2-8 of the Securities Exchange
                         Act of 1934, as amended (the "Exchange
                         Act"), no prospectus will be mailed
                         later than five days prior to the
                         Termination Date or hand delivered later than two days prior to such date. Stock
                         Order Forms and Certification Forms will be distributed only with a prospectus.
                         The Company is not obligated to accept
                         for processing orders not submitted on
                         Stock Order Forms and not accompanied by a Certification Form. Any person who desires to subscribe for shares of Common Stock in the Offering must do so prior to the Termination Date by delivering (by mail or in person) to the Conversion Center at the Company's principal executive offices located at
                         10 North Highway 31, P.O. Box 278,
                         Pennington, New Jersey 08534, a properly executed and completed Stock Order Form and Certification Form, together with full payment for all shares for which the subscription is made. A Stock Order
                         Form and Certification Form will be
                         included with each prospectus delivered
                         to a prospective purchaser of Common
                         Stock and no Stock Order Form or
                         Certification Form will be delivered to
                         a prospective purchaser unless
                         accompanied by a prospectus or prior
                         delivery of a prospectus can be
                         verified.  Payment for shares of Common
                         Stock may be made by cash (if delivered
                         in person), check or money order.  All
                         checks or money orders must be made
                         payable to "Mercer Insurance Group,
                         Inc."  Subscriptions will be held in a
                         separate escrow account at
                         ____________________.  Such funds will
                         not be released until the Conversion is
                         completed or terminated.  All
                         subscription rights under the Plan will
                         expire on the Termination Date whether
                         or not the Company has been able to
                         locate each person entitled to such
                         subscription rights.  Once tendered,
                         orders to purchase Common Stock in the
                         Offering cannot be revoked.  In the
                         event of an oversubscription in the
                         Subscription Offering, shares of Common
                         Stock will be allocated among
                         subscribing Eligible Policyholders, as
                         follows.  First, shares of Common Stock
                         will be allocated among subscribing
                         Eligible Policyholders so as to permit
                         each such Eligible Policyholder, to the
                         extent possible, to purchase the lesser
                         of (i) 1,000 shares, or (ii) the number
                         of shares for which such Eligible
                         Policyholder has subscribed.  Second,
                         any shares of Common Stock remaining
                         after such initial allocation will be
                         allocated among the subscribing Eligible
                         Policyholders whose subscriptions remain unsatisfied in the proportion in which the aggregate number of shares as to which each such Eligible Policyholder's subscription remains unsatisfied bears to the aggregate number of shares as to which all such Eligible Policyholders' subscriptions remain unsatisfied, provided, however, that no fractional shares of Common Stock will be issued.
                         For more information, please call the
                         Conversion Center toll-free at
                         1-888-___-____.  See "The Conversion --
                         The Conversion Offerings," -- Purchases
                         in the Offerings," -- Marketing and
                         Underwriting Arrangements and "--
                         Description of Sales Activities in the
                         Offerings."

The Syndicated           All shares of Common Stock not purchased
Community Offering       in the Conversion Offerings, if
                         any, will be offered for sale to the
                         general public on a best efforts basis
                         in the Syndicated Community Offering
                         through a syndicate of registered
                         broker-dealers to be formed and managed
                         by Sandler O'Neill, acting as agent of
                         the Company to assist the Company and
                         Mercer Mutual in the sale of Common
                         Stock.  The Company and Mercer Mutual
                         reserve the absolute right to reject
                         orders, in whole or in part, in their
                         sole discretion, in the Syndicated
                         Community Offering.  See "The
                         Conversion -- Marketing and Underwriting
                         Arrangements" and "-- Syndicated
                         Community Offering."

Purchase Limitations     No person may purchase fewer than
                         25 shares in the Offering. The ESOP may purchase up to an aggregate of 10% of the shares of Common Stock to be issued in the Conversion and is expected to do so. With the exception of the ESOP, no person (including Eligible Policyholders who elect to purchase stock in the Conversion), together with his or her associates or persons acting in concert with him or her, may purchase in the aggregate, more than 100,000 shares of Common Stock (4.5% of the shares to be issued in the Conversion at the minimum of the Estimated Valuation Range).
                         There are 42,432 Eligible Policyholders.
                         In the event that subscriptions by
                         Eligible Policyholders for Common Stock
                         exceed the maximum of the Estimated
                         Valuation Range, the Company will be
                         obligated under the Plan to sell to
                         Eligible Policyholders 2,990,000 shares, which is the maximum number of shares offered hereby (excluding shares expected to be purchased by the ESOP), and shares of Common Stock would be allocated among Eligible Policyholders in proportion to the respective amounts of shares for which they subscribed. If all Eligible Policyholders were to subscribe for 100,000 shares of Common
                         Stock offered, then each Eligible
                         Policyholder would receive only
                         approximately 70 shares. The Company is unable to predict the number of Eligible
                         Policyholders that may participate in
                         the Subscription Offering.

Purchase of Common       The directors and executive officers of
Stock by Management      the Company and Mercer Mutual, together
                         with their associates, propose to
                         purchase, in the aggregate,
                         approximately 178,500 shares of Common
                         Stock in the Conversion, or 6.9% of the
                         shares of Common Stock issued in the
                         Conversion, assuming an offering at the
                         midpoint of the Estimated Valuation
                         Range but excluding shares purchased by
                         the ESOP.  See "The Conversion --
                         Proposed Management Purchases."

Benefits to Management   The Company's ESOP is expected to
                         purchase 10% of the shares of Common
                         Stock sold in the Conversion, which will be awarded to substantially all employees without payment by such persons of cash consideration. In addition, the Company has adopted a Management Recognition Plan (the "MRP") pursuant to which the Company intends to award to employees and directors of the Company up to 4% of the number of shares of Common Stock sold in the Conversion without payment by such persons of cash consideration, and a Stock Compensation
                         Plan (the "Compensation Plan") pursuant
                         to which the Company intends to grant
                         options to acquire Common Stock to
                         employees and directors of the Company,
                         in an amount up to 10% of the number of
                         shares of Common Stock sold in the
                         Conversion.  The Company intends to
                         award shares under the MRP and to grant
                         stock options under the Compensation
                         Plan as soon as practicable after the
                         approval of the MRP and the Compensation
                         Plan by the Company's shareholders.  The
                         MRP and the Stock Compensation Plan are
                         subject to approval by the Company's
                         shareholders at the first annual meeting of shareholders to be held no sooner than six months after the consummation of the Conversion. No decisions concerning the number of shares to be awarded or options to be granted to any director or officer have been made at this time. See "Management of the Company -- Certain Benefit Plans and
                         Agreements."

Use of Proceeds          The amount of the net proceeds from the
                         Offerings will depend upon the total
                         number of shares sold and the expenses
                         of the Conversion. As a result, the net proceeds from the Offerings cannot be determined until the Conversion is completed. The Company anticipates that net proceeds will be between approximately $20.5 million and
                         $31.4 million.  See "Use of Proceeds"
                         for the assumptions used to arrive at
                         these estimates.

                         The Company has received Pennsylvania
                         Department approval to contribute
                         $5.0 million of net proceeds from the
                         Offerings to Mercer Mutual in exchange
                         for all of the capital stock of Mercer
                         Mutual to be issued in the Conversion.
                         Assuming net proceeds from the Offerings of between $20.5 million and
                         $31.4 million, the Company would retain
                         between $15.5 and $26.4 million after
                         acquiring the stock of Mercer Mutual.

                         A portion of the net proceeds retained
                         by the Company will be used for a loan
                         by the Company to the ESOP to enable it
                         to purchase 10% of the shares of Common
                         Stock issued in the Conversion.  The
                         loan will fund the entire purchase price of the shares purchased by the ESOP in the Conversion ($3.3 million at the maximum of the Estimated Valuation Range plus the ESOP shares) and will be repaid principally from Mercer Mutual's contributions to the ESOP and from dividends payable on unallocated shares of Common Stock held by the ESOP. The remaining net proceeds retained by the Company will be available for a variety of corporate purposes, including, but not limited to, additional capital contributions to Mercer Mutual, future acquisitions within the property and casualty insurance industry, dividends to shareholders and future repurchases of Common Stock to the extent permitted by Pennsylvania law and the Pennsylvania Department. The net proceeds used to acquire the stock of Mercer Mutual will become part of Mercer Mutual's capital, thereby expanding underwriting capacity and permitting diversification of its business. Mercer Mutual intends to cause a portion of the net proceeds it receives from the Company to be contributed to MIC to enable MIC to expand its New Jersey business beyond workers' compensation insurance to include the same types of insurance currently written by Mercer Mutual.
                         With the exception of the ESOP Loan and
                         the capital contribution to MIC, the
                         Company currently has no specific plans, intentions, arrangements or understandings regarding any of the foregoing activities. See "Dividend Policy."

Non-transferability of   The Plan provides that no person shall
Subscription Rights      transfer or enter into any agreement or
                         understanding to transfer the legal or
                         beneficial ownership of subscription
                         rights issued under the Plan or, prior
                         to exercise of the subscription rights,
                         the shares of Common Stock to be issued
                         upon their exercise.  Persons violating
                         such prohibition will lose their right
                         to purchase Common Stock in the
                         Conversion.  Each person exercising
                         subscription rights will be required to
                         certify that his or her purchase of
                         Common Stock is solely for the
                         purchaser's own account and that there
                         is no agreement or understanding
                         regarding the sale or transfer of such
                         shares.

Market for the Common    The Company has received conditional
Stock                    approval to have the Common Stock quoted
                         on the Nasdaq National Market under the
                         symbol "MRCR" upon completion of the
                         Conversion. Sandler O'Neill has advised the Company that following the
                         Conversion, it intends to make a market
                         in the Common Stock, but it is under no
                         obligation to do so.  Prior to the
                         Offering and Syndicated Community
                         Offering, there was no public market for the Common Stock and there can be no assurance that an active and liquid trading market for the Common Stock will develop or that if developed, it will continue, nor is there any assurance that persons purchasing shares of Common
                         Stock will be able to sell their shares
                         at or above the Purchase Price or that
                         quotations will be available on the
                         Nasdaq National Market as contemplated.
                         See "Market for the Common Stock."

Dividends                Declaration of dividends by the Board of
                         Directors of the Company will depend on
                         a number of factors, including the
                         requirements of applicable law and the
                         determination by the Board of Directors
                         of the Company that the net income,
                         capital and financial condition of the
                         Company and the Insurance Companies,
                         industry trends, general economic
                         conditions and other factors justify the payment of dividends. The Company has not yet determined whether it will pay dividends to its policyholders in the foreseeable future, and no assurance can be given that dividends will ultimately be declared by the Board of Directors of the Company. See "Dividend Policy" and
                         "Business -- Regulation."

Antitakeover Provisions  The Articles of Incorporation and Bylaws
                         of the Company, Pennsylvania statutory
                         provisions and employee benefit
                         arrangements, as well as certain other
                         provisions of state and federal law, may have the effect of discouraging or preventing a non-negotiated change in control of the Company, as well as a proxy contest for control of the Board of Directors of the Company. For a detailed discussion of those provisions, see "Investment Considerations -- Articles of Incorporation, Bylaw and Statutory Provisions that Could Discourage Hostile Acquisitions of Control," "Management -- Certain Benefit Plans and Agreements," "Certain Restrictions on Acquisition of the Company -- Pennsylvania Law" and -- "Certain Anti-Takeover Provisions in the Articles of Incorporation and Bylaws" and "Description of Capital Stock."

                          MERCER MUTUAL
              SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth selected consolidated financial data for Mercer Mutual prior to the Conversion and should be read in conjunction with the Consolidated Financial Statements, and accompanying notes thereto and other financial information included elsewhere herein, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations." The consolidated statement of income data for the years ended December 31, 1992 and 1993 and for the nine months ended September 30, 1996 and 1997 and the consolidated balance sheet data at December 31, 1992, 1993 and 1994 and at September 30, 1996 and 1997 are derived from the unaudited consolidated financial statements of Mercer Mutual and include all adjustments (consisting only of normal recurring accruals) that the Company considers necessary for a fair presentation of such financial information for such periods.

                                                                 (Dollars in thousands)

                                            Nine Months Ended
                                               September 30                                 Year Ended December 31,
                                       -------------------------      --------------------------------------------------------------
                                          1997          1996             1996         1995         1994         1993         1992
                                          ----          ----             ----         ----         ----         ----         ----
                                              (Unaudited)                                                   (Unaudited)  (Unaudited)
Revenue Data:
Direct premiums written. . . . . . . .  $21,504      $18,580          $24,958       $24,699      $24,355      $23,349       $22,829
Net premiums written(1). . . . . . . .   12,904       15,358           20,124        21,245       19,377       18,964        18,661

Statement of Income Data:
Net premiums earned. . . . . . . . . .   13,288       15,472           20,634        20,817       18,681       18,225        18,733
Net investment income. . . . . . . . .    1,793        1,704            2,289         2,132        1,904        2,196         2,520
Net realized investment gains. . . . .      483          409              596            53          277          509           644
Other income . . . . . . . . . . . . .      144          137              155           161          166          159           158
                                        -------      -------          -------       -------      -------      -------       -------
      Total revenues . . . . . . . . .   15,708       17,722           23,674        23,163       21,028       21,089        22,055
                                        -------      -------          -------        -------      -------      -------       -------
Losses and Expenses:
  Losses and loss adjustment
    expenses(1). . . . . . . . . . . .    8,038       11,253           14,801        13,296       14,107       11,631        12,234
  Other underwriting expenses. . . . .    5,461        5,762            8,062         8,360        8,976        8,494         8,158
                                        -------      -------          -------       -------      -------      -------       -------
      Total expenses . . . . . . . . .   13,499       17,015           22,863        21,656       23,083       20,125        20,392
                                        -------      -------          -------       -------      -------      -------       -------
Income (loss) before federal income
  taxes. . . . . . . . . . . . . . . .    2,209          707              811         1,507       (2,055)         964         1,663
Federal income tax expense (benefit) .      694          173              171           369         (681)         165           389
                                        -------      -------          -------       -------      -------      -------       -------
Net income (loss)(2) . . . . . . . . .  $ 1,515      $   534          $   640       $ 1,138      $(1,374)     $   799       $ 1,274
                                        =======      =======          =======       =======      =======      =======       =======

Selected Balance Sheet Data (at period end):
  Total investments and cash . . . . .  $45,177      $41,305          $42,760       $40,454      $33,408      $36,191       $35,913
  Total assets . . . . . . . . . . . .   73,258       76,504           74,074        77,523       71,750       71,110        75,486
  Total liabilities. . . . . . . . . .   51,312       57,641           54,792        58,560       57,547       53,469        58,505
  Total equity . . . . . . . . . . . .  $21,946      $18,863          $19,282       $18,963      $14,202      $17,641       $16,981

GAAP Ratios:
  Loss and loss adjustment expense
    ratio(2)(3). . . . . . . . . . . .     60.5%        72.7%            71.7%         63.9%        75.5%        63.8%         65.3%
  Underwriting expense ratio(4). . . .     41.1%        37.2%            39.1%         40.2%        48.0%        46.6%         43.5%
  Combined ratio(5). . . . . . . . . .    101.6%       109.9%           110.8%        104.1%       123.5%       110.4%        108.8%

Statutory Data:
  Statutory combined ratio . . . . . .    102.6%       113.6%           110.5%        103.0%       122.6%       110.7%        109.5%
  Industry combined ratio(6) . . . . .        -            -            105.9%        106.4%       108.4%       106.9%        115.7%
  Statutory surplus. . . . . . . . . .  $19,033      $15,501          $16,087       $14,938      $11,133      $12,979       $12,328
  Ratio of statutory net written
    premiums to statutory
    surplus(7) . . . . . . . . . . . .      .90x        1.32x            1.25x         1.42x        1.74x        1.46x         1.51x

Pro Forma Data(8):
  Net income . . . . . . . . . . . . $    1,317                       $   362
  Net income per share of
    Common Stock . . . . . . . . . . $     0.67                       $  0.19
  Weighted average number of shares
    of Common Stock outstanding. . .  1,955,298                     1,920,490
_____________________

(1) The decrease from September 30, 1996 to September 30, 1997 reflects the termination, as of December 31, 1996, of Mercer Mutual's participation in a pooling arrangement with two other insurance companies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(2) Net income and loss and loss expense ratios for 1994 and 1996 were adversely affected by the frequency and severity of weather-related property losses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(3) Calculated by dividing losses and loss adjustment expenses by net premiums earned.

(4) Calculated by dividing other underwriting expenses by net premiums earned.

(5) The sum of the Loss and Loss Adjustment Expense Ratio and the Underwriting Expense Ratio.

(6) As reported by A.M. Best Company, Inc., an independent insurance rating organization. Data for the periods ended
     September 30, 1997 and September 30, 1996 is unavailable.

(7) Annualized for the periods ended September 30, 1997 and 1996.

(8)  Information excerpted from unaudited Pro Forma Consolidated
     Statements of Income for the nine months ended September 30, 1997 and the year ended December 31, 1996. See "Pro Forma
     Data."

                          RISK FACTORS

     Before investing in the Common Stock offered hereby, prospective investors should carefully consider all of the information set forth in this prospectus and, in particular, the matters presented below.

Possible Adverse Impact of Catastrophe and Natural Peril Losses on Financial Condition and Results of Operations

     In common with other property and casualty insurers, Mercer Mutual is subject to claims arising from catastrophes that may have a significant impact on its results of operations and financial condition. Mercer Mutual has experienced, and can be expected to experience in the future, catastrophe losses that may materially affect its financial condition and results of operations. Catastrophe losses can be caused by various events, including coastal storms, snow storms, ice storms, freezing, hurricanes, earthquakes, tornadoes, wind, hail and fires, and their incidence and severity are inherently unpredictable. The extent of net losses from catastrophes is a function of three factors: the total amount of insured exposure in the area affected by the event, the severity of the event and the amount of reinsurance coverage.

     Mercer Mutual's financial condition and results of operations also are affected periodically by losses caused by natural perils, regardless of whether such losses, because of their magnitude, qualify as "catastrophes" as classified by the Property Claims Service Division of American Insurance Services Group, Inc., an insurance industry body. Because of the geographic concentration of its business, Mercer Mutual may be more exposed to losses of this type than other property and casualty insurers. The blizzard of January 1996 that adversely affected Mercer Mutual's results of operations for 1996 is an example of a "catastrophe." A multiplicity of such events, all or some of which do not qualify as catastrophes, in the aggregate, may materially affect the Company's financial condition and results of operations, partly because losses from individual events may not permit recovery under Mercer Mutual's catastrophe reinsurance coverage. The frequency and severity of winter storms during 1994 that adversely affected Mercer Mutual's results of operations for such year is an example of this phenomenon. See "-- Geographic Concentration of Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Reinsurance."

Possible Adverse Impact Due to Geographic Concentration of
Business

     All direct premiums written by Mercer Mutual are generated in New Jersey and Pennsylvania. For the years ended December 31, 1994, 1995 and 1996 and for the nine months ended September 30, 1997, 99.4%, 99.3%, 99.1% and 98.8%, respectively, of Mercer
Mutual's direct premiums written were derived from policies written in New Jersey. As such, Mercer Mutual has a significant exposure to weather-related property losses, as evidenced by Mercer Mutual's $1.4 million net loss for the year ended
December 31, 1994 and its $665,000 reduction in net income in the year ended December 31, 1996, as compared to the prior year. The revenues and profitability of Mercer Mutual could be significantly affected by legal and judicial trends and prevailing economic, regulatory, demographic and other conditions in New Jersey as well as the impact of catastrophe and natural peril losses in that state. See "--Catastrophe and Natural Peril Losses."

Possible Adverse Impact of Potential Litigation

     On February 11, 1997, the affiliated companies of Old Guard Mutual Insurance Company, Old Guard Mutual Fire Insurance Company and Goschenhoppen-Home Mutual Insurance Company (the "Old Guard Companies") completed the first mutual to stock conversions under the Pennsylvania Insurance Company Mutual to Stock Conversion Act (the "Act"). Since such time, no other mutual to stock conversions similar to the Conversion have been completed under the Act. On January 7, 1997, a policyholder of one of the Old Guard Companies filed an action in the Commonwealth Court of Pennsylvania against the Pennsylvania Department, the Old Guard Companies and their holding company seeking, among other things, to have the court (1) declare the Act unconstitutional, and
(2) direct the Pennsylvania Department to rescind its approval of the conversions (the "Old Guard Policyholder Action"). On
July 21, 1997, the Old Guard Policyholder Action was settled and the litigation terminated without any admissions of liability or lack of merit of the claims. Under the terms of this settlement,
(i) the Pennsylvania Department implemented certain additional procedures designed to ensure the dissemination of greater information and disclosure to policyholders and others; (ii) the Pennsylvania Department agreed to use certain defined criteria to evaluate whether a hearing should be held on a conversion plan;
(iii) the parties mutually released each other from all claims relating to the Old Guard Policyholder Action; and (iv) no money or other consideration was paid by any party to the litigation to any other party to the litigation.

     On February 10, 1997, the Old Guard Companies and their holding company and each of their respective directors were served with an eleven count combination class action and derivative lawsuit, filed in the United States District Court for the Eastern District of Pennsylvania (the "Old Guard Class Action") challenging the constitutionality of the Act, and alleging violations of the Act and the breach by the directors of the Old Guard Companies of their fiduciary duties of care and loyalty. The suit seeks compensatory damages as may be allowed by law, a declaration that the plan of conversion violates the Act and the United States and Pennsylvania Constitutions and the rights of the plaintiffs thereunder, and other relief. The holding company for the Old Guard Companies has stated in its filings under the Exchange Act that the Old Guard Companies and their directors believe they have meritorious defenses to the action and intend to defend this action vigorously. The Old Guard Class Action is still pending.

     The Pennsylvania Department has stated that it believes the Act is constitutional. The Company and Mercer Mutual, based on the advice of their counsel, believe that it is unlikely that any litigation would be successful principally because of (i) the existence of court decisions that have consistently upheld the constitutionality of a very similar federal statutory provision providing for the conversion to stock form of mutual savings and loan associations, pursuant to which over 1,000 mutual to stock conversions have been completed to date, and (ii) a court decision upholding the constitutionality of a similar Pennsylvania statutory provision providing for the conversion to stock form of a Pennsylvania mutual savings bank.

     However, because of the recent passage of the Act in December 1995 and the settlement of the Old Guard Policyholder Action, no legal precedent exists directly governing the determination of the claims made in the Old Guard Class Action. Further, no assurance can be given that if any litigation is commenced, that the Company or Mercer Mutual would ultimately prevail. In addition, no assurance can be given that the commencement of any litigation and the risks associated therewith would not result in less than the minimum number of shares of Common Stock being sold, in which case the Conversion would not be consummated, or that only the minimum number of shares of Common Stock will be sold, resulting in a sale of Common Stock at the lower end of the Estimated Valuation Range and reduced net proceeds therefrom.

     If the Conversion is completed but the Act, or any portion of the Act, is declared unconstitutional, the remedy a court would grant in any litigation is uncertain, and is subject to the court's broad discretion. Relief could be applied on a prospective basis only or on a retroactive basis. No prediction can be made concerning the remedy a court would fashion in such an event. However, in the event of any litigation against Company challenging the validity of the Conversion, two possibilities include:

     -- A requirement that the Company pay all purchasers of Common Stock, (i) the aggregate Purchase Price paid, plus interest, or (ii) the market value of the Common Stock sold in the Conversion, less any proceeds received by such purchaser from a subsequent sale of such Common Stock; or

     -- The Company could be required to distribute to policyholders of Mercer Mutual all or a portion of the surplus of Mercer Mutual as of the date of the Conversion (statutory surplus as of September 30, 1997 was $19 million). Such distribution could be required to be made in cash, Common Stock or other debt or equity securities. Any required distribution of Common Stock or other equity securities would materially dilute the interests of existing holders of the Common Stock.

No assurance can be given that the Company would have sufficient funds, or the capacity to borrow sufficient funds, to honor any of its obligations under any remedy imposed by a court in any litigation. In such event, the Company could be forced to seek the protection of the bankruptcy laws and Mercer Mutual could be deemed insolvent and seized by the Pennsylvania Department. In addition, the commencement of any litigation could have a material adverse impact on the market price of the Common Stock during the pendency of the litigation and an adverse determination of such litigation would have such a material adverse effect.

Possible Adverse Impact of Broad Valuation Range and Its Use to
Determine the Number of Shares of Common Stock Sold

     If the value set forth in the final updated Appraisal is within the Estimated Valuation Range, the Conversion can be completed and the Company can sell between 2,210,000 and 2,990,000 shares of Common Stock. There is a difference of approximately $7.8 million between the minimum and the maximum of the Estimated Valuation Range. As a result, the percentage interest in the Company that a subscriber for a fixed number of shares of Common Stock will have is approximately 26.1% smaller if 2,210,000 shares are sold than if 2,990,000 shares are sold. Furthermore, as a result of this broad range, the final updated Appraisal may estimate a consolidated pro forma market value for Mercer Mutual as a subsidiary of the Company that is materially more or less than the aggregate dollar amount of subscriptions received by the Company. Subscribers will not receive a refund or have any right to withdraw subscriptions if the updated Appraisal estimates a consolidated pro forma market value that is within the Estimated Valuation Range, but is less than the aggregate dollar amount of subscriptions received by the Company. Therefore, subscribers, in the aggregate and on a per share basis, may pay materially more for the Common Stock than the estimated consolidated pro forma market value of Mercer Mutual as a subsidiary of the Company. Accordingly, no assurance can be given that the market price for the Common Stock immediately following the Conversion will equal or exceed the Purchase Price. Also, subscribers should be aware that they will not have available to them information concerning the final updated Appraisal prior to the end of the Subscription and Community Offerings. Purchasers of Common Stock in the Syndicated Community Offering will have such information available to them and therefore will have a greater ability to assess the merits of an investment in the Common Stock than subscribers in the Subscription and Community Offerings.

Possible Adverse Impact of New Jersey Tax Laws

     Prior to the Redomestication, Mercer Mutual, as a New Jersey-domiciled insurance company, paid an annual tax to New Jersey in an amount equal to 2.1% of 12.5% of the total net direct premiums collected by Mercer Mutual on all policies of insurance wherever issued and an annual tax to Pennsylvania in an amount equal to 2.0% of the total net direct premiums collected by Mercer Mutual on all policies of insurance issued to policyholders located in Pennsylvania. For the year ended December 31, 1996, Mercer Mutual incurred expenses of $63,800 and $4,473 for amounts due to New Jersey and Pennsylvania, respectively, pursuant to such taxes. New Jersey has a statutory retaliatory tax provision that, because Mercer Mutual is now a Pennsylvania-domiciled insurance company, could be interpreted to require Mercer Mutual to pay, for a portion of 1997 and for all future years, a tax to New Jersey equal to 2.0% of the total net direct premiums collected by Mercer Mutual on all policies of insurance issued to policyholders located in New Jersey. If such interpretation is correct, Mercer Mutual would be required to pay substantially more in taxes to New Jersey than it has in the past, which would have a material adverse effect on the results of operations of Mercer Mutual. Under this interpretation, if the Redomestication had occurred on January 1, 1996, Mercer Mutual would have been required to pay $481,156 in taxes to New Jersey for the year ended December 31, 1996, $417,356 more than the amount which was actually due and paid for such year.

     However, the Company and Mercer Mutual do not believe that such New Jersey retaliatory tax provision should be interpreted in the manner described above, and believe that the proper interpretation of such statute would not result in an increase in the tax liability of Mercer Mutual. No assurance can be given, however, that New Jersey will not interpret such retaliatory tax provision in a manner adverse to Mercer Mutual, and that if so, New Jersey would not seek to enforce such retaliatory tax provision against Mercer Mutual, and further that, if so, Mercer Mutual would be successful in any legal challenge to such enforcement. Moreover, Mercer Mutual may have the ability to mitigate a portion of any adverse tax consequences by renewing policies in MIC, a New Jersey domestic insurance company.

Possible Significant Fluctuations in Operating Results

     The operating results of property and casualty insurers are subject to significant fluctuation due to a number of factors, including extreme weather conditions and natural disasters, regulation, competition, judicial trends, changes in the investment and interest rate environment and general economic conditions. The Company's operating results may also be affected by changes in the supply of, and the pricing for, property and casualty insurance and reinsurance, which historically have been highly cyclical. The unpredictability of claims experience and the competitive nature of the property and casualty insurance industry has contributed historically to significant quarter-to-quarter and year-to-year fluctuations in the underwriting results and net earnings of Mercer Mutual. Because of these and other factors, historic results of operations may not be indicative of future operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Possible Adverse Impact of Inadequate Loss Reserves on Financial
Condition and Results of Operation

     Mercer Mutual is required to maintain reserves to cover its estimated ultimate liability for losses and loss adjustment expenses ("LAE") with respect to reported and unreported claims incurred. Reserves are estimates involving actuarial and statistical projections at a given time of what Mercer Mutual expects to be the cost of the ultimate settlement and administration of claims based on facts and circumstances then known, predictions of future events, estimates of future trends in claims severity and judicial theories of liability, legislative activity and other variable factors, such as inflation. Mercer Mutual's overall reserve practice provides for ongoing claims evaluation and adjustment (if necessary) based on the development of related data and other relevant information pertaining to such claims. Loss and LAE reserves, including reserves for claims that have been incurred but not yet reported, are adjusted no less frequently than quarterly. The uncertainties of estimating insurance reserves are greater for certain types of property and casualty insurance lines written by the Insurance Companies, particularly workers' compensation and other liability coverages, because a longer period of time may elapse before a definitive determination of ultimate liability may be made and because of the changing judicial and political climates relating to these types of claims.

     Management believes that Mercer Mutual's reserves for losses and loss adjustment expenses are adequate and are in accordance with generally accepted actuarial principles and practices. However, the establishment of appropriate loss and loss adjustment expense reserves is an inherently uncertain process and there can be no assurance that ultimate losses will not exceed Mercer Mutual's loss reserves. To the extent that reserves prove to be inadequate in the future, Mercer Mutual would have to increase reserves which would adversely affect earnings in the period such reserves are increased and could have a material adverse effect on the Company's results of operations and financial condition. See "Business - Loss and LAE Reserves."

Possible Adverse or Inadequate Impact of Geographic
Diversification Strategy

     The Company intends to pursue a strategy of growth through the attraction of new agencies in Pennsylvania and the acquisition of other insurance companies in Pennsylvania and other jurisdictions. The success of the Company's growth strategy will depend largely upon its ability to attract new agencies and successfully market to them, and to identify suitable acquisition candidates and effect acquisitions at a reasonable cost. No assurance can be given that the Company will be successful in implementing its growth strategy. Moreover, this growth strategy may present special risks, such as the risk that Mercer Mutual will not efficiently integrate an acquisition with present operations, the risk of dilution of book value and earnings per share of the Common Stock as a result of an acquisition, the risk that the Company and Mercer Mutual will not be able to attract and retain qualified personnel needed for expanded operations, and the risk that internal monitoring and control systems may prove inadequate. Purchasers of Common Stock should also be aware that the Company, in many instances, may be able to make an acquisition without shareholder approval.

Highly Competitive Nature of Insurance Industry

     The property and casualty insurance market is highly competitive. Competition is based on many factors, including perceived financial strength of the insurer, premiums charged, policy terms and conditions, service, reputation and experience. Mercer Mutual competes with stock insurance companies, mutual companies, local cooperatives and other underwriting organizations. Certain of these competitors have substantially greater financial, technical and operating resources than Mercer Mutual. Many of the lines of insurance written by Mercer Mutual are subject to significant price competition. Some companies may offer insurance at lower premium rates through the use of salaried personnel or other methods, rather than the use of agents paid on a commission basis as Mercer Mutual does. See "Business -- Competition."

Possible Adverse Impact of Change in A.M. Best Rating

     Ratings assigned by A.M. Best Company, Inc. ("A.M. Best") are an important factor influencing the competitive position of insurance companies. A.M. Best ratings are based upon factors of concern to policyholders and are not directed toward the protection of investors. As such, the Insurance Companies' A.M. Best rating should not be relied upon as a basis for an investment decision to purchase the Common Stock. A.M. Best affirmed an "A-" (Excellent) rating (its fourth highest out of 15 rating categories) for the Insurance Companies as a group in 1997 based on year-end 1996 financial data. However, A.M. Best stated in its report that due to the Insurance Companies' considerable catastrophe exposure, it viewed the Insurance Companies' ratings outlook as negative. Moreover, there can be no assurance that the Insurance Companies will be able to maintain their current rating. Management believes that the Insurance Companies' business is sensitive to ratings and that a rating downgrade may affect their ability to underwrite new business. As a result, if the Insurance Companies were to experience a rating downgrade, the Company's business and results of operations could be materially adversely affected. See "Business - A.M. Best Rating."

Possible Adverse Impact of Regulatory Changes

     The Insurance Companies are subject to substantial regulation by government agencies in the states in which they do business. Such regulation usually includes (i) regulating premium rates, policy forms, and lines of business, (ii) setting minimum capital and surplus requirements, (iii) imposing guaranty fund assessments and requiring residual market participation,
(iv) licensing companies and agents, (v) approving accounting methods and methods of setting loss and expense reserves,
(vi) setting requirements for and limiting the types and amounts of investments, (vii) establishing requirements for the filing of annual statements and other financial reports, (viii) conducting periodic statutory examinations of the affairs of insurance companies, (ix) approving proposed changes in control,
(x) limiting the amount of dividends that may be paid without prior notice or approval, (xi) regulating transactions with affiliates, and (xii) regulating trade practices and market conduct. Such regulation and supervision are primarily for the benefit and protection of policyholders and not for the benefit of investors. The insurance regulatory structure has been subject to increased scrutiny in recent years by federal and state legislative bodies and state regulatory authorities.

     In 1990, the National Association of Insurance Commissioners (the "NAIC") began an accreditation program to ensure that states have adequate procedures in place for effective insurance regulation, especially with respect to financial solvency. The accreditation program requires that a state meet specific minimum standards in over five regulatory areas to be considered for accreditation. The accreditation program is an ongoing process and once accredited, a state must enact any new or modified standards approved by the NAIC within two years following adoption. As of September 30, 1997, Pennsylvania and New Jersey, the states in which Mercer Mutual and MIC, respectively, are domiciled, were accredited.

     The NAIC has adopted risk-based capital ("RBC") requirements that require insurance companies to calculate and report information under a risk-based formula that attempts to measure statutory capital and surplus needs based on the risks in a company's mix of products and investment portfolio. The formula is designed to allow state insurance regulators to identify weakly capitalized companies. The RBC requirements provide for four different levels of regulatory attention in the event of noncompliance with required capital levels, which range from a requirement to file a corrective plan of action to mandatory seizure. Neither of the Insurance Companies has ever failed to meet the required levels of capital. There can be no assurance, however, that the capital requirements applicable to the respective businesses of the Insurance Companies will not increase in the future, or that the Insurance Companies will continue to meet these requirements.

     The NAIC has also developed a set of eleven financial ratios, referred to as the Insurance Regulatory Information System ("IRIS"), for use by state insurance regulators in monitoring the financial condition of insurance companies. The NAIC has established an acceptable range of values for each of the eleven IRIS financial ratios. Generally, an insurance company will become the subject of increased scrutiny when four or more of its IRIS ratios fall outside the range deemed acceptable by the NAIC. The nature of increased regulatory scrutiny resulting from IRIS ratios that are outside the acceptable range is subject to the judgment of the applicable state insurance department, but generally will result in accelerated review of annual and quarterly filings. Depending on the nature and severity of the underlying cause of the IRIS ratios being outside the acceptable range, increased regulatory scrutiny could range from increased but informal regulatory oversight to placing a company under regulatory control. During the last three years, each of the Insurance Companies reported two ratios outside the acceptable range for certain IRIS tests. However, neither of the Insurance Companies had four or more IRIS ratios outside the acceptable range and, to their knowledge, neither of the Insurance Companies is subject to increased regulatory scrutiny. See "Business -- Regulation."

     No assurance can be given that future legislation or regulatory changes will not adversely affect the business and results of operations of the Insurance Companies. See
"Business -- Regulation."

     Adverse legislative and regulatory activity constraining the Insurance Companies' ability to price adequately workers' compensation and other insurance coverages may occur in the future. In recent years, insurers have been under pressure from regulators, legislatures and special interest groups to reduce, freeze or set workers' compensation insurance rates at levels that may not correspond with current underlying costs. Any such required rate levels could have a material adverse effect on the Company's business and results of operations.

Dependence upon Dividends from Insurance Companies

     Because the operations of the Company following the Conversion will be conducted through the Insurance Companies, the Company will be dependent upon dividends and other payments from Mercer Mutual for funds to meet its obligations. Pennsylvania law regulates the distribution of dividends and other payments by Mercer Mutual to the Company. Such restrictions or any subsequently imposed restrictions may in the future affect the Company's ability to pay debt, expenses and cash dividends. See "Dividend Policy" and "Business -- Regulation."

Availability and Adequacy of Reinsurance

     The Insurance Companies' insurance operations rely on the use of reinsurance arrangements to limit and manage the amount of risk retained, to stabilize underwriting results and increase underwriting capacity. The availability and cost of reinsurance are subject to prevailing market conditions and may vary significantly over time. No assurance can be given that reinsurance will continue to be available to the Insurance Companies in the future at commercially reasonable rates. While the Insurance Companies seek to obtain reinsurance with coverage limits that they believe are appropriate for the risk exposures assumed, there can be no assurance that losses experienced by the Insurance Companies will be within the coverage limits of their reinsurance treaties and facultative arrangements. The Company intends to reduce its reliance on reinsurance by increasing the maximum exposure retained by the Insurance Companies on individual property and casualty risks. The Company will rely on the Company's additional capital raised in the Conversion to protect itself in the event of individual property losses up to the increased maximum exposure amounts under its reinsurance agreements. The precise increase in its maximum exposure will be determined by the Company based on the amount of capital raised in the Conversion, the Company's evaluation of its ability to incur multiple losses without a corresponding material adverse effect on its future financial condition and results of operations, and negotiations with its reinsurers. This decrease in reinsurance will increase the Company's risk of loss. The Insurance Companies also are subject to credit risk with respect to their reinsurers because the ceding of risk to reinsurers does not relieve the Insurance Companies of their liability to insureds. The insolvency or inability of any reinsurer to meet its obligations may have a material adverse effect on the business and results of operations of the Company. See
"Business -- Strategy" and "-- Reinsurance."

Reliance on Existing Management

     The operations of the Company and the Insurance Companies are largely dependent on existing management. The loss to the Company or the Insurance Companies of one or more of their existing executive officers could have a material adverse effect on the Company's business and results of operations. The Company has entered into employment agreements with the chief executive officer and chief operating officer of the Company and the Insurance Companies. See "Management of the Company -- Executive Officers," "-- Certain Benefit Plans and Agreements."

Potential Benefits of Conversion to Management and Impact of
Purchases by Management and Stock Benefit Plans

     It is currently expected that directors and executive officers of the Insurance Companies and their associates will subscribe for approximately 178,500 shares of the Common Stock to be issued in the Conversion, or 6.9% thereof at the midpoint of the Estimated Valuation Range, and that the ESOP will purchase 10% of the shares to be issued in the Conversion. In addition, following the Conversion, and subject to shareholder approval, the Company will implement the MRP and the Compensation Plan. At the Total Minimum, Total Midpoint and Total Maximum, assuming that all options to be granted under the Compensation Plan are exercised, such persons would receive under the MRP and the Stock Compensation Plan, in the aggregate, 309,400, 364,000 and 418,600 shares, respectively, or in each case, 12.7% of the Common Stock issued in the Conversion and outstanding after such issuance and exercise. In addition to the possible financial benefits under the ESOP, MRP and Compensation Plan, management could benefit from certain statutory and regulatory provisions, as well as certain provisions in the Company's Articles of Incorporation and Bylaws, that may tend to promote the continuity of existing management and discourage certain acquisition proposals.

     As a result of the foregoing, management could acquire a substantial interest in the Company and, if each member of management were to act consistently with each other, could have significant influence over the outcome of the election of directors and any other shareholder vote, especially a vote on matters requiring the approval of 80% of the outstanding Common Stock, such as certain business combinations. Management might thus have the power to authorize actions that may be viewed as contrary to the best interests of non-affiliated holders of Common Stock and might have substantial power to block actions that such holders may deem to be in their best interests. See "Pro Forma Data," "Management -- Certain Benefit Plans and Agreements," "The Conversion -- Proposed Management Purchases," and "Certain Restrictions on Acquisition of the Company."

Risk of Delayed Offering

     The Company and Mercer Mutual expect to complete the Conversion within the time periods indicated in this Prospectus. Nevertheless, it is possible, although not anticipated, that adverse market, economic or regulatory conditions, or other factors could significantly delay the completion of the Conversion and result in increased Conversion costs or in changes in the Estimated Valuation Range. The Subscription and Community Offerings could be extended to ______________, 1998. If the Conversion is not completed within 45 days after _______________, 1998, the Offerings will be terminated and all funds held will be promptly returned without interest. See "The Conversion -- "The Conversion Offerings" and "-- Purchases in the Conversion Offerings."

Dilutive Effect of Stock Options and MRP

     The Compensation Plan will be subject to shareholder approval at the Company's first annual meeting of shareholders to be held after the Conversion. Because the shares of Common Stock issued pursuant to the exercise of options granted under the Compensation Plan would consist of newly issued shares, upon the exercise of options granted under the Compensation Plan, the interests of existing shareholders would be diluted. In addition, if the MRP is unable to purchase shares of Common Stock at a satisfactory price in the market, in an amount equal to 4% of the Common Stock issued in the Conversion, the Company may issue authorized but unissued shares of Common Stock to the MRP to enable the MRP to require such amount of shares. Such newly issued shares would dilute the interests of existing shareholders. See "-- Potential Benefits of Conversion to Management and Impact of Purchases by Management and Stock Benefit Plans," "Pro Forma Data" and "Management -- Certain Benefit Plans and Agreements -- Stock Compensation Plan" and " -- Management Recognition Plan."

Articles of Incorporation, Bylaw and Statutory Provisions that
Could Discourage Hostile Acquisitions of the Company

     The Company's Articles of Incorporation and Bylaws contain certain provisions that may have the effect of discouraging a non-negotiated tender or exchange offer for the Common Stock, a proxy contest for control of the Company, the assumption of control of the Company by a holder of a large block of Common Stock or the removal of the Company's management, all of which certain shareholders might deem to be in their best interests. These provisions include, among other things (i) the classification of the terms of the members of the Board of Directors, (ii) supermajority provisions for the approval of certain business combinations and the amendment of the Articles of Incorporation or Bylaws of the Company, (iii) elimination of cumulative voting in the election of directors, and
(iv) restrictions on the voting of the Company's equity securities by any individual, entity or group owning more than 10% of the Common Stock. The provisions in the Company's Articles of Incorporation requiring a supermajority vote for the approval of certain business combinations and containing restrictions on voting of the Company's equity securities provide that the supermajority voting requirements and voting restrictions do not apply to business combinations and acquisitions of Common Stock meeting specified Board of Director approval requirements. The Articles of Incorporation also authorize the issuance of 5,000,000 shares of preferred stock as well as additional shares of Common Stock. These shares could be issued without shareholder approval on terms or in circumstances that could deter a future takeover attempt.

     In addition, the Pennsylvania Business Corporation Law (the "Pennsylvania BCL") provides for certain restrictions on the acquisition of the Company, and Pennsylvania law contains various restrictions on acquisitions of control of insurance holding companies.

     The Articles of Incorporation, Bylaw and statutory provisions, as well as certain other provisions of state and federal law, may have the effect of discouraging or preventing a future takeover attempt not supported by the Company's Board of Directors in which shareholders of the Company otherwise might receive a substantial premium for their shares over then-current market prices. For a detailed discussion of those provisions, see "Management -- Certain Benefit Plans and Agreements," "Certain Restrictions on Acquisition of the Company," "Certain Anti-Takeover Provisions in the Articles of Incorporation and Bylaws" and "Description of Capital Stock."

Possible Adverse Income Tax Consequences of the Distribution of
Subscription Rights

     Mercer Mutual has received a letter from Sheshunoff which states that, under the Appraisal, subscription rights granted to Eligible Policyholders have no value. However, the Appraisal is not binding on the Internal Revenue Service ("IRS"). If the subscription rights granted to Eligible Policyholders are deemed to have an ascertainable value, receipt of such rights could result in taxable gain to those Eligible Policyholders who receive or exercise the subscription rights in an amount equal to such value. Additionally, Mercer Mutual could recognize a gain for tax purposes on such distribution. Whether subscription rights are considered to have ascertainable value is an inherently factual determination. See "The Conversion -- Effects of Conversion on Policyholders" and "-- Tax Effects."

Absence of Prior Market for the Common Stock

     The Company has never issued capital stock, and consequently there is no established market for the Common Stock. The Company has received preliminary approval to have the Common Stock quoted on the Nasdaq National Market under the symbol "MRCR," upon completion of the Conversion. However, there can be no assurance that an active and liquid trading market for the Common Stock will develop or that, if one develops, it will continue, nor is there any assurance that persons purchasing Common Stock will be able to sell the Common Stock at or above the Purchase Price.
See "Market for the Common Stock."

                         USE OF PROCEEDS

     The Company has received Pennsylvania Department approval to contribute $5.0 million of net proceeds from the Offering to Mercer Mutual in exchange for all of its capital stock. The Company will retain the balance of the net proceeds, from which it will fund a loan to the ESOP in the amount necessary to purchase 10% of the shares of Common Stock sold in the Offering (the "ESOP Loan"). The amount of the ESOP Loan may range from $2.2 million to $3.3 million based on a sale of 221,000 shares to the ESOP (at the Total Minimum) and 332,222 shares to the ESOP (at the Total Maximum plus the shares sold to the ESOP), respectively, at the Purchase Price. It is anticipated that the ESOP Loan will have a ten year term with interest payable at the prime rate as published in The Wall Street Journal on the closing date of the Conversion. The ESOP Loan will be repaid principally from Mercer Mutual's contributions to the ESOP and from any dividends paid on the unallocated shares of Common Stock held by the ESOP. See "Management of the Company -- Certain Benefit Plans and Agreements -- Employee Stock Ownership Plan."

     The Company also intends to use a portion of the net proceeds of the Offerings to fund the purchase by the MRP, if implemented, in the open market of a number of shares of Common Stock equal to 4% of the Common Stock issued in the Conversion. Assuming that the shares of Common Stock purchased by the MRP in the open market are purchased at the Purchase Price, from $884,000 (at the Total Minimum) to $1.3 million (at the Total Maximum, plus the shares sold to the ESOP) of the net proceeds of the Offerings would be used to purchase shares for the MRP. Implementation of the MRP requires shareholder approval, which is expected to be sought at the first annual meeting of shareholders to be held no earlier than six months following the Conversion. See "Pro Forma Data" and "Management of the Company -- Certain Benefit Plans and Agreements -- Management Recognition Plan."

     The remaining net proceeds retained by the Company will be available for a variety of corporate purposes, including additional capital contributions, future acquisitions and diversification of business and dividends to shareholders.

      The net proceeds used to acquire the stock of Mercer Mutual will become part of Mercer Mutual's capital, thereby expanding underwriting capacity and permitting diversification of its business. Mercer Mutual intends to cause a portion of the net proceeds it receives from the Company to be contributed to MIC to enable MIC to expand its New Jersey business, beyond workers' compensation insurance to include the same types of insurance currently written by Mercer Mutual. Any payment of dividends by Mercer Mutual to the Company will be limited by Pennsylvania regulatory restrictions on capital distributions by Mercer Mutual. See "Business -- Regulation."

     With the exception of the ESOP Loan, the funding of the MRP, and the capital contribution to MIC, the Company and Mercer Mutual currently have no specific plans, arrangements or understandings regarding the use of the net proceeds from the Offering. See "Dividend Policy" and "Management of the Company -
- Certain Benefit Plans and Agreements -- Employee Stock
Ownership Plan."

     The amount of proceeds from the sale of Common Stock in the Offering will depend upon the total number of shares actually sold, the relative percentages of Common Stock sold in the Subscription, Community and Syndicated Community Offerings and the actual expenses of the Conversion. As a result, the net proceeds from the sale of Common Stock cannot be determined until the Conversion is completed. Set forth below are the estimated net proceeds to the Company, assuming the sale of Common Stock at the minimum, midpoint and maximum of the Estimated Valuation Range, and at the maximum of the Estimated Valuation Range plus the shares to be issued to the ESOP in an amount equalling 10% of the shares issued in the Conversion, based upon the following assumptions: (i) shares of Common Stock will be sold as follows:
(a)(1) 10% of the shares will be sold to the ESOP and (2) 178,500 shares will be sold to the directors, officers and employees of the Company and Mercer Mutual, with respect to which no commission will be paid to Sandler O'Neill and (b) the remaining shares will be sold to policyholders and the community with respect to which the Company will pay a 2.0% commission to Sandler O'Neill; (ii) the purchase of the shares sold to the ESOP will be financed with the proceeds of the ESOP Loan from the Company; and (iii) other Conversion expenses, not including sales commissions, will be approximately $1.2 million. The foregoing assumption that all shares will be purchased in the Subscription Offering is illustrative only and is based upon one (and the only) recent comparable transaction. Actual expenses may vary from those estimated.

                                                                   Maximum of
                           Minimum of   Midpoint of   Maximum of   2,990,000
                           2,210,000     2,600,000    2,990,000    shares at
                            shares at    shares at    shares at    $10.00 per
                             $10.00       $10.00       $10.00      share plus
                           per share     per share    per share    ESOP shares
                           ---------     ---------    ---------    ---------
                                             (In thousands)
Gross proceeds of
  Offering. . . . . . . .  $22,100       $26,000      $29,900      $33,222
  Less estimated
    expenses, including
    underwriting fees . .   (1,587)       (1,657)      (1,727)      (1,787)
                            ------       -------      -------      -------
Estimated net proceeds. .   20,513        24,343       28,173       31,435

Less:
    Common Stock to be
    acquired by ESOP. . .   (2,210)       (2,600)      (2,990)      (3,322)

    Common stock to be
    acquired by MRP. . .      (884)       (1,040)      (1,196)      (1,329)
                            ------       -------      -------       ------
Estimated net proceeds,
  as adjusted. . . . . .   $17,419       $20,703      $23,987      $26,784
                           =======       =======      =======      =======


                         DIVIDEND POLICY

     Payment of dividends on the Common Stock is subject to determination and declaration by the Company's Board of Directors. Any dividend policy of the Company will depend upon the financial condition, results of operations and future prospects of the Company. At present, the Company has not made any determination as to whether it intends to pay dividends to its shareholders in the foreseeable future. There can be no assurance that dividends will be paid or, if paid initially, that they will continue to be paid in the future. In addition, because the Company initially will have no significant source of income other than dividends from Mercer Mutual and earnings from the repayment of the ESOP Loan and investment of the net proceeds of the Conversion retained by the Company, the payment of dividends by the Company will depend significantly upon receipt of dividends from Mercer Mutual, which may be subject to regulatory restrictions. See "Business -- Regulation."

     Unlike Mercer Mutual, the Company is not subject to regulatory restrictions on the payment of dividends to shareholders. The Company is subject to the requirements of the Pennsylvania BCL, which generally permits dividends or distributions to be paid as long as, after making the dividend or distribution, the Company will be able to pay its debts in the ordinary course of business and the Company's total assets will exceed its total liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution of holders of stock with senior liquidation rights if the Company were to be dissolved at the time the dividend or distribution is paid.

                   MARKET FOR THE COMMON STOCK

     The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "MRCR," subject to the completion of the Conversion.

     The Company has never issued any capital stock. Consequently, there is no established market for the Common Stock. The development of a public market having the desirable characteristics of depth, liquidity and orderliness, however, depends upon the presence in the marketplace of a sufficient number of willing buyers and sellers at any given time, over which neither the Company nor any market maker has any control. Accordingly, there can be no assurance that an established and liquid market for the Common Stock will develop, or if one develops, that it will continue. Sandler O'Neill has advised the Company that it intends to make a market in the Common Stock following the Conversion, but it is under no obligation to do so. One of the requirements for continued quotation of the Common Stock on the Nasdaq National Market is that there be at least two market makers for the Common Stock. There can be no assurance that there will be two or more market makers for the Common Stock. Furthermore, there can be no assurance that purchasers will be able to resell their shares of Common Stock at or above the Purchase Price, or that quotations will be available on the Nasdaq National Market, as contemplated.

                         CAPITALIZATION

     The following table sets forth information regarding the consolidated historical capitalization of Mercer Mutual and its subsidiaries at September 30, 1997 and the pro forma consolidated capitalization of the Company giving effect to the sale of Common Stock at the Total Minimum, Total Midpoint and Total Maximum of the Estimated Valuation Range, and at the Total Maximum of the Estimated Valuation Range plus the shares to be issued to the ESOP in an amount equalling 10% of the shares issued in the Conversion, based upon the assumptions set forth under "Use of Proceeds." For additional financial information regarding Mercer Mutual, see the Consolidated Financial Statements and related Notes appearing elsewhere herein. Depending on market and financial conditions, the total number of shares to be issued in the Conversion may be significantly increased or decreased above or below the Total Midpoint of the Estimated Valuation Range. No resolicitation of subscribers and other purchasers will be made unless the final appraised value of Mercer Mutual is below the Total Minimum or above the Total Maximum of the Estimated Valuation Range. A change in the number of shares to be issued in the Conversion may materially affect the Company's pro forma capitalization. See "Use of Proceeds" and "The Conversion -- Stock Pricing and Number of Shares to be Issued."

                                                                Pro Forma Consolidated
                                                             Capitalization of the Company
                                                                 Based on the Sale of
                                                           ---------------------------------
                                      Historical                                            2,990,000
                                     Consolidated                                           shares at
                                    Capitalization      2,210,000   2,600,000   2,990,000   $10.00 per
                                       of Mercer        shares at   shares at   shares at   share plus
                                      Mutual at          $10.00      $10.00      $10.00        ESOP
                                September 30, 1997      per share   per share   per share     shares
                                ---------------------   ---------   ---------   ---------   ----------
                                                               (In thousands)

Long term debt                         --                  --         --           --         --
Shareholders' equity(1):
  Preferred stock,
    authorized 5,000,000
    shares; 0 shares
    outstanding. . . . . . . .         --                  --         --           --         --
  Common stock, no par value
    per share:  authorized -
    15,000,000 shares; shares to
    be outstanding - as
    shown(2). . . . . . . . . .        --              20,513       24,343        28,173      31,435
  Retained earnings . . . . . .    19,991              19,991       19,991        19,991      19,991
  Unrealized gains. . . . . . .     1,995               1,995        1,995         1,995       1,995

Less:
  Common stock to be acquired          --
    by ESOP(3). . . . . . . . .        --              (2,210)      (2,600)       (2,990)     (3,322)
  Common stock to be acquired by
    MRP (4) . . . . . . . . . .                          (884)      (1,040)       (1,196)     (1,329)
                                  -------             -------      -------       -------     -------

  Total . . . . . . . . . . . .    21,946              39,365       42,649        45,933      48,730
                                  =======             =======      =======       =======     =======

____________

(1) Pro forma shareholders' equity is not intended to represent the fair market value of the Common Stock, the net fair market value of the Company's assets and liabilities or the amounts, if any, that would be available for distribution to shareholders in the event of liquidation. Such pro forma data may be materially affected by a change in the number of shares to be sold in the Conversion and by other factors.

(2) Does not reflect additional shares of Common Stock that could be purchased pursuant to the Compensation Plan, if implemented, under which directors, executive officers and other employees of the Company would be granted options to purchase an aggregate amount of Common Stock equal to 10% of the shares issued in the Conversion (260,000 shares at the midpoint of the Estimated Valuation Range). Implementation of the Compensation Plan requires shareholder approval, which is expected to be sought at the first annual meeting of shareholders to be held no earlier than six months following the Conversion. See "Risk Factors -- Dilutive Effect of Stock Options" and "Management of the Company -- Certain Benefit Plans and Agreements -- Stock Compensation Plan"

(3) Assumes that 10% of the shares of Common Stock to be sold in the Conversion are purchased by the ESOP, and that the funds used to purchase such shares are borrowed from the Company. Under GAAP, the aggregate Purchase Price of shares of Common Stock to be purchased by the ESOP in the Offering represents unearned compensation and is, accordingly, reflected as a reduction of capital. As the ESOP Loan is repaid, shares are released and allocated to ESOP participants' accounts, and a corresponding reduction in the charge against capital will occur. See " Pro Forma Data" and "Management of the Company -- Certain Benefit Plans and Agreements -- Employee Stock Ownership Plan." Data."

(4) Assumes the purchase by the MRP, if implemented, in the open market at the Purchase Price of a number of shares equal to 4% of the shares issued in the Conversion. Shares purchased by the MRP would be awarded to employees and directors of the Company and are reflected as a reduction of shareholders' equity. Implementation of the MRP requires shareholder approval, which is expected to be sought at the first annual meeting of shareholders to be held no earlier than six months following the Conversion. See "Pro Forma Data" and "Management of the Company -- Certain Benefit Plans and Agreements -- Management Recognition Plan."

                         PRO FORMA DATA

     The following pro forma condensed consolidated balance sheet as of September 30, 1997 gives effect to the Conversion and implementation of the ESOP and the MRP as if they had occurred as of September 30, 1997 and assumes that 2,210,000 shares of Common Stock (the minimum number of such shares required to be sold) are sold in the Subscription Offering. The following pro forma condensed consolidated statements of income for the year ended December 31, 1996 and the nine months ended September 30, 1997 present consolidated operating results for Mercer Mutual as if the Conversion and implementation of the ESOP and the MRP had occurred as of January 1, 1996. Pursuant to the Plan, Mercer Mutual will convert from a Pennsylvania-chartered mutual insurance company to a Pennsylvania-chartered stock insurance company and simultaneously issue shares of its capital stock to the Company in exchange for a portion of the net proceeds from the sale of Common Stock in the Offerings. The Conversion will be accounted for as a simultaneous reorganization, recapitalization and share offering which will not change the historical accounting basis of Mercer Mutual's consolidated financial statements. Completion of the Conversion is contingent on the sale of a minimum of 2,210,000 shares of Common Stock. If less than 2,210,000 shares of Common Stock are sold in the Conversion Offerings, the remaining shares, up to a maximum of 2,990,000 shares (not including shares sold to the ESOP), will be sold in the Syndicated Community Offering.

     The unaudited pro forma information does not purport to represent what Mercer Mutual's consolidated financial position or results of operations actually would have been had the Conversion and implementation of the ESOP and the MRP occurred on the dates indicated, or to project Mercer Mutual's consolidated financial position or results of operations for any future date or period. The pro forma adjustments are based on available information and certain assumptions that Mercer Mutual believes are factually supportable and reasonable under the circumstances. The unaudited pro forma consolidated financial information should be read in conjunction with the accompanying notes thereto, and the other consolidated financial information pertaining to Mercer Mutual included elsewhere in this Prospectus.

     The pro forma adjustments and pro forma consolidated amounts are provided for informational purposes only. Mercer Mutual's consolidated financial statements will reflect the effects of the Conversion and implementation of the ESOP only from the dates such events occur.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
As of September 30, 1997
(in thousands)

                              Historical           Pro Forma
                          Consolidated  Adjusted  Consolidated(4)

ASSETS
Investments:
  Fixed income securities . $35,251       $17,419(1)   $52,670
  Equity securities . . . .   9,926       _______        9,926

  Total investments . . . .  45,177        17,419       62,596

Cash and cash equivalents .   2,266                      2,266
Receivables . . . . . . . .  17,335                     17,335
Prepaid reinsurance premiums  2,995                      2,995
Deferred policy acquisition
  costs, and other assets .   5,485       _______        5,485

Total assets . . . . . . .  $73,258       $17,419      $90,677

LIABILITIES AND SHAREHOLDERS'
  EQUITY
Liabilities:
  Losses and loss adjustment
    expenses .  . . . . . . $32,812                    $32,812
  Unearned premiums . . . .  14,796                     14,796
  Other liabilities . . . .   3,704       _______        3,704
  Total liabilities . . . .  51,312             0       51,312

Shareholders' equity:
  Common stock. . . . . . .      --        20,513       20,513
  Unearned Employee Stock
    Ownership Plan
    compensation. . . . . .      --        (2,210)(2)   (2,210)
  Unearned Management
    Recognition Plan
    compensation. . . . . .      --          (884)(3)     (884)
  Retained earnings . . . .  19,991                     19,991
  Unrealized gains in
    investments net of
    deferred income taxes .   1,955                      1,955

    Total shareholders'      21,946        17,419       39,365(5)
    equity . . . . . . . .

Total liabilities and
  stockholders' equity . .  $73,258       $17,419      $90,677

     See accompanying Notes to Unaudited Pro Forma Consolidated
Balance Sheet

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
(in thousands, except per share data)

(1) The pro forma adjustment to reflect the Conversion is as follows (in thousands):

     Issuance of 2,210,000 shares at $10/share      $22,100
     Estimated conversion expenses                   (1,587)

     Net proceeds from Conversion                   $20,513

     Less:  Common Stock to be purchased
            by ESOP                                  (2,210)

            Common Stock to be purchased
            by MRP                                     (884)

     Net investable proceeds                        $17,419


(2) Upon completion of the Conversion, the Company will implement an ESOP for the benefit of participating employees. The ESOP will borrow funds from the Company in an amount sufficient to purchase 10% of the Common Stock issued in the Conversion or $2,210. The ESOP Loan will bear interest at a per annum rate equal to the prime rate as published in The Wall Street Journal on the closing date of the Conversion, which rate is currently 8.5%. The ESOP Loan will require monthly principal payments of approximately $18 for a term of ten years. The amount of this borrowing has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. Mercer Mutual intends to make contributions to the ESOP at least equal to the principal and interest requirement of the ESOP Loan. As the ESOP Loan is repaid, shareholders' equity will be increased. Mercer Mutual's payment of amounts due under the ESOP Loan is based upon equal installments of principal over a 10-year period, assuming a combined federal and state income tax rate of 34.0%. Interest income earned by the Company on the ESOP Loan offsets the interest paid by Mercer Mutual on the ESOP Loan. The ESOP expense reflects adoption of Statement of Position 93-6, which will require recognition of expense based upon shares committed to be allocated under the ESOP, and the exclusion of unallocated shares from earnings per share computations. The valuation of shares committed to be allocated under the ESOP, would be based upon the average market value of the shares during the year, which, for purposes of this calculation, was assumed to be equal to the Purchase Price. See "Management of the Company -- Certain Benefit Plans and Agreements -- Employee Stock Ownership Plan."

(3) Reflects the purchase by the MRP of 88,400 shares in the open market at the Purchase Price. Under the MRP, which is subject to shareholder approval, share awards will vest at the rate of 20% annually over a five year period. The dollar amount of Common Stock to be issued to the MRP will represent unearned compensation. As the Company accrues compensation expense to reflect the vesting of such shares, unearned compensation will be reduced accordingly. If the MRP is unable to purchase, at a satisfactory price, shares of Common Stock in the open market in an amount equal to 4% of the Common Stock issued in the Conversion, the Company may issue shares to the MRP from its authorized but unissued shares of Common Stock to enable the MRP to acquire such amount of shares. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Effect of Conversion on the Company's Future Financial Condition and Results of Operations," and "Management of the Company -
     - Certain Benefit Plans and Agreements -- Employee Stock
     Ownership Plan."

(4) The unaudited pro forma condensed consolidated balance sheet, as prepared, gives effect to the sale of Common Stock at the minimum of the Estimated Valuation Range based upon the assumptions set forth under "Use of Proceeds." The following table provides a comparison between the sale of Common Stock at the Total Minimum and Total Maximum of the Estimated Valuation Range and at the Total Maximum of the Estimated Valuation Range plus shares issued to the ESOP in the amount equal to 10% of the shares issued in the Conversion.

                                                          Maximum
                                                           Plus
                                  Minimum      Maximum     ESOP

Net proceeds from Conversion      $20,513      $28,173   $31,435

Common Stock to be
   acquired by ESOP               $ 2,210      $ 2,990   $ 3,322

Common Stock to be
   acquired by MRP                $   884      $ 1,196   $ 1,329

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
Year Ended December 31, 1996
(in thousands, except share data)

                            Historical    Pro Forma       Pro Forma
                           Consolidated  Adjustments(1) Consolidated(5)
Revenue:
  Net premiums earned. . .    $20,634                      $20,634
  Investment income,
   net of expenses . . . .      2,289                        2,289
  Net realized investment
    gains. . . . . . . . .        596                          596
  Other revenue. . . . . .        155       ________           155
    Total revenue. . . . .     23,674              0        23,674

Expenses:
  Losses and loss adjustment
    expenses . . . . . . .     14,801                       14,801
  Amortization of deferred
    policy acquisition costs    5,491                        5,491
  Operating expenses . . .      2,571            398(2)(3)   2,969
    Total expenses . . . .     22,863            398        23,261

Income before taxes. . . .        811           (398)          413

Income taxes . . . . . . .        171           (135)(4)        36

Net income . . . . . . . .    $   640       $   (263)      $   377

Earnings per share data:
    Net income per share of
    Common Stock                                           $  0.20

    Weighted average number
    of shares of Common
    Stock outstanding                                    1,920,490(6)

     See accompanying Notes to Unaudited Pro Forma Condensed
Consolidated Statement of Income.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
Nine Months Ended September 30, 1997
(in thousands, except share data)

                            Historical    Pro Forma       Pro Forma
                           Consolidated  Adjustments(1) Consolidated(5)
Revenue:
  Net premiums earned. . .       $13,288                   $13,288
  Investment income, net
    of expenses. . . . . .         1,793                     1,793
  Net realized investment
    gains. . . . . . . . .           483                       483
  Other revenue. . . . . .           144     ______            144
  Total revenue. . . . . .        15,708          0         15,708

Expenses:
  Losses and loss adjustment
    expenses . . . . . . .         8,038                     8,038
  Amortization of deferred
    policy acquisition costs       3,533                     3,533
  Operating expenses . . .         1,928        299(2)(3)    2,227
  Total expenses . . . . .        13,499        299         13,798

Income before income taxes         2,209       (299)         1,910

Income taxes . . . . . . .           694       (101)(4)        593

Net income . . . . . . . .       $ 1,515     $ (198)       $ 1,317
                                 =======      ======       =======

Earnings per share data:
    Net income per share of
    Common Stock . . . . .                                 $  0.67

    Weighted average number
    of shares of Common
    Stock outstanding. . .                               1,955,298(6)

     See accompanying Notes to Unaudited Pro Forma Condensed
Consolidated Statement of Income

                  NOTES TO UNAUDITED PRO FORMA
           CONDENSED CONSOLIDATED STATEMENT OF INCOME
              (in thousands, except per share data)

(1) Does not reflect any income from the investment of net investable proceeds assumed to be received as of January 1, 1996, as such income is not "factually supportable" as that term is used in the Securities Exchange Commission's Rules and Regulations. If such proceeds were invested at 4.97%, pro forma net income (after tax), as reported herein, would have increased by $571 and $428 for the periods ended December 31, 1996 and September 30, 1997, respectively, and pro forma net income per share, as reported herein, would have increased by $0.30 share and $0.22 share for the periods ended December 31, 1996 and September 30, 1997, respectively.

(2) Pro forma adjustment to recognize compensation expense under ESOP for shares of Common Stock committed to be released to participants as the principal balance of the ESOP Loan is repaid. Interest income earned by the Company on the ESOP Loan offsets the interest expense paid by Mercer Mutual under the ESOP Loan at the assumed rate of 8.5% for 10 years. Therefore, no pro forma adjustment is required with respect to the interest paid on the ESOP Loan.

(3) Pro forma adjustment to reflect compensation expense associated with the grant of up to 88,400 shares awarded under the MRP, which is subject to shareholder approval, assuming that share awards have a value of $10.00 per share. Under the MRP, share awards will vest at the rate of 20% annually over a five-year period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Effect of Conversion on the Company's Financial Condition and Results of Operations."

(4) Adjustment to reflect the federal income tax effects of (2) and (3) above.
(5) The unaudited pro forma condensed consolidated statements of income, as prepared, give effect to the sale of Common Stock at the minimum of the Estimated Valuation Range based upon the assumptions set forth under "Use of Proceeds." The following table provides a comparison between the sale of Common Stock at the minimum and maximum of the Estimated Valuation Range.

                                    December 31, 1996             September 30, 1997
                                  Minimum       Maximum         Minimum       Maximum
Compensation expense                $398         $538              $299          $403
Net income                          $377         $285            $1,317        $1,249
Net income per share of
  Common Stock                     $0.20        $0.11             $0.67         $0.47
Weighted average number of shares
  of Common Stock outstanding  1,920,490    2,598,310         1,955,298     2,645,403

(4) Calculation of weighted average number of shares outstanding:

                            Total Shares     Less: Uncollected  Less: Uncollected      Shares
                              Issued           ESOP Shares         MRP Shares        Outstanding
January 1, 1996               2,210,000           (221,000)           (88,400)       1,900,600
Shares allocated                  --                22,100             17,680           39,780
December 31, 1996             2,210,000           (198,900)           (70,720)       1,940,380
Shares allocated                  --                16,575             13,260           29,835
September 30, 1997            2,210,000           (182,325)           (57,460)       1,970,215
                              =========          =========          =========        =========

     ESOP and MRP shares are allocated evenly to plan participants throughout each of the periods and therefore the weighted average number of shares outstanding is determined by adding beginning of period and end of period shares outstanding and dividing by two.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                    AND RESULTS OF OPERATIONS

General

     The Company has only recently been formed and, accordingly, has no results of operations. As a result, this discussion relates to the financial condition and results of operations of Mercer Mutual and its subsidiaries on a consolidated basis.

     The Insurance Companies underwrite property and casualty insurance, including homeowners, commercial multi-peril, general liability and other lines of business, in New Jersey and Pennsylvania. The Insurance Companies market their products through independent agencies. Historically, due to the concentration of the Insurance Companies' business in New Jersey, the Insurance Companies' results have been influenced by weather-related property losses in that state. These results have also been influenced by other factors affecting the property and casualty insurance industry in general, such as competition, catastrophic events, regulation, general economic conditions and changes in the investment environment.

     The Insurance Companies are taking measures to address the impact of the "Year 2000" issue on its information systems. The Year 2000 issue, which is common to most businesses, concerns the inability of certain information systems, primarily certain computer software programs, to properly recognize and process date sensitive information beyond the year 1999. The Insurance Companies outsource the processing of all premium, loss and billing transactions. Under their agreement with the provider of such services, the provider is obligated to incur all software related costs to the make its system Year 2000 compliant. The provider has prepared a detailed schedule of functions to be performed in its compliance project. The expected completion of the project is scheduled for December 1998. The Insurance Companies are obligated to incur only the hardware cost associated with implementing the changes required by the service provider. The hardware costs are not expected to be material. Other computer programs utilized by the Insurance Companies, such as accounting packages and investment packages, are either Year 2000 compliant or will be Year 2000 compliant in the near future at no significant cost to the Insurance Companies.

     This analysis of Mercer Mutual's consolidated financial condition and results of operations, as well as the selected financial data set forth in the table below, should be read in conjunction with Mercer Mutual's Consolidated Financial Statements and the other financial data regarding Mercer Mutual found elsewhere in this Prospectus. The discussion covers Mercer Mutual's consolidated financial condition and results of operations for the nine months ended September 30, 1997 and September 30, 1996 and for the three years ended December 31, 1996. Mercer Mutual's fiscal year ends on December 31, and reference herein to a particular year means, unless otherwise stated, the fiscal year ended on December 31 of that year. For an explanation of certain terms used in this discussion and analysis that are commonly used in the insurance industry, see the "Glossary to Selected Insurance Terms."

                                                            Mercer Insurance Group, Inc.
                                                           MD & A Selected Financial Data

                                 Nine Months Ended
                                   September 30,
                                     (Unaudited)                            Year ended December 31,
                                         %                                %                    %
                             1997      change    1996          1996      change     1995      change      1994
Revenue Data:

  Direct premiums written   21,504     15.7%     18,580       24,958      1.0%      24,699     1.4%      24,355
  Assumed premiums written     426    (94.4%)     7,592        5,013    (51.3%)     10,287     7.6%       9,564
  Ceded premiums written     9,026    (16.5%)    10,814        9,847    (28.3%)     13,741    (5.5%)     14,542
                            ------              -------      -------                ------               ------
  Net premiums written      12,904    (16.0%)    15,358       20,124     (5.3%)      21,245    9.6%      19,377
  Change in unearned
   premiums                    384                  114          510                  (428)                (696)
                            ------              -------      -------                ------               ------
  Net premiums earned       13,288    (14.1%)    15,472       20,634     (0.9%)     20,817    11.4%      18,681

  Net invested income        1,793      5.2%      1,704        2,289      7.4%       2,132    12.0%       1,904
  Net realized investment
   gains                       483     18.1%        409          596   1024.5%          53   (80.9%)        277
  Other income                 144      5.1%        137          155     (3.7%)        161    (3.0%)        166
                            ------              -------      -------                ------               ------
   Total revenue            15,708    (11.4%)    17,722       23,674      2.2%      23,163    10.2%      21,028
                            ------              -------      -------                ------               ------
Losses and expenses:
  Loss and loss adjustment
   expenses                  8,038    (28.6%)    11,253       14,801     11.3%      13,296    (5.7%)     14,107
  Other underwriting
   expenses                  5,461     (5.2%)     5,762        8,062     (3.6%)      8,360    (6.9%)      8,976
                           -------              -------      -------                ------               ------
   Total expenses           13,499    (20.7%)    17,015       22,863      5.6%      21,656    (6.2%)     23,083

Income (loss) before
   federal income taxes      2,209    212.4%        707          811    (46.2%)      1,507   173.3%      (2,055)
Federal income tax
   expenses (benefit)          694    301.2%        173          171    (53.7%)        369   154.2%        (681)
                           -------              -------      -------                ------               ------
Net income (loss)            1,515    183.7%        534          640    (43.8%)      1,138   182.8%      (1,374)
                           =======              =======      =======                ======               ======

Loss and loss adjustment
  expense ratio               60.5%                72.7%        71.7%                 63.9%                75.5%
Expense ratio                 41.1%                37.2%        39.1%                 40.2%                48.0%

Combined ratio               101.6%               109.9%       110.8%                104.1%               123.5%


Results of Operations for the Nine Months Ended September 30,
1997 Compared to the Nine Months Ended September 30, 1996

     Premiums - Mercer Mutual experienced an increase in direct premiums written for the nine months ended September 30, 1997 of $2.9 million or 15.7%, as compared to the same period in 1996, which reflects Mercer Mutual's strategy to increase its
commercial business.   Commercial lines premiums increased by
$2.1 million, or 30.5%, for the nine months ended September 30, 1997 over the comparable prior period. The increase in commercial lines business reflects the introduction of a religious institution program and a commercial automobile program in early 1997, combined with enhancements to existing commercial products. In addition to the commercial lines increase, homeowners premiums increased in the nine month period ended September 30, 1997, as compared to the prior period, as a result of an increase in certain rates. Territorial rating by county was introduced for Mercer Mutual's New Jersey homeowners product to better reflect Mercer Mutual's exposures. This rate change resulted in an increase of 8.8% in direct homeowners premiums written despite a decrease in the number of homeowners policies written.

     Assumed premiums written decreased by $7.2 million, or 94.4%, for the nine months ended September 30, 1997 as compared to the same period in 1996. This decrease reflects the termination of Mercer Mutual's participation in the New Jersey Homeowners Pool (the "Homeowners Pool") as of December 31, 1996. See "Business -- Reinsurance" for a description of the Homeowners Pool and Mercer Mutual's other reinsurance programs.

     Ceded premiums written decreased $1.8 million, or 16.5%, for the nine months ended September 30, 1997 compared to the nine months ended September 30, 1996, principally because of the termination of the Homeowners Pool. The decrease in ceded premiums resulting from the Homeowners Pool termination was somewhat offset by an increase in premiums ceded to other reinsurance programs. The increase in premiums subject to other reinsurance is attributable to (i) the increase in commercial lines premium and (ii) the reinsurance of the homeowners business under other programs after termination of the Homeowners Pool. Mercer Mutual also entered into a new quota share reinsurance program for the homeowners business, which resulted in a reinsurance portfolio adjustment at the beginning of the year. The portfolio adjustment resulted in additional ceded premium representing ceded unearned premiums from policies written in prior periods which were reinsured under the terms of the new program.

     Net premiums written decreased $2.5 million or 16.0%, to $12.9 million for the nine months ended September 30, 1997 from the nine months ended September 30, 1996. For the same comparative period, net premiums earned decreased by $2.2 million, or 14.1%, to $13.3 million. The decrease in net premiums written and net premiums earned for the nine months ended September 30, 1997 is principally attributable to the termination of the Homeowners Pool and the introduction of the homeowners quota share reinsurance program.

     Net Investment Income - Net investment income increased $89,000, or 5.2%, to $1.8 million for the nine months ended September 30, 1997 as compared to the same period in 1996. Fixed income securities increased $287,000, or 0.8%, to $35.3 million for the nine months ended September 30, 1997. Mercer Mutual continues to principally invest its available funds in taxable fixed income securities which generally produce higher yields
than nontaxable securities.   For the nine months ended
September 30, 1997, the yield on fixed income securities was 6.7% compared to 6.8% for the same period in 1996.

     Net Realized Investment Gains - Net realized investment gains increased by $74,000 for the nine months ended
September 30, 1997 compared to the nine months ended
September 30, 1996. This increase principally reflects the continued favorable equity market conditions in which Mercer
Mutual participates.

     Underwriting Results - For the nine months ended
September 30, 1997, Mercer Mutual had an underwriting loss of $211,000 and a combined ratio of 101.6% compared to an underwriting loss of $1.5 million and a combined ratio of 110% for the nine months ended September 30, 1996. The decrease in underwriting loss is largely attributable to the improved winter weather conditions in 1997. In addition, the improvement in underwriting results reflects Mercer Mutual's strategy to increase its casualty business, which is less sensitive to weather conditions.

     Losses and Loss Adjustment Expenses - Net losses and loss adjustment expenses incurred decreased by $3.2 million, or 28.6%, to $8.0 million for the nine months ended September 30, 1997 from the same period in 1996. Loss and loss adjustment expenses were 60.5% of net premiums earned for the nine months ended
September 30, 1997 compared to 72.7% for the nine months ended September 30, 1996. The favorable improvement in this ratio is largely attributable to the lack of severe weather conditions in the 1997 period. The 1997 winter conditions were among the mildest in recent history, as compared to the severe winter conditions of 1996 which resulted in increased property loss claims. In January 1996, a damaging blizzard struck Mercer Mutual's operating region. The net cost of the blizzard was approximately $1 million in additional claims. Additional smaller localized severe conditions also attributed to losses during the nine months ended September 30, 1996.

     Underwriting Expenses - Underwriting expenses decreased by $301,000, or 5.2%, to $5.5 million for the nine months ended September 30, 1997 from the same period in 1996. This decrease was partially attributable to a reduction in net commissions, which resulted from changes in Mercer Mutual's reinsurance program. The new homeowners quota share program pays a higher ceding commission to Mercer Mutual than was available as a participant in the Homeowners Pool. In addition, the termination of the Homeowners Pool resulted in a substantial reduction in assumed commissions. Also, favorable weather conditions during nine months ended September 30, 1997 resulted in additional ceded commissions recognized under profit commission arrangements.

     Federal Income Tax Expense - Federal income tax expense was
$694,000 for the nine months ended September 30, 1997 compared to $173,000 for the same period in 1996, which is attributable to the increase in net income before taxes.

     Net Income - Mercer Mutual had net income of $1.5 million for the nine months ended September 30, 1997, compared to $534,000 for the same period in 1996, primarily as a result of the factors discussed above.

Results of Operations for the Year Ended December 31, 1996
Compared to Year Ended December 31, 1995

     Premiums - Mercer Mutual experienced a 1.0% increase in direct premiums written in the year ended December 31, 1996 to $25.0 million, as compared to $24.7 million for the year ended December 31, 1995. Premiums written under commercial line classifications increased during 1996 as Mercer Mutual substantially increased its underwriting in this direction. The increase in commercial lines business was somewhat offset by a reduction in business caused by the termination of unprofitable agencies.

     Assumed premiums written decreased by $5.3 million in 1996, reflecting the termination of Mercer Mutual's participation in the Homeowners Pool. See "Business -- Reinsurance." As a result of this termination, unearned premium reserves assumed from the other pool participants were returned on December 31, 1996, which resulted in the reduction of assumed written premiums for the year.

     Ceded premiums written decreased $3.9 million for the year ended December 31, 1996 compared to the year ended December 31, 1995. As a result of the termination of the Homeowners Pool, unearned premium reserves ceded to the other pool participants were returned to Mercer Mutual. The return of ceded unearned premium reserves was offset by an increase in catastrophe reinsurance premiums, as Mercer Mutual restructured its catastrophe reinsurance coverage.

     Net premiums written decreased $1.1 million, or 5.3%, to $20.1 million for the year ended December 31, 1996 from the year ended December 31, in 1995. For the same comparative periods, net premiums earned decreased by $183,000, or 0.9%, to $20.6 million. The decrease in net premiums earned was the result of the previously discussed increase in direct premiums written, decrease in premiums assumed from reinsurers, decrease in premiums ceded to reinsurers and a decrease in the change in unearned premiums of $938,000.

     Net Investment Income - Net investment income increased $158,000, or 7.4%, to $2.3 million for the year ended
December 31, 1996 from the year ended December 31, 1995. Reflecting Mercer Mutual's continued strategy to principally invest in high grade fixed income securities, fixed income securities increased $1.3 million, or 4.0%, to $35.0 million for the year ended December 31, 1996 from the year ended December 31, 1995. For the year ended December 31, 1996, the yield on fixed income securities remained at the 6.8% level attained for the year ended December 31, 1995. As a result, income from fixed income securities increased by $258,000.

     Due to increased claim activity from the 1996 winter conditions, cash and cash equivalents decreased $892,000 to $2.7 million for the year ended December 31, 1996 from the year ended December 31, 1995. This resulted in a decrease in 1996 of investment income from cash and cash equivalents of $50,000. Income from other investments was down slightly in 1996, from $54,000 in 1995 to $46,000 in 1996, as funds have principally been reinvested in fixed income securities.

     Net Realized Investment Gains - Net realized investment gains were $596,000 for the year ended December 31, 1996 compared to $53,000 for the year ended December 31, 1995. Investment gains in 1996 reflect more favorable equity market conditions, and compare with smaller gains recognized in 1995. Investments gains in 1995 from equity securities were offset by investment losses recognized on the disposal of certain collateralized mortgage obligations ("CMOs"). This reflected Mercer Mutual's restructuring of its fixed income portfolio in 1995 to less interest rate sensitive products.

     Underwriting Results - For the year ended December 31, 1996, Mercer Mutual had an underwriting loss of $2.2 million and a combined ratio of 110.8% compared to an underwriting loss of $839,000 and a combined ratio of 104.1% for the year ended December 31, 1995. The increased underwriting loss for the year ended December 31, 1996 was primarily attributable to severe winter weather conditions in New Jersey.

     Losses and Loss Adjustment Expenses - Net losses and loss adjustment expenses incurred increased by $1.5 million, or 11.3%, to $14.8 million for the year ended December 31, 1996 from the year ended December 31, 1995. Loss and loss adjustment expenses were 71.7% of net premiums earned for the year ended December 31, 1996 compared to 63.9% for the year ended December 31, 1995.

     Affecting losses and loss adjustment expenses in 1996 were severe winter weather conditions which resulted in increased property loss claims. In January 1996, a damaging blizzard struck Mercer Mutual's operating region. The net cost of the blizzard was approximately $1 million in additional claims. Mercer Mutual was further impacted by additional smaller localized severe conditions. The difference in non-storm activity between 1996 and 1995 was further influenced by favorable weather conditions in 1995.

     Underwriting Expenses - Underwriting expenses decreased by $298,000, or 3.6%, for the year ended December 31, 1996 to $8.1 million for the year ended December 31, 1995. This decrease was largely attributable to a reduction in net commissions resulting from the restructuring of Mercer Mutual's reinsurance programs. For the year ended December 31, 1996, Mercer Mutual had an underwriting expense ratio of 39.1% compared to 40.2% for the year ended December 31, 1995.

     Federal Income Tax Expense - Federal income tax expense was
$171,000 for the year ended December 31, 1996 compared to $369,000 for the year ended December 31, 1995. This decrease is attributable to the decrease in net income before taxes for the compared periods.

     Net Income - Mercer Mutual had net income of $640,000 for the year ended December 31, 1996 compared to $1.1 million for the year ended December 31, 1995, primarily as a result of the factors discussed above.

Results of Operations for the Year Ended December 31, 1995
Compared to Year Ended December 31, 1994

     Premiums - Mercer Mutual experienced a slight increase in direct premiums written of 1.4% for the year ended December 31, 1995, as compared to the year ended December 31, 1994. Increases in direct business were somewhat offset by reduction in business caused by the termination of unprofitable agencies in 1996, as Mercer Mutual completed a re-underwriting of its commercial business.

     Assumed premiums written increased by $723,000 in the year ended December 31, 1995, due to its participation in the Homeowners Pool. See "Business -- Reinsurance." Mercer Mutual's assuming participation percentage in the Homeowners Pool increased in 1995 from 1994 based on historic participation rates, resulting in increased assumed premiums written for the year ended December 31, 1995.

     Ceded premiums written decreased $801,000, or 5.5%, for the year ended December 31, 1995 compared to the year ended
December 31, 1994. As of January 1, 1995, Mercer Mutual significantly restructured much of its reinsurance program. Through an increase in its per risk retention for casualty business and by combining certain reinsurance coverages previously separated, Mercer Mutual reduced the premiums ceded to reinsurers. This reduction was somewhat offset by an increase in cessions to the Homeowners Pool.

     Net premiums written increased $1.9 million, or 9.6%, to $21.2 million for the year ended December 31, 1995, as compared to the year ended December 31, 1994. For the same comparative periods, net premiums earned increased by $2.1 million, or 11.4%, to $20.8 million. The increase in net premiums earned was the result of the previously discussed increase in direct premiums written, increase in premiums assumed from reinsurers, decrease in premiums ceded to reinsurers and a decrease in the change in unearned premiums of $268,000.

     Net Investment Income - Net investment income increased $228,000, or 12.0%, to $2.1 million for the year ended
December 31, 1995 as compared to the year ended December 31, 1994. Fixed income securities increased $7.3 million, or 27.9%, to $33.6 million for the year ended December 31, 1995 from the year ended December 31, 1994. This increase in such securities reflected Mercer Mutual's strategy to principally invest its funds in such securities. Within the fixed income category, Mercer Mutual also repositioned many of its holdings from CMOs
and non-taxable securities to government securities.   For the
year ended December 31, 1995, the yield on fixed income securities was 6.8%, compared to a yield of 6.5% for the year ended December 31, 1994. As a result, income from fixed income securities increased by $239,000.

     Mercer Mutual also reduced its investment in equity securities during 1995. This reduction is part of Mercer
Mutual's strategy to prudently reduce its level of equity holdings to a level more closely aligned with industry averages.
As a result of such reduction, investment income earned through equity holdings decreased by $52,000 for the year ended December
31, 1995 compared with the year ended December 31, 1994.

     Net Realized Investment Gains - Net realized investment gains were $53,000 for the year ended December 31, 1995 compared to $277,000 for the year ended December 31, 1994. Investment gains in 1995 from equity securities were offset by investment losses recognized on the disposal of CMOs. This reflected Mercer Mutual's restructuring of its fixed income portfolio in 1995 to less interest rate sensitive products.

     Underwriting Results - For the year ended December 31, 1995, Mercer Mutual had an underwriting loss of $839,000 and a combined ratio of 104.1% compared to an underwriting loss of $4.4 million and a combined ratio of 123.6% for the year ended December 31, 1994. The decrease in underwriting loss is attributable to the improved winter weather conditions in 1995.

     Losses and Loss Adjustment Expenses - Net losses and loss adjustment expenses incurred decreased by $811,000, or 5.7%, to $13.3 million for the year ended December 31, 1995, as compared to the year ended December 31, 1994. Loss and loss adjustment expenses were 63.9% of net premiums earned for the year ended December 31, 1995 compared to 75.5% for the year ended
December 31, 1994.

     The improvement in the 1995 loss and loss expense resulted from the absence of severe weather conditions in 1995. The year ended December 31, 1994 produced the highest number of claims in Mercer Mutual's history. While the severe winter conditions of 1994 produced a number of significant loss events, none of the individual events exceeded Mercer Mutual's retention level for catastrophe reinsurance. Thus no catastrophe reinsurance recoveries were made for these events. Mercer Mutual did recognize recovery of losses under the terms of its aggregate reinsurance contracts. Recoveries are made under the terms of aggregate reinsurance when losses and loss adjustment expenses for a calendar year exceed a predetermined level. Even with the recovery under the aggregate reinsurance contract, net losses and loss adjustment expenses reached the highest level in Mercer Mutual's history.

     Underwriting Expenses - Underwriting expenses decreased by $617,000, or 6.9%, for the year ended December 31, 1995 to $8.4 million for the year ended December 31, 1994. This decrease was partially attributable to a reduction in net commissions resulting from changes in Mercer Mutual's reinsurance program.
As a participant in the Homeowners Pool, net commissions varied with loss historical experience. As a participant's loss experience improved, the commission expense decreased. Mercer Mutual's net commissions were reduced in 1995, reflecting its improvement in losses contributed to the Homeowners Pool. In addition, other changes to Mercer Mutual's reinsurance program resulted in increased ceded commissions, which reduced net commission expenses for Mercer Mutual. Other expenses were also reduced in 1995, as certain nonrecurring expenses associated with the recognition of Mercer Mutual's 150th anniversary were recognized in 1994. For the year ended December 31, 1995, Mercer Mutual had an underwriting expense ratio of 40.2% compared to 48.1% for the year ended December 31, 1994.

     Federal Income Tax Expense - Due to the increase in net income before tax, federal income tax expense was $369,000 for the year ended December 31, 1995 compared to a tax benefit of $681,000 for the year ended December 31, 1994.

     Net Income - Mercer Mutual had net income of $1.1 million for the year ended December 31, 1995 compared to a net loss of $1.4 million for the year ended December 31, 1994, primarily as a result of the factors discussed above.

Effect of Conversion on the Company's Future Financial Condition and Results of Operations

     The future financial condition and results of operations of the Company will be affected by the Conversion and related transactions. Upon completion of the Conversion, the Company's capital will increase by between $17.4 million and $26.8 million, an increase of approximately 79.4% to 122.1% over the consolidated capital of Mercer Mutual at September 30, 1997. See "Use of Proceeds," "Capitalization" and "Pro Form Data." This increased capitalization should permit the Company to
(i) increase direct premium volume to the extent competitive conditions permit, (ii) increase net premium volume by decreasing its reliance on reinsurance (see "Business -- Strategy -- Reduced Reliance on Reinsurance"), and (iii) enhance investment income by increasing its investable capital.

     ESOP. In connection with the Conversion, the ESOP intends to finance the purchase of 10% of the Common Stock issued in the Conversion with the proceeds from the ESOP Loan, and Mercer Mutual will make annual contributions to the ESOP sufficient to repay the ESOP Loan, which the Company estimates will total, on a pre-tax basis, between $221,000 (at the Total Minimum) and $332,222 (at the Total Maximum) annually, plus interest at the prime rate in effect as of the consummation of the Conversion. See "Management of the Company -- Certain Benefit Plans and Agreements -- Employee Stock Ownership Plan."

     MRP. The Company intends to contribute to the MRP, if implemented, the amount necessary to purchase up to an aggregate number of shares equal to 4% of the shares of Common Stock that were issued in the Conversion (up to 119,600 shares at the maximum of the Estimated Valuation Range). The dollar amount of Common Stock purchased by the MRP will represent unearned compensation. As the Company accrues compensation expense to reflect the vesting of such shares, unearned compensation will be reduced accordingly. This compensation expense will be deductible for federal income tax purposes. Assuming shares are sold equal to the maximum of the Estimated Valuation Range in the Conversion and further assuming that share awards of restricted stock have a value of $10.00 per share, the maximum unearned compensation represented by MRP awards would be approximately $1.2 million and the annual compensation expense would be approximately $239,000 on a pre-tax basis. See "Management of the Company -- Certain Benefit Plans and Agreements -- Management Recognition Plan."

Liquidity and Capital Resources

     Liquidity is a measure of the ability to generate sufficient cash to meet cash obligations as they come due. Historically, the principal sources of Mercer Mutual's cash flow have been premiums, investment income, and maturing investments. In addition to the need for cash flow to meet operating expenses, the liquidity requirements of Mercer Mutual relate primarily to the payment of losses and loss adjustment expenses. The short- and long-term liquidity requirements of Mercer Mutual vary because of the uncertainties regarding the settlement dates for liabilities for unpaid claims and because of the potential for large losses, either individually or in the aggregate.

     Mercer Mutual maintains investment and reinsurance programs which are intended to provide sufficient funds to meet Mercer Mutual's obligations without forced sales of investments. Mercer Mutual maintains a portion of its investment portfolio in relatively short-term and highly liquid assets to ensure the availability of funds. Mercer Mutual had no material commitments for capital expenditures at December 31, 1996.

     The NAIC's risk based capital standards require insurance companies to calculate and report statutory capital and surplus needs based on a formula measuring underwriting, investment and other business risks inherent in an individual company's operations. At December 31, 1996, the capital and surplus of each of the Insurance Companies were substantially above these requirements. See "Risk Factors -- Possible Adverse Impact of Regulatory Changes."

     The principal source of liquidity for the Company will be dividend payments and other fees received from Mercer Mutual. Mercer Mutual will be restricted by the insurance laws of Pennsylvania as to the amount of dividends or other distributions it may pay to the Company without the prior approval of the Pennsylvania Department. Under Pennsylvania law, the maximum amount that may be paid by Mercer Mutual during any twelve-month period after notice to, but without prior approval of, the Pennsylvania Department cannot exceed the greater of 10% of Mercer Mutual's statutory surplus as reported on its most recent annual statement filed with the Pennsylvania Department, or the net income of Mercer Mutual for the period covered by such annual statement. As of December 31, 1996, amounts available for payment of dividends from Mercer Mutual in 1997 without the prior approval of the Pennsylvania Department would have been approximately $1.6 million. MIC is required to provide notice to the New Jersey Department prior to its payment of any dividends. The New Jersey Department has the power to limit or prohibit dividend payments if certain conditions exist. Such restrictions or any subsequently imposed restrictions may in the future affect the Company's liquidity.

Effects of Inflation

     The effects of inflation on Mercer Mutual are implicitly considered in estimating reserves for unpaid losses and loss adjustment expenses, and in the premium rate-making process. The actual effects of inflation on Mercer Mutual's results of operations cannot be accurately known until the ultimate settlement of claims. However, based upon the actual results reported to date, it is management's opinion that Mercer Mutual's loss reserves, including reserves for losses that have been incurred but not yet reported, make adequate provision for the effects of inflation.

New Accounting Standards

     Stock-Based Compensation (Financial Accounting Standards Board ("FASB") Statement No. 123) - The Company does not presently have any stock-based compensation plans. It plans to account for any shares issued under the proposed stock-based compensation plans under APB Opinion 25 and will disclose the difference, if any, on net earnings and earnings per share if compensation cost were determined under FASB Statement No. 123.

     Earnings Per Share (FASB Statement No. 128) - This Statement defines the computation, presentation and disclosure requirements for earnings per share calculations. The Company plans to adopt these provisions in reports to shareholders when the Statement becomes effective (periods ended after December 15, 1997).

     Comprehensive Income (FASB Statement No. 130) - The Company adopted FASB Statement No. 130 in 1997 and comprehensive income is displayed in its statements of changes in surplus for all periods presented.

     Segment Disclosures (FASB Statement No. 131). This statement establishes standards for the way that public companies report operating segments and standards for related disclosure about products and services, geographic areas and major customers. It is effective for fiscal years beginning
December 15, 1997. The Company is in the process of determining the effect of this statement upon its financial reporting requirements.

                            BUSINESS

The Company

     The Company was incorporated under Pennsylvania law in November 1997 for the purpose of serving as a holding company for Mercer Mutual upon the acquisition of all of its capital stock in the Conversion. The Company has applied for approvals from the Pennsylvania Department to acquire control of Mercer Mutual and the New Jersey Department to acquire control of MIC. Prior to the Conversion, the Company has not engaged and will not engage in any significant operations. Upon completion of the Conversion, the Company's primary assets will be the outstanding capital stock of Mercer Mutual and a portion of the net proceeds of the Conversion.

     Management believes that the holding company structure will permit the Company to expand the products and services it offers to beyond those currently offered through the Insurance Companies, although presently there are no definitive plans or arrangements for such expansion. As a holding company, the Company will have greater flexibility to diversify its business activities through existing or newly formed subsidiaries or through the issuance of capital stock to facilitate acquisitions or mergers or to obtain additional financing in the future. The portion of the net proceeds from the sale of Common Stock in the Conversion that the Company will contribute to Mercer Mutual will substantially increase Mercer Mutual's surplus, which will, in turn, enhance policyholder protection and increase the amount of funds available to support both current operations and future growth. After the Conversion, the Company will be subject to regulation by the Pennsylvania Department and the New Jersey Department as the holding company for Mercer Mutual and MIC, respectively.

The Insurance Companies

     Mercer Mutual is a Pennsylvania mutual insurance company that was originally incorporated under a special act of the Legislature of the State of New Jersey in 1844. Mercer Mutual commenced operations under the name Mercer County Mutual Fire Insurance Company, which was changed to its current name in 1958. On October 16, 1997, Mercer Mutual filed Articles of Domestication with Pennsylvania completing the Redomestication and thereby changing its state of domicile from New Jersey to Pennsylvania. Mercer Mutual owns all of the issued and outstanding capital stock of QHC, which owns all of the issued and outstanding capital stock of MIC.

     Mercer Mutual is a property and casualty insurer of small and medium-sized businesses and property owners located in New Jersey and Pennsylvania. Mercer Mutual markets homeowners and commercial multi-peril policies, as well as other liability, workers' compensation, fire, allied, inland marine and commercial automobile coverages through approximately 160 independent agencies. Mercer Mutual is subject to examination and comprehensive regulation by the Pennsylvania Department. See "Business -- Regulation."

     MIC is a property and casualty stock insurance company that was incorporated in 1981. MIC offers only workers' compensation insurance to businesses located in New Jersey. MIC is subject to examination and comprehensive regulation by the New Jersey
Department.  See "Business -- Regulation."

     Direct premiums written in New Jersey accounted for in excess of 98.8% of the direct premiums written by the Insurance Companies for the nine-month period ended September 30, 1997 and for each of the years in the three-year period ended December 31, 1996. As of September 30, 1997, the Insurance Companies had over 43,000 property and casualty policies in force. Mercer Mutual is licensed to underwrite property and casualty insurance in New Jersey and Pennsylvania. MIC is licensed only in New Jersey. At September 30, 1997, the consolidated assets of Mercer Mutual and its subsidiaries were $73.3 million.

Strategy

     The Company's principal strategies for the future are to:

     - Improve the mix of business by increasing commercial and casualty writings in order to enhance profitability and lessen the impact of property losses on overall results;

     - Geographically diversify its risk through its acquisition of other insurance companies in Pennsylvania and other jurisdictions, in order to reduce its overall exposure to weather-related property losses in its primary coverage area;

     - Attract and retain high-quality agencies having diverse customer bases located in the Company's targeted growth markets within Pennsylvania and western New Jersey, through increased marketing activities and the development and tailoring of commercial programs meeting the needs of their customers; and

     - Reduce its reliance on reinsurance by increasing the maximum exposure retained by the Insurance Companies on individual property and casualty risks, and thereby increase net premium volume.

     Management views the Conversion as a critical component of its strategic plan. The additional capital generated by the Conversion will permit the Insurance Companies to accelerate implementation of these strategies and the resulting holding company structure will provide needed flexibility to achieve the Company's goals.

     Diversification of Lines of Business. Mercer Mutual has taken, and will continue to take, steps to increase commercial and casualty premium volume, both to provide greater product diversification from personal into commercial lines that may provide greater flexibility in establishing rates, higher premiums and a countercyclical balance to personal lines and to potentially reduce property loss exposure.

     One such initiative is a religious institution program available for churches and synagogues which includes many preferred coverages and special pricing. Management believes that this market is underserved and Mercer Mutual's program has been able to attract agencies which have substantial books of business with religious institutions. Mercer Mutual has developed new policy forms tailored for these institutions, which typically have long-standing relationships with Mercer Mutual's agencies. Mercer Mutual has also refined and expanded its "main street" business owner program, which targets commercial coverages for those businesses that are a normal daily part of "main street" business, such as bakeries, funeral homes, delicatessens, pizzerias, florists and restaurants. Under this program, insurance packages are written using existing policy forms and are chosen based on the experience of the underwriting staff and market opportunities available to existing agents. Mercer Mutual also introduced a program in 1997 offering a two-tiered pricing approach for commercial automobile insurance covering light to medium weight trucks and business-owned private passenger-type vehicles used for commercial purposes. In addition to a standard rate, Mercer Mutual offered a preferred rate for risks meeting specified underwriting standards, with the goal to complement the coverages maintained by its existing accounts as well as to attract new accounts. To further its goal of increasing its commercial business, in June 1997 Mercer Mutual received approval from the Pennsylvania Department to transact commercial automobile liability and workers' compensation insurance in Pennsylvania.

     Management believes that it has the opportunity to increase the volume of casualty business by (i) marketing such business to existing agents, many of whom have traditionally associated Mercer Mutual with homeowners' property insurance and may not identify and choose Mercer Mutual for their customers as providers of casualty line products, and (ii) forming and developing relationships with new agencies that focus on commercial and casualty business. Management believes an increasing share of this market is desirable and attainable given the existing relationships among Mercer Mutual, its agents and its insureds, as well as the extensive experience and agency relationships of its commercial business management personnel.

     Completion of the Conversion will supply the additional surplus necessary to support substantially increased commercial and casualty premium volume.

     Geographic Diversification. The Company's goal is to geographically diversify its risk by increasing the level of its business outside of New Jersey in areas with reduced or different weather-related property loss exposure and in which management believes insurers generally have been permitted to manage risk selection and pricing without undue regulatory interference. Concentration of property insurance in New Jersey has caused Mercer Mutual to be susceptible to localized severe weather conditions. The Company expects to accomplish geographic diversification principally through acquisitions.

     Upon completion of the Conversion, the Company plans to seek acquisitions outside of New Jersey. The Company is currently targeting for acquisition companies located in Pennsylvania and other jurisdictions within the mid-Atlantic and Mid-western United States. Completion of the Conversion will provide funds for cash acquisitions and the holding company structure will facilitate the use of capital stock for acquisitions as well.

     High-Quality Agencies. Management believes the Insurance Companies have a strong reputation for personal attention and prompt efficient service to agencies and insureds. This reputation has allowed the Insurance Companies to grow and foster their relationships with many high volume agencies, several of which focus primarily on commercial business and are located in areas which the Insurance Companies have targeted as growth areas within Pennsylvania and New Jersey. The Company intends to focus its marketing efforts on maintaining and improving its relationship with these agencies, as well as on attracting new high-quality agencies in areas with a substantial potential for growth, particularly in Pennsylvania. The Company also intends to continue to develop and tailor its commercial programs to enable its products to meet the needs of the customers served by its agencies. The religious institutions, "main street" business and commercial automobile programs are successful examples of this effort.

     Reduced Reliance on Reinsurance. The Company intends to reduce its reliance on reinsurance by increasing the maximum exposure retained by the Insurance Companies on individual property and casualty risks. The Company will rely on the Company's additional capital raised in the Conversion to protect itself in the event of individual property losses up to the increased maximum exposure amounts under its reinsurance agreements. The precise increase in its maximum exposure will be determined by the Company based on the amount of capital raised in the Conversion, the Company's evaluation of its ability to incur multiple losses without a corresponding material adverse effect on its future financial condition and results of operations, and negotiations with its reinsurers. A decrease in reinsurance could result in a decrease in ceded premiums and a corresponding increase in net premium income, but would increase the Company's risk of loss.

Products

     Mercer Mutual offers a variety of property and casualty insurance products primarily designed to meet the insurance needs of the businesses and property owners located in New Jersey and Pennsylvania. MIC offers only workers' compensation insurance to businesses located in New Jersey.

     Mercer Mutual's products are developed in part by MSO, Inc. which provides custom product development, rating and statistical services for the property and casualty lines of its member companies, both mutual and stock. MSO, Inc.'s programs are currently available in a regional area which includes New Jersey, Pennsylvania, Maryland and Delaware. It is also licensed in Massachusetts and Virginia, and its programs may be licensed to companies in other states.

     The following tables set forth the direct premiums written, net premiums earned, net loss ratios, expense ratios and combined ratios by product line of the Insurance Companies on a consolidated basis for the periods indicated:

                                                    Nine Months
                                                Ended September 30,                        Year Ended December 31,
                                           -------------------------------   -----------------------------------------------
                                                   % of             % of             % of             % of             % of
                                           1997    Total    1996    Total    1996    Total    1995    Total    1994    Total
                                           ----    -----    ----    -----    ----    -----    ----    -----    ----    -----
                                                                  (Dollars in thousands)
Direct Premiums Written:

Homeowners. . . . . . . . . . . . .      $ 9,662   44.9%  $ 8,884   47.8%  $12,101   48.5%  $11,602   47.0%   11,122   45.7%
Commercial multi-peril. . . . . . .        4,797   22.3     3,735   20.1     5,065   20.3     4,437   17.8     4,145   17.0
Other liability . . . . . . . . . .        3,164   14.7     2,719   14.6     3,486   14.0     3,563   14.3     3,364   13.8
Fire, allied, inland marine . . . .        2,565   11.9     2,553   13.7     3,437   13.8     4,112   16.5     4,657   19.1
Workers' compensation . . . . . . .        1,041    4.8       691    3.7       869    3.5       985    3.9     1,067    4.4
Commercial automobile . . . . . . .          275    1.3      -      -         -      -         -      -         -      -
                                        --------  -----   -------  -----   -------  -----  --------  -----  --------  -----
     Total. . . . . . . . . . . . .      $21,504  100.0%  $18,582  100.0%  $24,958  100.0%  $24,699  100.0%  $24,355  100.0%
                                         =======  ======  =======  ======  =======  ======  =======  ======  =======  ======

                                                  Nine Months
                                              Ended September 30,                   Year Ended December 31,
                                      ---------------------------------   -----------------------------------------------
                                                % of             % of             % of            % of              % of
                                      1997      Total   1996(1)  Total    1996    Total   1995    Total    1994     Total
                                      -------   -----   -------  -----    ----    -----   ----    -----    ----     -----
                                                               (Dollars in thousands)
Net Premiums Earned

Homeowners. . . . . . . . . . . . .  $ 6,053    45.6%  $ 7,708   49.8%  $10,347   50.1%  $10,182   48.9%  $ 9,040   48.4%
Commercial multi-peril. . . . . . .    2,195    16.5     2,161   14.0     2,903   14.1     2,471   11.9     2,495   13.4
Other liability . . . . . . . . . .    2,033    15.3     2,229   14.4     2,925   14.2     2,829   13.6     1,847    9.9
Fire, allied, inland marine . . . .    2,063    15.5     2,446   15.8     3,250   15.8     3,991   19.2     3,791   20.3
Workers' compensation . . . . . . .      927     7.0       928    6.0     1,209    5.8     1,344    6.5     1,508    8.1
Commercial automobile . . . . . . .       17     0.1      -      -        -       -        -       -        -       -
                                    --------   -----   -------  -----   -------  -----  --------  -----  --------  -----
     Total. . . . . . . . . . . . .  $13,288   100.0%  $15,472  100.0%  $20,634  100.0%  $20,817  100.0%  $18,681  100.0%
                                     =======   ======  =======  ======  =======  ======  =======  ======  =======  ======

Net Loss Ratio

Homeowners. . . . . . . . . . . . .     72.5%            99.2%            85.4%            78.8%            99.1%
Commercial multi-peril. . . . . . .     50.4             41.6             59.3             34.4             71.2
Other liability . . . . . . . . . .     53.5             64.2            102.7             72.1             50.6
Fire, allied, inland marine . . . .     42.9             37.7             36.3             38.3             49.4
Workers' compensation . . . . . . .     59.7             38.1              5.1             63.8             37.7
Commercial automobile . . . . . . .     88.2             -                -                -                -

     Total. . . . . . . . . . . . .     60.5%            72.7%            71.7%            63.9%            75.5%


Expense Ratios

Homeowners. . . . . . . . . . . . .     41.4%            38.0%            38.4%            41.4%            48.4%
Commercial multi-peril. . . . . . .     45.9             42.2             42.1             38.9             53.5
Other liability . . . . . . . . . .     42.2             36.0             39.1             41.8             60.3
Fire, allied, inland marine . . . .     39.5             38.3             37.0             37.0             47.0
Workers' compensation . . . . . . .     25.4             19.6             43.2             39.0             25.1
Commercial automobile . . . . . . .    217.6             -                -                -                -

     Total. . . . . . . . . . . . .     41.1%            37.2%            39.1%            40.2%            48.1%


Combined Ratios(1)

Homeowners. . . . . . . . . . . . .    113.9%           137.3%           123.8%           120.2%           147.4%
Commercial multi-peril. . . . . . .     96.4             83.7            101.4             73.3            124.7
Other liability . . . . . . . . . .     95.9            100.2            141.8            113.9            110.9
Fire, allied, inland marine . . . .     82.4             75.9             73.3             75.3             96.3
Workers' compensation . . . . . . .     85.0             57.8             48.3            102.8             62.8
Commercial automobile . . . . . . .    305.9             -                -                -                -

     Total. . . . . . . . . . . . .    101.6%           109.9%           110.8%           104.1%           123.5%

Industry Combined Ratio . . . . . .      -                -              105.9%           106.4%           108.4%

----------------
(1) A combined ratio over 100% means that an insurer's underwriting operations are not profitable.

     Homeowners Policy

     Mercer Mutual's current homeowners policy, introduced in 1987, is a multi-peril policy providing property and liability coverages and optional inland marine coverage. The homeowners policy is sold to provide coverage for an insured's residence. Mercer Mutual markets both a standard and a preferred homeowner product targeted for both the newly constructed homes and the older more mature market. As of September 30, 1997, Mercer Mutual had approximately 30,000 homeowners policies in force, with 25% of those the preferred product.

     Commercial Multi-peril Products.

     Commercial Multi-Peril. Mercer Mutual writes a number of multi-peril policies in New Jersey and Pennsylvania providing property and liability coverage to accounts that include all of Mercer Mutual's 3-4 family dwelling policies, as well as a number of larger apartment risks. Various other non-business owners risk classes are also written on this policy, such as larger contractors. As of September 30, 1997, approximately 1,700 multi-peril policies were in force. Mercer Mutual is working to increase market penetration for this product because it includes commercial liability risks that have more flexible and profitable rate structures and also help to diversify exposures and lessen the impact of property losses on overall results.

     Businessowners. Mercer Mutual introduced a businessowners policy in the mid-1980s that provides property and liability coverages to small businesses throughout New Jersey. This product is marketed to several distinct groups: (i) apartment building owners with 60 or fewer units; (ii) condominium associations; (iii) business owners who lease their buildings to tenants; (iv) mercantile businessowners, such as florists, delicatessens, and beauty parlors; and (v) offices with owner and/or tenant occupancies. As of September 30, 1997, approximately 2,200 businessowners policies were in force.

     Religious Institutions - Mercer Mutual enhanced its product offerings for religious institutions in 1997 through the creation of a specialized multi-peril policy specifically designed for this market segment. The enhanced product included the introduction of directors' and officers' coverage, religious counseling coverage and systems breakdown coverage (through a reinsurance arrangement). Coverage for child care centers and schools is also available. There are approximately 440 religious institution policies in effect as of September 30, 1997.

     Other Liability.

     Commercial General Liability - Mercer Mutual also writes liability coverage for insureds who do not have property exposure or whose property exposure is insured elsewhere. The majority of these policies are written for small contractors such as carpenters, painters or electricians, who choose to self-insure
small property items.   Coverage for both premises/operations and
products/completed operations exposures are routinely provided. Coverage is provided for other exposures such as vacant land and habitational risks. There were approximately 1,430 commercial general liability policies in force as of September 30, 1997.

     Commercial Umbrella Liability - Commercial umbrella coverage is available for insureds who insure their primary general liability exposures with Mercer Mutual through a businessowners, commercial multi-peril, religious institution or commercial general liability policy. Limits of $1,000,000 to $5,000,000 are readily available with higher limits provided if needed. To improve processing efficiencies and maintain underwriting standards, Mercer Mutual is beginning to offer this coverage as an endorsement to the underlying liability policy rather than as a separate stand-alone policy.

     Personal Excess Liability. Mercer Mutual writes personal line excess liability, or "umbrella," policies covering personal liabilities in excess of amounts covered under Mercer Mutual's homeowners policies. Such policies are available generally with limits of $1 million to $5 million. Mercer Mutual does not generally market excess liability policies to individuals unless they also write an underlying primary liability policy.

     Fire, Allied Lines and Inland Marine.

     Fire, Allied Lines and Inland Marine - Fire and allied lines insurance generally covers fire, lightning, and removal and extended coverage. Inland marine coverage insures merchandise or cargo in transit and business and personal property. Mercer Mutual offers these coverages for property exposures in cases where it is not insuring the companion liability exposures. Generally, the rates charged on these policies are higher than those for the same property exposures written on a multi-peril or businessowners policy.

     Combination Dwelling Policy - The current combination dwelling product, developed in 1987, is a flexible, multi-line package of insurance coverage. It is targeted to be written on an owner or tenant occupied dwelling of no more than four families. The dwelling policy combines property and liability insurance but may also be written on a monoline basis. The property portion is considered a fire, allied lines and inland marine policy, and the liability portion is considered an other liability policy.

     Commercial Automobile

     This product was introduced in New Jersey in 1997 and is designed to cover light and medium weight trucks used in business, as well as company-owned private passenger type vehicles. Other specialty classes such as church vans and funeral directors' vehicles can also be covered. The policy is marketed as a companion offering to Mercer Mutual's businessowners, commercial multi-peril, religious institution, commercial property or general liability policies.

     Workers' Compensation.

     The Insurance Companies generally write workers' compensation policies in conjunction with an otherwise eligible businessowners, commercial multi-peril, religious institution, commercial property or general liability policy. Stand-alone workers' compensation policies are available only as a management accommodation and, as of September 30, 1997, over 98% of the Insurance Companies' workers' compensation insureds have other Mercer Mutual policies. There were approximately 1,130 workers' compensation policies in effect as of September 30, 1997.

Marketing

     The Insurance Companies market their property and casualty insurance products in New Jersey and Pennsylvania through approximately 160 independent agencies, most of which are located in New Jersey. The Insurance Companies manage their agencies through quarterly business reviews (with underwriter participation) and establishment of benchmarks/goals for premium volume and profitability. The Insurance Companies have in recent years eliminated a number of low volume or unprofitable agencies. All of the Insurance Companies' independent agencies represent multiple carriers and are established businesses in the communities in which they operate. The Insurance Companies' independent agencies generally market and write the full range of the Insurance Companies' products. The Insurance Companies consider their relationships with agencies to be good.

     For the nine months ended September 30, 1997, the Insurance Companies' largest agency accounted for approximately 7.9% of the Insurance Companies' direct premiums written, and no other agency accounted for more than 5% of the Insurance Companies' direct premiums written. During such period, no agency accounted for more than 5% of the Insurance Companies' net premiums earned.
For the nine month period ended September 30, 1997, the Insurance Companies' top 10 agencies accounted for 29.7% of direct premiums written, and the average volume per agency was $133,000, with the largest agency generating approximately $1.7 million in premium revenue for the Insurance Companies.

     The Insurance Companies emphasize personal contact between their agents and the policyholders. The Insurance Companies believe that their fast and efficient service, name recognition, policyholder loyalty and policyholder satisfaction with agency and claims relationships are the principal sources of new customer referrals, cross-selling of additional insurance products and policyholder retention.

     The Insurance Companies' policies are marketed exclusively through their network of independent agencies. The Insurance Companies depend upon their agency force to produce new business and to provide customer service. The network of independent agencies also serves as an important source of information about the needs of the communities served by the Insurance Companies. This information is utilized by the Insurance Companies to develop new products and new product features.

     Agencies are compensated through a fixed base commission with an opportunity for profit sharing depending on the agency's premiums earned and loss experience.

     The Insurance Companies' independent agencies are monitored and supported by marketing representatives, who are employees of the Insurance Companies and who also have principal responsibility for recruiting agencies and training new agents. To support their marketing efforts, the Insurance Companies hold seminars for agents and conduct training programs that provide both technical training about products and sales training on how to market such products.

     The Insurance Companies provide personal computer software to agencies that allows them to quote rates on homeowners and commercial multi-peril policies.

     The Insurance Companies marketing efforts are further supported by their claims philosophy, which is designed to provide prompt and efficient service, thereby making the claims process a positive experience for agents and policyholders.

Underwriting

     The Insurance Companies write their personal and commercial lines by evaluating each risk with consistently applied standards. The Insurance Companies maintain information on all aspects of their business that is regularly reviewed to determine product line profitability. The Insurance Companies' employ 15 underwriters, who generally specialize in either personal or commercial lines. Specific information is monitored with regard to individual insureds that is used to assist the Insurance Companies in making decisions about policy renewals or modifications. The Insurance Companies' underwriters have an average of over 12 years of experience as underwriters.

     The Insurance Companies rely on information provided by their independent agencies who, subject to certain guidelines, also act as field underwriters and pre-screen policy applicants. Their independent agencies have the authority to sell and bind insurance coverages in accordance with pre-established guidelines. Agencies' underwriting results are monitored and, on occasion, agencies with historically poor loss ratios have had their binding authority removed until more profitable underwriting results were achieved.

Claims

     Claims on insurance policies written by the Insurance Companies are received directly from the insured or through the Insurance Companies' independent agencies. Claims are then assigned to either an in-house adjuster or an independent adjuster, depending upon the size and complexity of the claim, who investigates and settles the claim. As of September 30, 1997, the Insurance Companies had six in-house adjusters and worked with 15 independent adjusters. Until December 31, 1997 workers' compensation claims were assigned to the Garden State Reinsurance Association (the "GSRA"), an insurance pool which provides for the sharing of workers' compensation losses under an excess of loss reinsurance treaty. As of December 31, 1997, workers' compensation claims are being handled in the same manner as all other claims.

     Claims settlement authority levels are established for each claims adjuster based upon his or her level of experience.
Multi-line teams exist to handle all claims. The claims department is responsible for reviewing all claims, obtaining necessary documentation, estimating the loss reserves and resolving the claims.

     The Insurance Companies attempt to minimize claims costs by encouraging the use of alternative dispute resolution procedures. Less than 19% of all open claims under the Insurance Companies' policies have resulted in litigation. Litigated claims are assigned to outside counsel.

Reinsurance

     Reinsurance Ceded

     In accordance with insurance industry practice, the Insurance Companies reinsure a portion of their exposure and pay to the reinsurers a portion of the premiums received on all policies reinsured. Insurance is ceded principally to reduce net liability on individual risks, to mitigate the effect of individual loss occurrences (including catastrophic losses), to stabilize underwriting results and to increase the Insurance Companies' underwriting capacity.

     Reinsurance can be facultative reinsurance or treaty reinsurance. Under facultative reinsurance, each risk or portion of a risk is reinsured individually. Under treaty reinsurance, an agreed-upon portion of business written is automatically reinsured. Reinsurance can also be classified as quota share reinsurance, pro-rata insurance or excess of loss reinsurance. Under quota share reinsurance and pro-rata insurance, the ceding company cedes a percentage of its insurance liability to the reinsurer in exchange for a like percentage of premiums less a ceding commission, and in turn will recover from the reinsurer the reinsurer's share of all losses and loss adjustment expenses incurred on those risks. Under excess reinsurance, an insurer limits its liability to all or a particular portion of the amount in excess of a predetermined deductible or retention. Regardless of type, reinsurance does not legally discharge the ceding insurer from primary liability for the full amount due under the reinsured policies. However, the assuming reinsurer is obligated to reimburse the ceding company to the extent of the coverage ceded. The Insurance Companies place all of their reinsurance either through the use of brokers or directly with the reinsurance company.

     The Insurance Companies determine the amount and scope of reinsurance coverage to purchase each year based upon their evaluation of the risks accepted, consultations with reinsurance representatives and a review of market conditions, including the availability and pricing of reinsurance. For the year ended December 31, 1996, the Insurance Companies ceded to reinsurers $14.4 million of earned premiums. For the nine months ended September 30, 1997, the Insurance Companies ceded earned premiums of $7.0 million. The significant decrease in ceded premiums for the nine-month period ended September 30, 1997 reflects the effect of a restructuring of the reinsurance program as of January 1, 1997, which restructuring is described below.

     The Insurance Companies' reinsurance arrangements are placed with non-affiliated reinsurers, and are generally renegotiated annually. Coverages described herein are generally for the year ended December 31, 1997.

     The largest exposure retained by the Insurance Companies on any one individual property risk is $75,000. Excess reinsurance is provided on a treaty basis in layers as follows: Individual property risks in excess of $75,000 are covered on an excess of loss basis up to $250,000 per risk pursuant to various reinsurance treaties. Except for commercial auto physical damage, per risk property losses in excess of $250,000 are reinsured on a proportional basis through treaty coverage or facultative coverage. Commercial auto physical damage is reinsured separately on a quota share and excess of loss basis. The maximum commercial auto physical damage exposure is $50,000.

     Except for workers' compensation, umbrella liability, and commercial auto liability, individual casualty risks that are in excess of $100,000 are covered on an excess of loss basis, up to $1.2 million per occurrence, pursuant to various reinsurance treaties. Casualty losses arising from workers' compensation claims are reinsured on a per occurrence and per person treaty basis by various reinsurers up to $10.0 million through GSRA. Umbrella liability losses are reinsured on a 95% quota share basis up to $1.0 million and a 100% quota share basis in excess of $1.0 million up to $5.0 million with a ceding commission of 35.0%. Commercial automobile liability is reinsured separately on a quota share and excess of loss basis. The maximum commercial automobile liability exposure is $50,000. The Insurance Companies also purchase casualty contingency loss excess reinsurance providing $3.0 million of coverage in excess of $1.2 million.

     Catastrophic reinsurance protects the ceding insurer from significant aggregate loss exposure arising from a single event such as windstorm, hail, tornado, hurricane, earthquake, riot, blizzard, freezing temperatures or other extraordinary events. Mercer Mutual has purchased layers of excess treaty reinsurance for catastrophic property losses for 1997, under which Mercer Mutual reinsures 100% of losses per occurrence over $1.0 million up to a maximum of $45.0 million per occurrence.

     Mercer Mutual also has an aggregate excess of loss treaty reinsurance agreement designed to protect against multiple events each of which is below the $1.0 million retention under the primary catastrophe reinsurance treaty. Under this agreement, losses are reinsured for 90% of losses exceeding 70% of annual earned premiums up to $2.2 million.

     Effective January 1, 1997, the Insurance Companies terminated their participation in the Homeowners Pool. Prior to 1997, the Insurance Companies pooled their New Jersey homeowners business with two other companies providing homeowners coverage to New Jersey residents. Premiums were ceded to the other Homeowners Pool participants based on the respective writings reinsured in the Homeowners Pool. The Insurance Companies in turn assumed reinsurance from the other participants. Losses were reinsured among the Homeowners Pool participants on a pro-rata basis in the same proportion premiums were ceded. At January 1, 1997, the Insurance Companies replaced the Homeowners Pool reinsurance with a combination of a new quota share reinsurance agreement (for homeowners only) and its existing pro-rata agreements. The Homeowners Pool was terminated in order to reduce the Insurance Companies' New Jersey exposure and to eliminate fluctuations in operating results arising from business assumed from outside the Insurance Companies under the Homeowners Pool. The restructuring of the reinsurance program caused a material reduction in both the consolidated net earned premiums and net expense of Mercer Mutual. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The insolvency or inability of any reinsurer to meet its obligations to the Insurance Companies could have a material adverse effect on the results of operations or financial condition of the Insurance Companies.

     As of September 30, 1997 the Company's five largest reinsurers based on percentage of ceded premiums are set forth in the following table:

                                 Percentage of
             Name                Ceded Premiums        A.M. Best Rating
American Re-Insurance Co.            27.65%                  A+
Motors Insurance Corporation         12.67%                  A+
Scor Reinsurance Company              9.79%                  A+
TIG Reinsurance Company               9.67%                  A
PMA Reinsurance Corporation           5.15%                  A+


     The A+ and A ratings are the second and third highest of A.M. Best's fifteen ratings. The Insurance Companies monitor the solvency of reinsurers through regular review of their financial statements and A.M. Best ratings. The Insurance Companies have experienced no significant difficulties collecting amounts due from reinsurers.

     Reinsurance Assumed

     The Insurance Companies assume reinsurance on a voluntary and non-voluntary basis. Reinsurance is assumed on an excess of loss basis and pro-rata basis. For the year ended December 31, 1996 the Insurance Companies assumed $10.3 million in earned premiums. For the nine months ended September 30, 1997, the Insurance Companies assumed $479,000 in earned premiums. The significant decrease in assumed earned premiums for the nine month period ended September 30, 1997 reflects the restructuring of the Insurance Companies' reinsurance program effective January 1, 1997 described above.

     As described above, the Insurance Companies terminated their participation in the Homeowners Pool effective December 31, 1996. As a result, a significant decrease in assumed premiums earned is reflected in the nine month period ending September 30, 1997, as the Insurance Companies no longer assumed business from the other Homeowners Pool participants. For the year ended December 31, 1996, the Insurance Companies had $9.6 million in assumed earned premiums.

     Under its agreement with GSRA, which was terminated effective December 31, 1997, the Insurance Companies assumed reinsurance on a voluntary basis from four mutual insurance companies providing workers' compensation coverage to New Jersey businesses. The Insurance Companies assumed 7% of losses incurred by those carriers in excess of $50,000 up to $250,000 or a maximum of $14,000 per occurrence. In return, the Insurance Companies assume 7% of the premiums of such carrier on the same excess of loss basis.

     The Insurance Companies are also required by statute to participate in two residual market pools. The Insurance Companies assume business for workers' compensation and for property exposures which are not insured in the voluntary marketplace. The Insurance Companies participate in these residual markets on a market share basis for the jurisdiction in which it writes business.

Loss and LAE Reserves

     Property and Casualty Reserves. The Insurance Companies are required by applicable insurance laws and regulations to maintain reserves for payment of losses and loss adjustment expenses ("LAE") for both reported claims and for claims incurred but not reported ("IBNR"), arising from the policies they have issued. These laws and regulations require that provision be made for the ultimate cost of those claims without regard to how long it takes to settle them or the time value of money. The determination of reserves involves actuarial and statistical projections of what the Insurance Companies expect to be the cost of the ultimate settlement and administration of such claims based on facts and circumstances then known, estimates of future trends in claims severity, and other variable factors such as inflation and changing judicial theories of liability.

     The estimation of ultimate liability for losses and LAE is an inherently uncertain process and does not represent an exact calculation of that liability. The Insurance Companies' reserve policy recognizes this uncertainty by maintaining reserves at a level providing for the possibility of adverse development relative to the estimation process. The Insurance Companies do not discount their reserves to recognize the time value of money.

     When a claim is reported to the Insurance Companies, claims personnel establish a "case reserve" for the estimated amount of the ultimate payment. This estimate reflects an informed judgment based upon general insurance reserving practices and on the experience and knowledge of the estimator regarding the nature and value of the specific claim, the severity of injury or damage, and the policy provisions relating to the type of loss. Case reserves are adjusted by the Insurance Companies' claims staff as more information becomes available. It is the Insurance Companies' policy to settle each claim as expeditiously as possible.

     The Insurance Companies maintain IBNR reserves to provide for future reporting of already incurred claims and developments on reported claims. The IBNR reserve is determined by estimating the Insurance Companies' ultimate net liability for both reported and IBNR claims and then subtracting the case reserves for reported claims.

     Each quarter, the Insurance Companies compute their estimated ultimate liability using principles and procedures applicable to the lines of business written. Such reserves are also considered annually by the Insurance Companies' independent auditors in connection with their audit of the Insurance Companies' consolidated financial statements. However, because the establishment of loss reserves is an inherently uncertain process, there can be no assurance that ultimate losses will not exceed the Insurance Companies' loss reserves. Adjustments in aggregate reserves, if any, are reflected in the operating results of the period during which such adjustments are made. As required by insurance regulatory authorities, the Insurance Companies submit to the various jurisdictions in which they are licensed a statement of opinion by its appointed actuary concerning the adequacy of statutory reserves. The results of these actuarial studies have consistently indicated that reserves are adequate. Management of the Insurance Companies does not believe the Insurance Companies are subject to any material potential asbestos or environmental liability claims.

     The following table provides a reconciliation of beginning and ending consolidated loss and LAE reserve balances of Mercer Mutual for the years ended December 31, 1994, 1995 and 1996 and for the nine months ended September 30, 1997 and 1996 as prepared in accordance with GAAP.

              Reconciliation of Reserve for Losses
                  and Loss Adjustment Expenses

                                                            Nine Months
                                                       Ended September 30,      Year Ended December 31,
                                                           1997    1996        1996       1995       1994
                                                                                 (In thousands)
Reserves for losses and loss adjustment
   expenses at the beginning of period . . . . . . . . .  $35,221   $36,176   $36,176   $35,531   $33,308

Less:  Reinsurance recoverables and receivables . . . .   (15,147)  (16,819)  (16,819)  (17,233)  (14,313)

Net reserves for losses and loss adjustment
   expenses at beginning of period . . . . . . . . . .     20,074    19,357    19,357    18,298    18,995

Add:  Provision for losses and loss adjustment
   expenses for claims occurring in:
      The current year . . . . . . . . . . . . . . . .      8,860    12,901    16,445    14,250    15,364

      Prior years . . . . . . . . . . . . . . . . . .        (822)   (1,647)   (1,644)     (954)   (1,257)


      Total incurred losses and loss adjustment
       expenses . . . . . . . . . . . . . . . . . . .       8,038    11,254    14,801    13,296    14,107


Less: Loss and loss adjustment expenses
   payments for claims occurring in:
      The current year . . . . . . . . . . . . . . . .      3,205     5,814     7,715     5,302     8,782

      Prior years  . . . . . . . . . . . . . . . . . .      5,394     5,213     6,369     6,935     6,022

      Total losses and loss adjustment expenses. . . .      8,599    11,027    14,084    12,237    14,804


Net reserves for losses and loss adjustment
   expenses at end of period . . . . . . . . . . . . .     19,513    19,584    20,074    19,357    18,298


Add:  Reinsurance recoverables and receivables . . . .     13,299    15,348    15,147    16,819    17,233


Reserves for losses and loss adjustment
   expenses at end of period . . . . . . . . . . . . .    $32,812   $34,932   $35,221   $36,176   $35,531
                                                          =======   =======   =======   =======   =======

     The following table shows the development of the consolidated reserves for unpaid losses and LAE from 1986 through 1996 for the Insurance Companies on a GAAP basis. The top line of the table shows the liabilities at the balance sheet date, including losses incurred but not yet reported. The upper portion of the table shows the cumulative amounts subsequently paid as of successive years with respect to the liability. The lower portion of the table shows the reestimated amount of the previously recorded liability based on experience as of the end of each succeeding year. The estimates change as more information becomes known about the frequency and severity of claims for individual years. The redundancy (deficiency) exists when the reestimated liability at each December 31 is less (greater) than the prior liability estimate. The "cumulative redundancy (deficiency)" depicted in the table, for any particular calendar year, represents the aggregate change in the initial estimates over all subsequent calendar years.

                                                                       Year Ended December 31,
                                              -------------------------------------------------------------------------
                                                1986         1987         1988         1989         1990         1991
                                                ----         ----         ----         ----         ----         ----
                                                                           (In thousands)
Liability for unpaid losses and LAE
  net of reinsurance recoverable . . .         $6,278       $7,646       $9,266      $13,247       $16,698      $18,509
Cumulative amount of liability paid
  through:
  One year later . . . . . . . . . . .          2,345        2,760        3,268        4,702         5,195        5,621
  Two years later. . . . . . . . . . .          3,389        4,101        5,129        7,282         8,091        8,587
  Three years later. . . . . . . . . .          4,289        5,181        6,684        9,342        10,307       11,315
  Four years later . . . . . . . . . .          4,963        5,825        7,899       10,888        12,112       13,162
  Five years later . . . . . . . . . .          5,215        6,363        8,643       11,694        12,904       14,033
  Six years later. . . . . . . . . . .          5,457        6,627        9,063       11,997        13,262
  Seven years later. . . . . . . . . .          5,574        6,800        9,169       12,096
  Eight years later. . . . . . . . . .          5,699        6,857        9,236
  Nine years later . . . . . . . . . .          5,743        6,851
  Ten years later. . . . . . . . . . .          5,761
Liability estimated as of:
  One year later . . . . . . . . . . .          6,102        7,895       10,446       14,766        16,168       17,400
  Two years later. . . . . . . . . . .          6,275        7,657       10,914       13,989        15,632       16,293
  Three years later. . . . . . . . . .          6,100        7,581       10,330       13,540        14,787       15,973
  Four years later . . . . . . . . . .          6,041        7,256       10,076       12,724        14,209       15,411
  Five years later . . . . . . . . . .          5,878        7,272        9,603       12,643        13,945       15,298
  Six years later. . . . . . . . . . .          5,963        7,100        9,595       12,556        13,996
  Seven years later. . . . . . . . . .          5,895        7,055        9,586       12,518
  Eight years later. . . . . . . . . .          5,871        7,035        9,522
  Nine years later . . . . . . . . . .          5,896        7,033
  Ten years later. . . . . . . . . . .          5,905
Cumulative total redundancy
  (deficiency) . . . . . . . . . . . .            373          613         (256)         729         2,702        3,211

                                                                  Year Ended December 31,
                                               ------------------------------------------------------------
                                                 1992         1993         1994         1995         1996
                                                 ----         ----         ----         ----         ----
                                                                      (In thousands)
Liability for unpaid losses and LAE
  net of reinsurance recoverable . . .          $20,067      $18,995      $18,298      $19,357      $20,074
Cumulative amount of liability paid
  through:
  One year later . . . . . . . . . . .            6,329        6,023        6,935        6,368         --
  Two years later. . . . . . . . . . .            9,940        9,786       10,272
  Three years later. . . . . . . . . .           12,723       12,144
  Four years later . . . . . . . . . .           14,160
  Five years later . . . . . . . . . .
  Six years later. . . . . . . . . . .
  Seven years later. . . . . . . . . .
  Eight years later. . . . . . . . . .
  Nine years later . . . . . . . . . .
  Ten years later. . . . . . . . . . .
Liability estimated as of:
  One year later . . . . . . . . . . .           18,246       17,746       17,344       17,712
  Two years later. . . . . . . . . . .           17,603       17,088       16,860                      --
  Three years later. . . . . . . . . .           16,985       16,779
  Four years later . . . . . . . . . .           16,490
  Five years later . . . . . . . . . .
  Six years later. . . . . . . . . . .
  Seven years later. . . . . . . . . .
  Eight years later. . . . . . . . . .
  Nine years later . . . . . . . . . .
  Ten years later. . . . . . . . . . .
Cumulative total redundancy
  (deficiency) . . . . . . . . . . . .            3,577        2,216        1,438        1,644         --

Gross liability - end of year                                              35,531       36,176      35,221
Reinsurance recoverables                                                   17,233       16,819      15,147
                                                                          -------      -------     -------
Net liability - end of year                                               $18,298      $19,357     $20,074
                                                                          =======      =======     =======

Gross reestimated liability -  latest                                      31,296       35,052
Reestimated reinsurance recover-
  ables - latest                                                           14,436       17,340
                                                                          -------      -------
Net reestimated liability - latest                                         16,860       17,712
                                                                          =======      =======
Gross cumulative (deficiency) redundancy                                    4,235        1,124
                                                                          =======      =======


Investments

     On a consolidated basis, all of Mercer Mutual's investment securities are classified as available for sale and are carried at fair market value.

     An important component of the consolidated operating results of Mercer Mutual has been the return on invested assets. The Company's investment objectives are (i) to maximize current yield, (ii) to maintain safety of capital through a balance of high quality, diversified investments which minimize risk,
(iii) to maintain adequate liquidity for its insurance operations, (iv) to meet regulatory requirements, and (v) to increase surplus through appreciation.

     The Board of Directors sets the investment policy of the Company, which requires that investments be made in a portfolio consisting of bonds, common stock and short-term money market instruments. The Company's equity investments are required to be concentrated in larger capitalization, quality companies. The policy does not permit investment in unincorporated businesses, private placements or direct mortgages, foreign denominated securities, financial guarantees or commodities.

     The following table sets forth certain consolidated information concerning Mercer Mutual's investments.

                                             At September 30, 1997           At December 31, 1996             At December 31, 1995
                                            ------------------------        ------------------------        ------------------------
                                                             Market                          Market                        Market
                                             Cost(2)         Value           Cost(2)         Value           Cost(2)       Value
                                            ---------       --------        ---------       --------        ---------       --------
                                                                                (In thousands)

Fixed income securities(1)
  United States government and
    government agencies . . . . . . .       $25,795         $25,944         $23,702          $23,692        $18,516         $19,074
  Obligations of states and
    political subdivisions. . . . . .         3,396           3,470           4,313            4,343          5,146           5,237
  Collateralized mortgage
    obligations . . . . . . . . . . .         6,334           5,837           7,631            6,930          9,764           9,306

    Total fixed income securities . .        35,525          35,251          35,646           34,965         33,426          33,617

Equity securities . . . . . . . . . .         6,689           9,926           5,892            7,795          5,320           6,837

    Total . . . . . . . . . . . . . .       $42,214         $45,177         $41,538          $42,760        $38,746         $40,454
                                            =======         =======         =======         ========        =======         =======

____________
(1) In the consolidated financial statements of Mercer Mutual, investments are carried at fair value as established by quoted market prices on secondary markets.

(2) Original cost of equity securities; original cost of fixed income securities adjusted for amortization of premium and accretion of discount.

     The table below contains consolidated information concerning the investment ratings of Mercer Mutual's fixed maturity investments at September 30, 1997.


Type/Ratings of           Amortized      Market
Investment(1)               Cost         Value    Percentages(2)
---------------           ---------      ------   --------------
U.S. Government and
  agencies . . . . . . .    $25,795     $25,944         73.6%
AAA. . . . . . . . . . .      8,560       8,117         23.0
AA . . . . . . . . . . .        769         789          2.2
A. . . . . . . . . . . .        301         300           .9
BBB. . . . . . . . . . .        100         101           .3

  Total. . . . . . . . .    $35,525     $35,251        100.0%

____________

(1) The ratings set forth in this table are based on the ratings, if any, assigned by Standard & Poor's Corporation
     ("S&P"). If S&P's ratings were unavailable, the equivalent ratings supplied by Moody's Investors Services, Inc., Fitch
     Investors Service, Inc. or the NAIC were used where available.

(2) Represents percent of market value for classification as a percent of total for each portfolio.

     The table below sets forth the maturity profile and weighted average yields of Mercer Mutual's consolidated fixed maturity investments as of September 30, 1997 (substituting average life for mortgage-backed securities):

                        Amortized      Market
Maturity                 Cost(1)       Value     Percentages(2)
                               (Dollars in thousands)

More than 1 year
through 5 years         $ 1,942      $ 1,988         5.6%

More than 5 years
through 10 years         25,174       25,298        71.8

More than 10 years        2,075        2,128         6.0

Mortgage-backed
securities(3)             6,334        5,837        16.6

Total                   $35,525      $35,251       100.0%
                        =======      =======       =====

____________

(1) Fixed maturities are carried at market value in the consolidated financial statements of Mercer Mutual.

(2) Represents percent of market value of the classification as a percent of the total.

(3) Mortgage backed securities consist of mortgage pass-through holdings and securities collateralized by home equity loans. These securities follow a structured principal repayment schedule and are of high credit quality rated "AAA" or better by Standard & Poor's. These securities are presented separately in the maturity schedule due to the inherent risk associated with prepayment or early authorization. The average duration of this portfolio is 3.7 years.

     The average duration of Mercer Mutual's fixed maturity investments, excluding mortgage backed securities which are subject to paydown, as of September 30, 1997 was approximately
5.6 years. As a result, the market value of the Company's investments may fluctuate significantly in response to changes in interest rates. In addition, the Company may experience investment losses to the extent its liquidity needs require the disposition of fixed maturity securities in unfavorable interest rate environments.

     Mercer Mutual's consolidated net investment income, average cash and invested assets and return on average cash and invested assets for the years ended December 31, 1994, 1995 and 1996 and the nine months ended September 30, 1996 and 1997 were as follows:

                                               Nine Months
                                           Ended September 30,         Year Ended December 31,
                                           -------------------    -----------------------------
                                                           (Dollars In thousands)
                                              1997       1996       1996       1995      1994
                                              ----       ----       ----       ----      ----
Average invested assets. . . . . . . .      $46,439    $43,866    $44,728    $39,746   $37,942
Net investment income  . . . . . . . .        1,793      1,704      2,289      2,132     1,904
Return on average
  invested assets. . . . . . . . . . .          5.2%       5.2%       5.1%       5.4%      5.0%


A.M. Best Rating

     A.M. Best, which rates insurance companies based on factors of concern to policyholders, currently assigns an "A-" (Excellent) rating (its fourth highest rating category out of 15 categories) to the Insurance Companies as a group. A.M. Best assigns "A" or "A-" ratings to companies which, in its opinion, have demonstrated excellent overall performance when compared to the standards established by A.M. Best. Companies rated "A" and "A-" have a strong ability to meet their obligations to policyholders over a long period of time. In evaluating a company's financial and operating performance, A.M. Best reviews the company's profitability, leverage and liquidity, as well as the company's book of business, the adequacy and soundness of its reinsurance, the quality and estimated market value of its assets, the adequacy of its loss reserves, the adequacy of its surplus, its capital structure, the experience and competency of its management and its market presence. No assurance can be given that A.M. Best will not reduce the Insurance Companies' current rating in the future. In its 1997 ratings report on the Insurance Companies, in which A.M. Best assigned the Insurance Companies an "A-" rating, A.M. Best also stated that due to the Insurance Companies' considerable catastrophe exposure, it viewed the Insurance Companies' ratings outlook as negative. See "Risk Factors -- A.M. Best Rating."

Competition

     The property and casualty insurance market is highly competitive. The Insurance Companies compete with stock insurance companies, mutual companies, local cooperatives and other underwriting organizations. Certain of these competitors have substantially greater financial, technical and operating resources than the Insurance Companies. The Insurance Companies' ability to compete successfully in their principal markets is dependent upon a number of factors, many of which (including market and competitive conditions) are outside the Insurance Companies' control. Many of the lines of insurance written by the Insurance Companies are subject to significant price competition. Some companies may offer insurance at lower premium rates through the use of salaried personnel or other methods, rather than through independent agents paid on a commission basis, as the Insurance Companies do. In addition to price, competition in the lines of business written by the Insurance Companies is based on quality of the products, quality and speed of service (including claims service), financial strength, ratings, distribution systems and technical expertise.

Regulation

     Insurance companies are subject to supervision and regulation in the states in which they transact business. Such supervision and regulation relates to numerous aspects of an insurance company's business and financial condition. The primary purpose of such supervision and regulation is the protection of policyholders. The extent of such regulation varies, but generally derives from state statutes which delegate regulatory, supervisory and administrative authority to state insurance departments. Accordingly, the authority of the state insurance departments includes the establishment of standards of solvency which must be met and maintained by insurers, the licensing to do business of insurers and agents, the nature of and limitations on investments, premium rates for property and casualty insurance, the provisions which insurers must make for current losses and future liabilities, the deposit of securities for the benefit of policyholders, the approval of policy forms, notice requirements for the cancellation of policies and the approval of certain changes in control. State insurance departments also conduct periodic examinations of the affairs of insurance companies and require the filing of annual and other reports relating to the financial condition of insurance companies.

     Examinations are regularly conducted by the Pennsylvania Department and the New Jersey Department every three to five years. Because the volume of Mercer Mutual's business in Pennsylvania to date has been minimal and Mercer Mutual did not change its domicile from New Jersey to Pennsylvania until October 1997, Mercer Mutual has never been examined by the Pennsylvania Department. The New Jersey Department's last examination of
Mercer Mutual or MIC was as of December 31, 1995.   These
examinations did not result in any adjustments to the financial position of either of the Insurance Companies. In addition, there were no substantive qualitative matters indicated in the examination reports that had a material adverse impact on the operations of the Insurance Companies.

     In addition to state-imposed insurance laws and regulations, the NAIC has adopted risk-based capital ("RBC") requirements that require insurance companies to calculate and report information under a risk-based formula that attempts to measure statutory capital and surplus needs based on the risks in a company's mix of products and investment portfolio. Under the formula, a company first determines its Authorized Control Level risk-based capital ("ACL") by taking into account (i) the risk with respect to the insurer's assets; (ii) the risk of adverse insurance experience with respect to the insurer's liabilities and obligations, (iii) the interest rate risk with respect to the insurer's business; and (iv) all other business risks and such other relevant risks as are set forth in the RBC instructions. A company's "Total Adjusted Capital" is the sum of statutory capital and surplus and such other items as the RBC instructions may provide. The formula is designed to allow state insurance regulators to identify potential weakly capitalized companies.

     The requirements provide for four different levels of regulatory attention. The "Company Action Level" is triggered if a company's Total Adjusted Capital is less than 2.0 times its ACL but greater than or equal to 1.5 times its ACL. At the Company Action Level, the company must submit a comprehensive plan to the regulatory authority which discusses proposed corrective actions to improve the capital position. The "Regulatory Action Level" is triggered if a company's Total Adjust Capital is less than
1.5 times but greater than or equal to 1.0 times its ACL. At the Regulatory Action Level, the regulatory authority will perform a special examination of the company and issue an order specifying corrective actions that must be followed. The "Authorized Control Level" is triggered if a company's Total Adjusted Capital is than 1.0 times but greater than or equal to 0.7 times its ACL, and the regulatory authority may take action it deems necessary, including placing the company under regulatory control. The "Mandatory Control Level" is triggered if a company's Total Adjusted Capital is less than 0.7 times its ACL, and the regulatory authority is mandated to place the company under its control. The Insurance Companies have never failed to exceed these required levels of capital. There can be no assurance, however, that the capital requirements applicable to the business of the Insurance Companies will not increase in the future.

     The NAIC has also developed a set of eleven financial ratios, referred to as the Insurance Regulatory Information System (IRIS), for use by state insurance regulators in monitoring the financial condition of insurance companies. The NAIC has established an acceptable range of values for each of the IRIS financial ratios. Generally, an insurance company will become the subject of increased scrutiny where four or more of its IRIS ratio results fall outside the range deemed acceptable by the NAIC. The nature of increased regulatory scrutiny resulting from IRIS ratio results that are outside the acceptable range is subject to the judgment of the applicable state insurance department, but generally will result in accelerated review of annual and quarterly filings. Depending on the nature and severity of the underlying cause of the IRIS ratio results being outside the acceptable range, increased regulatory scrutiny could range from increased but informal regulatory oversight to placing a company under regulatory control.

     During the last three years, each of the Insurance Companies reported results outside the acceptable range for the following IRIS tests: the two-year overall operating ratio, change in net writings, and the change in surplus. The two-year overall operating ratio is a measure of company profitability which combines three ratios: the loss ratio, plus the expense ratio, minus the investment income ratio. A ratio result below 100% indicates a profit, and a ratio result above 100% indicates a loss. The change in net writings ratio is a measurement of the stability of a company's operations. The change in surplus ratio is a measurement of a company's financial condition. The table below sets forth IRIS ratios outside the acceptable range for the Insurance Companies during 1994, 1995 and 1996:

                             Insurance
                               Values
                            Equal to or           Mercer Mutual                         MIC
                           --------------        ----------------------       ----------------------
Ratio Name/Description     Over     Under        1996     1995     1994       1996     1995     1994
----------------------     ----     -----        ----     ----     ----       ----     ----     ----

Change in net writings      33       (33)                                       263     (84)

Two-year overall
 operating ratio           100                             100      104                 109      103

Change in surplus           50       (10)                           (10)


     For Mercer Mutual, the 1995 and 1994 two-year overall operating ratio was outside the acceptable range. For 1995 and 1994, operating results were adversely impacted by winter storms and wind storms which resulted in significant losses in 1994. These storms also account for the change in surplus in 1994 to be outside the normal range.

     For MIC, the 1995 and 1994 two-year overall operating ratios were outside the acceptable range. The 1994 two-year overall operating ratios was negatively impacted by MIC's share of winter storms and wind storms it assumed from Mercer Mutual under terms of their reinsurance treaties at the time. Those treaties were terminated as of January 1, 1995. The termination of the intercompany reinsurance agreements resulted in the return of unearned premium reserves from MIC to Mercer Mutual. As a result, net writings dropped dramatically in 1995. The drop in net premium writings in 1995 caused the unusual results for the 1996 and 1995 net writings ratio as well as the unusual result for the 1995 two year operating ratio.

     The states in which the Insurance Companies do business (New Jersey and Pennsylvania) have guaranty fund laws under which insurers doing business in such states can be assessed on the basis of premiums written by the insurer in that state in order to fund policyholder liabilities of insolvent insurance companies. Under these laws in general, an insurer is subject to assessment, depending upon its market share of a given line of business, to assist in the payment of policyholder claims against insolvent insurers. The Insurance Companies make accruals for their portion of assessments related to such insolvencies when notified of assessments by the guaranty associations.

     The property and casualty insurance industry has recently received a considerable amount of publicity because of rising insurance costs and the unavailability of insurance. New regulations and legislation are being proposed to limit damage awards, to control plaintiffs' counsel fees, to bring the industry under regulation by the federal government and to control premiums, policy terminations and other policy terms. It is not possible to predict whether, in what form or in what jurisdictions any of these proposals might be adopted or the effect, if any, on the Insurance Companies. However, most of these proposals relate to automobile insurance. The Insurance Companies do not write, nor do they have any present intention to write in the future, personal automobile insurance (except through businesses which may be acquired through acquisition), and the Insurance Companies' commercial automobile insurance business is not material to the business of the Insurance Companies.

     Most states have enacted legislation that regulates insurance holding company systems. Each insurance company in a holding company system is required to register with the insurance supervisory agency of its state of domicile and furnish information concerning the operations of companies within the holding company system that may materially affect the operations, management or financial condition of the insurers within the system. Pursuant to these laws, the respective insurance departments may examine the Insurance Companies and the Company at any time, require disclosure of material transactions by the Insurance Companies and the Company and require prior notice of approval of certain transactions, such as "extraordinary dividends" from the Insurance Companies to the Company.

     All transactions within the holding company system affecting the Insurance Companies and the Company must be fair and equitable. Approval of the applicable insurance commissioner is required prior to consummation of transactions affecting the control of an insurer. In some states, including New Jersey and Pennsylvania, the acquisition of 10% or more of the outstanding capital stock of an insurer or its holding company is presumed to be a change in control. These laws also require notice to the applicable insurance commissioner of certain material transactions between an insurer and any person in its holding company system and, in some states, certain of such transactions cannot be consummated without the prior approval of the applicable insurance commissioner.

      The Insurance Companies are restricted by the insurance laws of their respective states of domicile as to the amount of dividends or other distributions they may pay without notice to or the prior approval of the state regulatory authority. Under Pennsylvania law, the maximum amount that may be paid by Mercer Mutual during any twelve-month period after notice to, but without prior approval of, the Pennsylvania Department cannot exceed the greater of 10% of Mercer Mutual's statutory surplus as reported on the most recent annual statement filed with the Pennsylvania Department, or the net income of Mercer Mutual for the period covered by such annual statement. As of December 31, 1996, amounts available for payment of dividends by Mercer Mutual to the Company in 1997 without the prior approval of the Pennsylvania Department would have been approximately $1.6 million.

Intercompany Agreements

     From September 15, 1982 to January 1, 1995, Mercer Mutual and MIC were parties to reinsurance agreements whereby MIC ceded 100% of its business to Mercer Mutual and Mercer Mutual then retroceded 10% of its business to MIC. These agreements have been terminated. Mercer Mutual and MIC, however, remain parties to a Management Agreement pursuant to which, in exchange for functions and services performed by employees of Mercer Mutual, all expenses for the workers' compensation business conducted by the Insurance Companies are borne by MIC. Mercer Mutual and MIC are also parties, together with QHC, to a Consolidate Tax Allocation Agreement whereby each company is allocated a pro rata share of the consolidated income tax expense based upon its contribution of taxable income to the consolidated group.

Legal Proceedings

     The Insurance Companies are parties to litigation in the normal course of business. Based upon information presently available to them, the Insurance Companies' do not consider any threatened or pending litigation to be material. However, given the uncertainties attendant to litigation, there can be no assurance that the Insurance Companies' results of operations and financial condition will not be materially adversely affected by any threatened or pending litigation. See "Risk Factors -- Possible Adverse Impact of Potential Litigation" for a description of the potential for litigation in connection with the Conversion.

Properties

     The Company's and Insurance Companies' main offices are located at 10 North Highway 31, Pennington, New Jersey in a 14,357 square foot facility owned by Mercer Mutual. The Company also owns a residential property at 158 Pennington-Harbourtown Road, Pennington, New Jersey from which it receives rental income.

Employees

     As of September 30, 1997, the total number of full-time equivalent employees of Mercer Mutual was 43. None of these employees are covered by a collective bargaining agreement and Mercer Mutual believes that employee relations are good. MIC does not have any employees.

                    MANAGEMENT OF THE COMPANY

Directors

     The Board of Directors of the Company consists of Roland D. Boehm, James J. Freda, William C. Hart, George T. Hornyak, Richard U. Niedt, Andrew R. Speaker, Eric W. Turner and
Richard G. Van Noy, each of whom presently serves as a director of Mercer Mutual. The Board is divided into three classes with directors serving for three-year terms with approximately one-third of the directors being elected at each annual meeting of shareholders, beginning with the first annual meeting of shareholders following the Conversion. Messrs. Hornyak, Speaker and Turner have terms of office expiring at the first annual meeting, Messrs. Boehm and Freda have terms of office expiring at the annual meeting to be held one year thereafter, and Messrs. Hart, Niedt and Van Noy have terms of office expiring at the annual meeting to be held two years thereafter.

     The following table sets forth certain information regarding the directors of the Company.

                        Age at                            Business Experience
                     September 30,   Director          for the Last Five Years;
                         1997         Since(1)           Other Directorships
                       --------     --------    ------------------------------------------
Roland D. Boehm         59           1980       Vice Chairman of the Board of Directors of
                                                the Company, Mercer Mutual and MIC; Owner
                                                of Boehm Appraisal; Director of Prestige
                                                Financial Corp.

James J. Freda          76           1985       Director of the Company, Mercer Mutual and
                                                MIC; Owner of James J. Freda, Inc.

William C. Hart         64           1970       President, Chief Executive
                                                Officer and Director of the Company,
                                                Mercer Mutual and MIC

George T. Hornyak, Jr.  47           1985       Director of the Company, Mercer Mutual and
                                                MIC; President, Chief Executive Officer
                                                and Director of Pulse Bancorp, Inc. and
                                                Pulse Savings Bank

Richard U. Niedt        66           1979       Director of the Company, Mercer Mutual and
                                                MIC; Retired

Andrew R. Speaker       34           1997       Executive Vice President, Chief Operating
                                                Officer, Chief Financial Officer,
                                                Treasurer and Director of the Company,
                                                Mercer Mutual and MIC

Eric W. Turner, Jr.     76           1968       Director of the Company, Mercer Mutual and
                                                MIC; Retired

Richard G. Van Noy      56           1979       Chairman of the Board of Directors of the
                                                Company and Mercer Mutual and MIC;
                                                Hopewell Township Administrator

_______________

(1)  Indicates year first elected as a director of Mercer Mutual.
     All members of the Board of Directors of the Company have served as directors of the Company since its incorporation.

     Following the Conversion, directors of Mercer Mutual will be paid a monthly retainer of $900 and a monthly meeting fee of $700 and directors of MIC will be paid a monthly retainer of $300. No director of the Company has received any remuneration from the Company since its formation and the Company does not presently intend to pay any fees for service as a director of the Company. Directors of Mercer Mutual elected after October 1, 1997 who receive a salary from Mercer Mutual or its affiliates are not entitled to receive an annual retainer or other additional compensation from Mercer Mutual for services rendered as directors or committee members.

     Certain Transactions

     Mercer Mutual is a party to consulting agreements (the "Consulting Agreements") with directors Roland D. Boehm and
Eric W. Turner, Jr. The Consulting Agreements provide that Messrs. Boehm and Turner are required to provide certain advisory services to Mercer Mutual for annual compensation of $31,200 and $6,000, respectively, until their respective Consulting Agreement is terminated by the mutual consent of the parties.

Executive Officers

     The executive officers of the Company are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the Board of Directors of the Company.

     The following table sets forth certain information regarding the executive officers of the Company.

                  Age at       Executive
              September 30,     Officer                             Business Experience
     Name          1997          Since(1)         Title           For the Last Five Years
    ------       --------      ---------        ---------         -----------------------
William C. Hart   64           1986          President and        President, Chief
                                             Chief Executive      Executive Officer, and
                                             Officer              Director of Mercer
                                                                  Mutual and MIC

Andrew R. Speaker 34           1990          Executive Vice       Senior Vice President
                                             President, Chief     of Mercer Mutual and MIC
                                             Operating Officer,   from April 1994 to
                                             Chief Financial      October 1, 1997; Chief
                                             Officer and          Financial Officer and
                                             Treasurer            Treasurer of Mercer
                                                                  Mutual and MIC since
                                                                  1990.

Marion J. Crum    54            1984         Vice President       Vice President and
                                             and Secretary        and Secretary of Mercer
                                                                  Mutual and MIC

John G. Danka     49            1995         Vice President       Vice President of
                                             and Marketing        Mercer Mutual and MIC
                                             Director             Since 1995; Marketing
                                                                  Director of Mercer
                                                                  Mutual and MIC
                                                                  since 1994; Senior
                                                                  Manager, American
                                                                  Reliance Companies from
                                                                  1988 to 1994

Paul D. Ehrhardt  39           1996          Vice President       Vice President of Mercer
                                                                  Mutual and MIC since
                                                                  1996; Regional Vice
                                                                  President, VIK Brothers
                                                                  Insurance Group from
                                                                  1995 to 1996; Branch
                                                                  Manager, American
                                                                  Reliance Companies from
                                                                  1991 to 1995

____________________

(1) Indicates year first appointed as an executive officer of Mercer Mutual. Each executive officer of the Company was first appointed on November 12, 1997.

Executive Compensation

     The executive officers of the Company have received no compensation from the Company since its formation. The following table sets forth information regarding the compensation of the President and Chief Executive Officer and the Executive Vice President and Chief Operating Officer of the Company for each of the fiscal years ended December 31, 1994, 1995 and 1996. The amounts below represent the aggregate compensation paid in 1995 and 1996 to such executive officers by Mercer Mutual. No other executive officer of the Company received compensation in excess of $100,000 for the fiscal year ended December 31, 1996.

                                                   All Other
Name and                                           Compen-
Principal                     Salary               sation
Position              Year    (1)(2)     Bonus       (3)
-------------------   ----   --------    -----    ---------
William C. Hart       1996   $135,776   $12,191    $ 5,919
                      1995    129,136         0      5,165
                      1994    127,038         0      5,278

Andrew R. Speaker     1996     97,964     9,144      3,683
                      1995     94,254         0      3,063
                      1994     91,011         0      2,970

(1) Includes amounts which were deferred pursuant to Mercer Mutual's 401(k) plan. Under the 401(k) plan, employees who elect to participate may elect to have earnings reduced and to cause the amount of such reduction to be contributed to the 401(k) plan's related trust in an amount up to 15% of earnings. Any employee who has completed 1 year of service and has worked 1,000 hours in a plan year is eligible to participate in the 401(k) plan.

(2) Mercer Mutual provided other benefits to the executive officers in connection with their employment. The value of such personal benefits, which is not directly related to job performance, is not included in the table above because the value of such benefits does not exceed the lesser of $50,000 or 10% of the salary and bonus paid to any executive officer.

(3) Includes amounts contributed under a 401(k) plan for the benefit of the executive officer. Mercer Mutual contributes 2% of an employee's salary. In addition, Mercer Mutual will make a matching contribution equal to 66.7% of the employee's salary reduction up to a maximum of 2% of the employee's salary.

Certain Benefit Plans and Agreements

     In connection with the Conversion, the Company's Board of Directors has approved certain stock incentive plans and employment agreements with the executive officers of the Company. In addition, Mercer Mutual has an existing 401(k) plan and profit sharing plan in which the executive officers of the Company will be eligible to participate after the Conversion. Implementation of certain of these stock incentive plans requires shareholder approval.

     Stock Compensation Plan.

     On ___________, 1997, the Company's Board of Directors adopted the Stock Compensation Plan (the "Compensation Plan"), subject to receipt of shareholder approval at the Company's first annual meeting of shareholders after the Conversion.

     The purpose of the Compensation Plan is to provide additional incentive to directors and employees of the Company and Mercer Mutual by facilitating their purchase of stock in the Company. The Compensation Plan will have a term of ten years from the date of its approval by the Company's shareholders (unless the plan is earlier terminated by the Board of Directors of the Company) after which no awards may be made. Pursuant to the Compensation Plan, a number of shares equal to 10% of the shares of Common Stock that are issued in the Conversion will be reserved for future issuance by the Company, in the form of newly-issued or treasury shares, upon exercise of stock options ("Options") or stock appreciation rights ("SARs"), or the grant of restricted stock ("Restricted Stock"). Options, SARs, and Restricted Stock are collectively referred to herein as "Awards." If Awards should expire, become unexercisable or be forfeited for any reason without having been exercised or without becoming vested in full, the shares of Common Stock subject to such Awards will, unless the Compensation Plan is terminated, be available for the grant of additional Awards under the Compensation Plan.

     The Compensation Plan will be administered by a committee of at least three directors of the Company who are designated by the Board of Directors and who are "non-employee directors" within the meaning of the federal securities laws (the "Compensation Committee"). It is expected that the Compensation Committee will initially consist of Directors _______________, _______________, and __________. The Compensation Committee will select the employees to whom Awards are to be granted, the number of shares to be subject to such Awards, and the terms and conditions of such Awards (provided that any discretion exercised by the Compensation Committee must be consistent with the terms of the Compensation Plan).

     It is intended that Options granted under the Compensation Plan will constitute either incentive stock options (options that afford favorable tax treatment to recipients upon compliance with certain restrictions pursuant to Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and that do not result in tax deductions to the Company unless participants fail to comply with Section 422 of the Code) ("ISOs")) or options that do not so qualify ("Non-ISOs"). The exercise price for Options will be determined by the Compensation Committee as of the date the Option is granted based on the then market price of the Common Stock and other factors. The Compensation Plan permits the Compensation Committee to impose transfer restrictions, such as a right of first refusal, on the Common Stock that optionees may purchase. It is possible that the Compensation Committee will impose transfer restrictions on shares subject to options granted on the Compensation Plan's effective date. No Option will be exercisable after the expiration of ten years from the date it is granted; provided, however, that in the case of any employee who owns more than 10% of the outstanding Common Stock at the time an ISO is granted, the option price for the ISO will not be less than 110% of the price at which the Common Stock is sold in the Offering, and the ISO will not be exercisable after the expiration of five years from the date it is granted. An otherwise unexpired Option, unless otherwise determined by the Compensation Committee, will cease to be exercisable upon (i) an employee's termination of employment for "just cause" (as defined in the Compensation Plan), (ii) the date three months after an employee terminates service for a reason other than just cause, death, or disability, (iii) the date one year after an employee terminates service due to disability, or (iv) the date two years after termination of such service due to the employee's death. Options granted to non-employee directors will automatically expire one year after termination of service on the Board of Directors (two years in the event of death). Options granted at the time of the implementation of the Compensation Plan are expected to be exercisable six months after the date such options are granted.

     A SAR may be granted in tandem with all or any part of any Option or without any relationship to any Option. Whether or not a SAR is granted in tandem with an Option, exercise of the SAR will entitle the optionee to receive, as the Compensation Committee prescribes in the grant, all or a percentage of the excess of the then fair market value of the shares of Common Stock subject to the SAR at the time of its exercise, over the aggregate exercise price of the shares subject to the SAR. Payment to the optionee may be made in cash or shares of Common Stock, as determined by the Compensation Committee.

     Restricted Stock is Common Stock which is nontransferable and forfeitable until a grantee's interest vests. Nevertheless, the grantee is entitled to vote the Restricted Stock and to receive dividends and other distributions made with respect to the Restricted Stock. To the extent that a grantee becomes vested in his Restricted Stock at any time during the "Restriction Period" (as defined in the Compensation Plan) and has satisfied applicable income tax withholding obligations, the Company may deliver unrestricted shares of Common Stock to the grantee. Vesting of Restricted Stock may be accelerated at the discretion of the Compensation Committee. At the end of the Restriction Period, the grantee will forfeit to the Company any shares of Restricted Stock as to which he did not earn a vested interest during the Restriction Period.

     The Company will receive no monetary consideration for the granting of Awards under the Compensation Plan, and will receive no monetary consideration other than the Option exercise price for each share issued to optionees upon the exercise of Options. The Option exercise price may be paid in cash or Common Stock. The exercise of Options and SARs and the conditions under which Restricted Stock vests will be subject to such terms and conditions established by the Compensation Committee as are set forth in a written agreement between the Compensation Committee and the optionee (to be entered into at the time an Award is granted). In the event that the fair market value per share of the Common Stock falls below the option price of previously granted Options or SARs, the Compensation Committee will have the authority, with the consent of the optionee, to cancel outstanding Options or SARs and to reissue new Options or SARs at the then current fair market price per share of the Common Stock.

     Although directors and officers of the Company generally will be prohibited under the federal securities laws from profiting from certain purchases and sales of shares of Common Stock within any six-month period, they generally will not be prohibited by such laws from exercising options and immediately selling the shares they receive, as long as the options are held for six months from the date of grant. As a result, the Company's directors and officers generally will be permitted to benefit in the event the market price for the shares exceeds the exercise price of their Options, without being subject to loss in the event the market price falls below the exercise price.

     Notwithstanding the provisions of any Award that provides for its exercise or vesting in installments, all shares of Restricted Stock shall become fully vested upon a "change in control" (as defined in the Compensation Plan) and, for a period of 60 days beginning on the date of such change in control, all Options and SARs shall be immediately exercisable and fully vested. In the event of a change in control, the Compensation Committee may permit the holders of exercisable Options to surrender their Options in exchange for cash in an amount equal to the excess of the fair market value of the Common Stock subject to the Options over their exercise price. No Award is assignable or transferable except by will or the laws of descent and distribution, or pursuant to the terms of a "qualified domestic relations order" (within the meaning of Section 414(p) of the Code and the regulations and rulings thereunder).

     The initial grant of Options under the Compensation Plan is expected to take place on the date of the receipt of shareholder and regulatory approval of the Compensation Plan. No decisions concerning the number of options to be granted to any director or officer have been made at this time. No SARs or Restricted Stock Awards are expected to be granted when the Compensation Plan becomes effective, and no Awards would be made prior to the receipt of shareholder approval of the Compensation Plan.

     Employee Stock Ownership Plan.

     In connection with the Conversion, the Company's Board of Directors has adopted the Company's Employee Stock Ownership Plan (the "ESOP") for the exclusive benefit of participating employees, to be implemented upon the completion of the Conversion. Participating employees are all employees of the Company and its subsidiaries who have attained age 21 and completed one year of service with the Company or its subsidiaries. The Company will submit to the IRS an application for a letter of determination as to the tax-qualified status of the ESOP. Although no assurances can be given, the Company expects that the ESOP will receive a favorable letter of determination from the IRS.

     The ESOP intends to borrow funds from the Company pursuant to the ESOP Loan in an amount sufficient to purchase 10% of the Common Stock issued in the Conversion. The ESOP Loan will bear an interest rate equal to the prime rate of interest set forth in The Wall Street Journal on the closing date of the Conversion.
At the Total Midpoint, the ESOP Loan will require the ESOP to make monthly principal payments of $21,667, plus interest, for a term of 10 years. The loan will be secured by the shares of Common Stock purchased and earnings thereon. Shares purchased with the ESOP Loan proceeds will be held in a suspense account for allocation among participants as the ESOP Loan is repaid. Mercer Mutual expects to contribute sufficient funds to the ESOP to repay the ESOP Loan.

     Contributions to the ESOP and shares released from the suspense account will be allocated among participants on the basis of their annual wages subject to federal income tax withholding, plus any amounts withheld under a plan qualified under Sections 125 or 401(k) of the Code and sponsored by the Company or an affiliate of the Company. Participants must be employed at least 500 hours in a calendar year in order to receive an allocation. A participant becomes 100% vested in his or her right to ESOP benefits only after completing 5 years of service. For vesting purposes, a year of service means any year in which an employee completes at least 1,000 hours of service. Vesting will be accelerated to 100% upon a participant's attainment of age 65, death, or disability or a change in control of the Company. Forfeitures will be reallocated to participants on the same basis as other contributions. Benefits are payable upon a participant's retirement, death, disability, or separation from service, and will be paid in a lump sum or whole shares of Common Stock (with cash paid in lieu of fractional shares). Dividends paid on allocated shares are expected to be credited to participant accounts within the ESOP or paid to participants, and dividends on unallocated shares are expected to be used to repay the ESOP loan.

     The Company will administer the ESOP, and an unaffiliated bank or trust company will be appointed as trustee of the ESOP (the "ESOP Trustee"). The ESOP Trustee must vote all allocated shares held in the ESOP in accordance with the instructions of the participants. Unallocated shares and allocated shares for which no timely direction is received will be voted by the ESOP Trustee in the same proportion as the participant-directed voting of allocated shares.

     Management Recognition Plan.

     On _________________, 1997, the Company's Board of Directors adopted a management recognition plan (the "MRP") subject to receipt of shareholder approval at the Company's first annual meeting of shareholders after the Conversion.

     The objective of the MRP is to enable the Company to reward and retain key personnel. Those eligible to receive benefits under the MRP will be directors and executive officers of the Company and the Insurance Companies who are selected by members of the Compensation Committee.

     The MRP will be managed through a separate trust (the "MRP Trust"). The Trustees of the MRP Trust (the "MRP Trustees"), who are expected to be the members of the Compensation Committee, have the responsibility to invest all funds contributed to the MRP Trust. The Company will contribute sufficient funds to the MRP Trust to enable it to purchase in the open market up to an aggregate number of shares equal to 4% of the shares of the Common Stock that were issued in the Conversion. If the MRP Trustees are unable to purchase such amount of shares in the open market at a price which is satisfactory to the MRP Trustees in their discretion, the Company may issue shares of authorized Common Stock to the MRP Trust.

     It is anticipated that all shares of Common Stock purchased by the MRP Trust will be awarded to eligible directors and executive officers at no cost to them pursuant to the terms of the MRP. Unless the Compensation Committee decides to the contrary (which is not expected to occur in the case of awards made on the MRP's effective date), vesting will occur at the rate of 20% per year of service following the award date. Unvested shares held in the MRP Trust shall be voted by the MRP Trustees in the same proportion as the trustee of the Company's ESOP trust votes Common Stock held therein, and shall be distributed as the award vests. Dividends on unvested shares will be held in the MRP Trust for payment as vesting occurs. At the election of the participant, but subject to approval by the Compensation Committee, unvested shares that would otherwise be held by the MRP Trust may be distributed to the participant in the form of restricted stock subject to forfeiture. A participant who has received restricted stock may vote such shares, will receive any dividends paid thereon (subject to the same vesting rules applicable to the restricted stock), and will be able to exchange restricted shares for unrestricted shares as vesting occurs.

     If an employee terminates employment for reasons other than retirement at or after age 65, death, or disability, he or she forfeits all rights to the allocated shares under restriction.
If the employee's termination is caused by retirement at or after age 65, death, or disability, all restrictions expire and all shares allocated become vested and, consequently, unrestricted. The same vesting rules apply to directors except that the director retirement age is 75. The MRP provides that in the event of a change in control of the Company, all shares of the Common Stock subject to outstanding awards will be immediately payable to the holders of the awards.

     Participants will recognize compensation income when their interests vest, or at such earlier date pursuant to a participant's election to accelerate income recognition pursuant to Section 83(b) of the Code.

     The Company's Board of Directors intends to seek shareholder approval of the MRP at the first annual meeting of shareholders following completion of the Conversion and can terminate the MRP at any time, and, if it does so, any shares not allocated will revert to the Company. No decisions have been made concerning the number of MRP awards to be granted to any director or officer. Assuming shares are sold equal to the maximum of the Estimated Valuation Range in the Conversion (not including shares sold to the ESOP), and further assuming that share awards of restricted stock have a value of $10 per share, the maximum aggregate value of MRP awards to employees and non-employee directors upon the MRP's receipt of shareholder approval would be $1.2 million. No awards will be made prior to shareholder approval of the MRP.

     Executive Employment Agreements.

     As of October 1, 1997, William C. Hart and Andrew R. Speaker entered into Employment Agreements with the Company and Mercer Mutual (the "Employment Agreements"). Each Employment Agreement has an initial three-year term and provides for annual one-year extensions, upon review by the Board of Directors, commencing on October 1, 1998 and continuing on each October 1 thereafter unless the Company or the executive gives prior written notice of nonrenewal. Under their respective Employment Agreements, Mr. Hart is entitled to receive an annual base salary of not less than $150,000, which will increase to $160,000 on April 1, 1998 and to $170,000 on October 1, 1998, and Mr. Speaker is entitled to receive an annual base salary of not less than $115,000, which will increase to $125,000 on April 1, 1998 and to $135,000 on October 1, 1998. In addition, Messrs. Hart and Speaker are each entitled to participate in any other incentive compensation and employee benefit plans that the Company maintains.

     In the event the Company terminates the executive's employment for "Cause" as defined in the Employment Agreements, the executive will be entitled to receive his accrued but unpaid base salary and an amount for all accumulated but unused vacation time earned through the date of his termination.

     In the event the Company terminates the executive's employment without Cause, the executive will be entitled to receive an annual amount equal to the greater of (i) his highest base salary received during one of the two years immediately preceding the year in which he is terminated, or (ii) his base salary in effect immediately prior to his termination, for the remainder of the term of his Employment Agreement. In addition, during the remaining term of his Employment Agreement, the executive will annually be entitled to (i) an amount equal to the higher of the aggregate bonuses paid to him in one of the two years immediately preceding the year in which he is terminated and (ii) an amount equal to the sum of the highest annual contribution made on his behalf (other than his own salary reduction contributions) to each of the Company's tax qualified and non-qualified defined contribution plans (as such term is defined in Section 3(35) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) in the year in which he is terminated or in one of the two years immediately preceding such year. The executive will also be entitled to certain retirement, health and welfare benefits.

     In the event the executive terminates his employment with the Company for "Good Reason," as defined in the Employment Agreements, the executive will be entitled to receive the same amounts and benefits he would receive if terminated without Cause. In the event the executive terminates his employment with the Company without Good Reason, the executive will be entitled to receive his accrued but unpaid base salary until the date of termination and an amount for all accumulated but unused vacation time through the date of the determination of his employment.

     In the event of the executive's death or disability during the term of his employment, the executive and his eligible dependents or his spouse and her eligible dependents, as the case may be, will be entitled to receive certain cash amounts and certain health and welfare benefits.

     In the event that the executive is required to pay any excise tax imposed under Section 4999 of the Code (or any similar tax imposed under federal, state or local law) as a result of any compensation and benefits received under his Employment Agreement in connection with a change in control, the Company will pay to the executive an additional amount such that the net amount retained by him, after the payment of such excise taxes (and any additional income tax resulting from such payment by the Company), equals the amount he would have received but for the imposition of such taxes.

     The Employment Agreements further provide that in the event the executive's employment is terminated for Cause or he voluntarily terminates his employment prior to a "Change in Control," as defined in the Employment Agreements, the executive may not, for a period of twelve months after the date of termination, without the prior written consent of the Company's Board of Directors, become an officer, director or a shareholder or equity owner of 4.9% or more of any entity engaged in the property and casualty insurance business with its corporate headquarters located within New Jersey. In addition, the executive's employment and for a period of 12 months following the termination of his employment, except following a Change in Control, the executive may not solicit, endeavor to entice away from the Company, its subsidiaries or affiliates, or otherwise interfere with the relationship of the Company or its subsidiaries or affiliates with any person who is, or was within the then most recent 12-month period, an employee or associate of the Company or any of its subsidiaries or affiliates.

                         THE CONVERSION

     The Plan has been approved by the Pennsylvania Department, subject to the Plan's approval by the policyholders of Mercer Mutual entitled to vote and the shareholders of the Company and the satisfaction of certain other conditions imposed by the Pennsylvania Department in its approval. Approval by the Pennsylvania Department does not constitute a recommendation or endorsement of the Plan.

Background and Reasons for the Conversions

     Mercer Mutual's exposure to severe winter weather conditions has been a major factor affecting its underwriting results since 1991. Operating results in 1994 and 1996 were adversely affected by severe winter storms in such years that were largely responsible for a $1.4 million net loss and a $665,000 reduction in net income for such years, respectively. In order to reduce the risk caused by this exposure, Mercer Mutual's strategic plan is expressly predicated upon geographically diversifying its business and improving capital strength. Increased capital would provide additional policyholder protection and would facilitate diversification of risk through the acquisition of companies located in other geographic areas. Since 1996, Mercer Mutual has considered various capital formation alternatives and has elected to proceed with the Conversion in accordance with the provisions of the Pennsylvania Insurance Company Mutual to Stock Conversion Act (the "Act"). The Act was passed by the Pennsylvania General Assembly in December 1995. On August 12, 1997, management was directed by the Board of Directors of Mercer Mutual to explore the process and feasibility of conversion under the Act. On September 11, 1997, the Board of Directors authorized further study and requested a presentation with respect to the process at its meeting on September 26, 1997. At such meeting, management was directed to prepare the Plan for consideration at the next regularly scheduled meeting of the Board of Directors. On October 17, 1997, the Board of Directors of Mercer Mutual unanimously adopted the Plan, subject to approval by the Pennsylvania Department and the policyholders of Mercer Mutual. The Board of Directors unanimously adopted amendments to the Plan on November 12, 1997. An application with respect to the Conversion was filed by Mercer Mutual with the Pennsylvania Department on November 26, 1997 and notice of the filing and the opportunity to comment on and to request and receive a copy of the Plan was mailed on December 2, 1997 to all Eligible Policyholders, as required by law. The Pennsylvania Department informed Mercer Mutual on ___________, 1997 that it did [not] intend to hold any hearings regarding the Conversion. The Plan was approved by the Pennsylvania Department on ____________, 1998 and is subject to the approval of Eligible Policyholders at the Special Meeting. The Company also has applied for the approval of the Pennsylvania Department to acquire control of Mercer Mutual and the approval of the New Jersey Department to acquire control of MIC.

General

     The Conversion will be accomplished through the filing with the Department of State of the Commonwealth of Pennsylvania amended and restated Articles of Incorporation of Mercer Mutual to authorize the issuance of shares of Mercer Mutual capital stock and to conform to the requirements of a Pennsylvania stock insurance company. The Company has received the approval of the Pennsylvania Department and the New Jersey Department to contribute $5.0 million of the net proceeds of the Offering to Mercer Mutual in exchange for all of the capital stock of Mercer Mutual to be issued in the Conversion. See "Use of Proceeds." Upon issuance of the shares of capital stock of Mercer Mutual to the Company, Mercer Mutual will become a wholly-owned subsidiary of the Company. The Conversion will be effected only upon completion of the sale of at least the minimum number of shares of Common Stock required to be sold by the Company pursuant to the Plan. The Conversion will be accounted for as a simultaneous reorganization, recapitalization and share offering which will not change the historical accounting basis of Mercer Mutual's financial statements.

     The aggregate purchase price of the Common Stock to be issued in the Conversion will be within the Estimated Valuation Range of between $22,100,000 and $29,900,000, based upon an independent Appraisal of the estimated consolidated pro forma market value of the Common Stock prepared by Sheshunoff. All shares of Common Stock to be issued and sold in the Conversion will be sold at the same price of $10.00 per share. The independent Appraisal will be affirmed or, if necessary, updated upon the completion of the Conversion Offerings if all shares are subscribed for or at the completion of any Syndicated Community Offering. Sheshunoff is a consulting firm experienced in corporate valuations. For additional information, see "Stock Pricing and Number of Shares to be Issued" herein.

     The following is a summary of certain aspects of the Conversion. The summary is qualified in its entirety by reference to the provisions of the Plan, a copy of which is available for inspection at the Company's principal executive offices located at 10 North Highway 31, Pennington, New Jersey. The Plan is also filed as an exhibit to the Registration Statement of which this Prospectus is a part, copies of which may be obtained from the SEC. See "Available Information."

Offering of Common Stock

     Under the Plan, the Company is offering shares of Common Stock in the Subscription Offering first to the Eligible Policyholders, second to the ESOP, and third to the directors, officers and employees of Mercer Mutual. Subscription rights received in the third category will be subordinated to the subscription rights of the Eligible Policyholders. The Company is also concurrently offering Common Stock to the general public in the Community Offering. See "The Subscription Offering and Community Offering" herein.

     It is anticipated that all shares not purchased in the Conversion Offerings will be offered for sale by the Company to the general public in the Syndicated Community Offering. See "Syndicated Community Offering" herein. The Plan provides that in the event a Syndicated Community Offering does not appear feasible, the Company will consult with the Pennsylvania Department to determine the most practical alternative available to complete the Conversion, including the sale of the remaining shares of Common Stock in a private placement. Should no viable alternative exist, the Company may discontinue the Conversion and terminate the Plan in accordance with the provisions of the Plan.

     The completion of the Offerings is subject to market conditions and other factors beyond the Company's control. No assurance can be given as to the length of time that will be required to complete the sale of Common Stock to be offered in the Conversion after approval of the Plan by Eligible Policyholders at the Special Meeting. If delays are experienced, significant changes may occur in the estimated pro forma market value of the Company, together with corresponding changes in the offering price and the net proceeds realized by the Company from the sale of the Common Stock. Mercer Mutual would also incur substantial additional legal, accounting and other expenses in completing the Conversion. In the event that the Conversion is not completed, Mercer Mutual will remain a mutual insurance company and all subscription funds will be promptly returned to subscribers without interest. In addition, Mercer Mutual would be required to charge all Conversion expenses against current income.

Business Purposes

     The Company was formed to serve as the holding company for all of the issued and outstanding capital stock of Mercer Mutual upon completion of the Conversion. The portion of the net proceeds from the sale of Common Stock in the Conversion that the Company will contribute to Mercer Mutual will substantially increase Mercer Mutual's surplus which will, in turn, enhance policyholder protection and increase the amount of funds available to support both current operations and future growth and thereby provide increased opportunities for existing employees while creating new jobs. The holding company structure also will provide greater flexibility for diversification of business activities and geographic operations. Management believes that this increased capital and operating flexibility will enable the Company and Mercer Mutual to compete more effectively with other insurance companies. In addition, the Conversion will enhance the future access of the Company and Mercer Mutual to the capital markets.

     After completion of the Conversion, the unissued Common Stock and preferred stock authorized by the Company's Articles of Incorporation will permit the Company to raise additional equity capital through further sales of securities and to issue securities in connection with possible acquisitions. At the present time, the Company has no plans with respect to additional offerings of securities following the Conversion, other than the proposed issuance of additional shares under the MRP and Compensation Plan, if implemented. Following completion of Conversion, the Company also will be able to use stock-related incentive programs to attract, motivate and retain highly qualified employees for itself and its subsidiaries. See "Management of the Company."

Effect of Conversion on Policyholders

     General.

     Each policyholder in a mutual insurance company, including each policyholder of Mercer Mutual, has certain interests in its policy issuing insurance company in addition to the contractual right to insurance coverage afforded by the policyholder's policy of insurance. These interests are (i) the right to vote with respect to the election of directors of the company and certain other fundamental corporate transactions, such as an amendment to the articles of incorporation of the company or a merger of the company, (ii) the right to receive dividends if, as and when declared by the board of directors of the company (Mercer Mutual has never declared a policyholder dividend and has no intention of doing so in the future), and (iii) in the unlikely event of a solvent dissolution of the company, the right to receive a pro rata distribution of any surplus remaining after the satisfaction of all claims and other liabilities of the company. However, these interests are incident to, and contingent upon the existence of, the underlying insurance policy. These interests have no tangible market value separate from such insurance policy, and a policyholder who terminates his policy automatically forfeits the interests in the company described above. Policyholder interests other than contract rights under policies of insurance will be terminated as a result of the Conversion.

     If the Plan is not approved by the Eligible Policyholders or if the Conversion fails to be completed for any other reason, Mercer Mutual will continue its existence as a mutual insurance company and Eligible Policyholders will retain the rights described above.

     Continuity of Insurance Coverage and Business Operations.

     The Conversion will not affect the contractual rights of policyholders to insurance protection under their individual insurance policies with Mercer Mutual. During and after the Conversion, the normal business of Mercer Mutual of issuing insurance policies in exchange for premium payments and processing and paying claims will continue without change or interruption. After the Conversion, Mercer Mutual will continue to provide services for policyholders under current policies and by its present management and staff.

     The Board of Directors of Mercer Mutual at the time of the Conversion will continue to serve as the Board of Directors of Mercer Mutual after the Conversion. The Board of Directors of the Company will consist of the following persons, each of whom is an existing director of Mercer Mutual: Roland D. Boehm, James J. Freda, William C. Hart, George T. Hornyak, Richard U. Niedt, Andrew R. Speaker, Eric W. Turner and Richard G. Van Noy. See "Management of the Company -- Directors." All officers of Mercer Mutual at the time of the Conversion will retain their positions with Mercer Mutual after the Conversion.

     Voting Rights.

     Upon completion of the Conversion, the voting rights of all policyholders in Mercer Mutual will terminate and policyholders will no longer have the right to elect the directors of Mercer Mutual or approve transactions involving Mercer Mutual. Instead, voting rights in Mercer Mutual will be vested exclusively in the Company, which will own all the capital stock of Mercer Mutual. Voting rights in the Company will be vested exclusively in the shareholders of the Company, including Eligible Policyholders who purchase shares of Common Stock in the Subscription Offering. Each holder of Common Stock shall be entitled to vote on any matter to be considered by the shareholders of the Company, subject to the terms of the Company's Articles of Incorporation, Bylaws and to the provisions of Pennsylvania and federal law.
See "Description of Capital Stock -- Common Stock."

     Policyholder Dividends.

     The Conversion will not affect the right of a policyholder to receive dividends from Mercer Mutual in accordance with the terms of the policyholder's existing policy of insurance, which provides that dividends will be paid only if, as and when declared by the Board of Directors of Mercer Mutual. However, Mercer Mutual has never declared a policyholder dividend and has no present intention of doing so in the future, whether or not Mercer Mutual converts to stock form. Shareholders of the Company, including eligible policyholders who purchase shares of Common Stock in the Subscription Offering, will have the exclusive right to receive dividends paid by the Company, if any. See "Description of Capital Stock -- Common Stock."

     Rights Upon Dissolution.

     After the Conversion, policyholders will no longer have the right to receive a pro rata distribution of any remaining surplus in the unlikely occurrence of a solvent dissolution of Mercer Mutual. Instead, this right will vest in the Company as the sole shareholder of Mercer Mutual. In the event of a liquidation, dissolution or winding up of the Company, shareholders of the Company, including Eligible Policyholders who purchase shares of Common Stock in the Subscription Offering, would be entitled to receive, after payment of all debts and liabilities of the Company, a pro rata portion of all assets of the Company. See "Description of Capital Stock -- Common Stock."

The Conversion Offerings

     Subscription Offering.

     Nontransferable subscription rights to purchase shares of Common Stock are being issued to all persons entitled to purchase stock in the Subscription Offering at no cost to such persons. The amount of Common Stock that these parties may purchase will be determined, in part, by the total number of shares of Common Stock to be issued and the availability of Common Stock for purchase under the categories set forth in the Plan.

     Preference categories have been established for the allocation of Common Stock to the extent that shares are available. These categories are as follows:

          Subscription Category No. 1 is reserved for Eligible Policyholders of Mercer Mutual (those persons who are named insureds at the close of business on October 17, 1997 (the "Eligibility Record Date") under an existing insurance policy issued by Mercer Mutual). Each Eligible Policyholder will receive, without payment, subscription rights to purchase up to 100,000 shares of Common Stock; provided, however, that the maximum number of shares that may be purchased by Eligible Policyholders in the aggregate will be equal to the maximum of the Estimated Valuation Range divided by the Purchase Price. In the event of an oversubscription, shares of Common Stock will be allocated among subscribing Eligible Policyholders, as follows.
     First, shares of Common Stock will be allocated among subscribing Eligible Policyholders so as to permit each such Eligible Policyholder, to the extent possible, to purchase the lesser of (i) 1,000 shares, or (ii) the number of shares for which such Eligible Policyholder has subscribed.
     Second, any shares of Common Stock remaining after such initial allocation will be allocated among the subscribing Eligible Policyholders whose subscriptions remain unsatisfied in the proportion in which the aggregate number of shares as to which each such Eligible Policyholder's subscription remains unsatisfied bears to the aggregate number of shares as to which all Eligible Policyholders' subscriptions remain unsatisfied; provided, however, that no fractional shares of Common Stock shall be issued.

          Subscription Category No. 2 is reserved for the ESOP, which shall receive, without payment, nontransferable subscription rights to purchase, in the aggregate, up to 10% of the shares of Common Stock to be issued in the Conversion. The ESOP is expected to purchase 10% of the Common Stock issued in the Conversion. See "Management of the Company -- Certain Benefit Plans and Agreements -- Employee Stock Ownership Plan."

          Subscription Category No. 3 is reserved for directors, officers and employees of Mercer Mutual. Each director, officer and employee of Mercer Mutual will receive, without payment, subscription rights to purchase up to 100,000 shares of Common Stock; provided, however, that such subscription rights will be subordinated to the subscription rights received by the Eligible Policyholders and may be exercised only to the extent that there are shares of Common Stock that could have been purchased by Eligible Policyholders, but which remain unsold after satisfying the subscriptions of all Eligible Policyholders. In the event of an oversubscription among the directors, officers and employees, shares of Common Stock shall be allocated among them on the basis of a point system under which each director, officer and employee will be assigned one point for each year of service to Mercer Mutual, one point for each then current annual salary increment of $5,000, and one point for each office held in Mercer Mutual. If any director, officer or employee does not subscribe for his full allocation of shares, the shares not subscribed for shall be allocated among the directors, officers and employees whose subscriptions remain unsatisfied in proportion to their respective subscriptions. A director, officer or employee of Mercer Mutual who subscribes to purchase shares of Common Stock and who is also eligible to purchase shares of Common Stock as an Eligible Policyholder will be deemed to purchase Common Stock first in his or her capacity as an Eligible Policyholder.

     The Company will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for Common Stock pursuant to the Plan reside. However, no person will be offered or allowed to purchase any Common Stock under the Plan if he or she resides in a foreign country or in a state of the United States with respect to which any or all of the following apply: (i) a small number of persons otherwise eligible to subscribe for shares under the Plan reside in such state or foreign country; (ii) the granting of subscription rights or the offer or sale of shares of Common Stock to such persons would require the Company or Mercer Mutual or their employees to register, under the securities laws of such state, as a broker, dealer, salesman or agent or to register or otherwise qualify its securities for sale in such state or foreign country; or (iii) such registration or qualification would be impracticable for reasons of cost or otherwise. No payments will be made in lieu of the granting of subscription rights to any such person.

     Community Offering.

     Concurrently with the Subscription Offering, the Company is offering shares of the Common Stock to the general public in a Community Offering. Preference in the Community Offering will be given to (i) natural persons and trusts of natural persons (including individual retirement and Keogh retirement accounts and personal trusts in which such natural persons have substantial interests) who are permanent residents in the Local Community of the State of New Jersey or the Commonwealth of Pennsylvania, (ii) principals of Eligible Policyholders in the case of an Eligible Policyholder that is a corporation, partnership, limited liability company or other entity,
(iii) licensed insurance agencies who have been appointed by Mercer Mutual to market and distribute insurance products, and their owners, (iv) named insureds under policies of insurance issued by Mercer Mutual after October 17, 1997, and (v) providers of goods or services to, and identified by, Mercer Mutual. The term "resident," as used in relation to the preference afforded natural persons in the Local Community, means any natural person who occupies a dwelling within the Local Community, has an intention to remain within the Local Community for a period of time (manifested by establishing a physical, ongoing, non-transitory presence within one of the states in the Local Community) and continues to reside in the Local Community at the time of the Community Offering. The Company may utilize policyholder records or such other evidence provided to it to make the determination whether a person is a resident of the Local Community. In the case of a corporation or other business entity, such entity shall be deemed to be a resident of the Local Community only if its principal place of business or headquarters is located within the Local Community. All determinations as to the status of a person as a resident of the Local Community shall be made by Mercer Mutual in its sole and absolute discretion. Subscriptions for Common Stock received from members of the general public in the Community Offering will be subject to the availability of shares of Common Stock after satisfaction of all subscriptions in the Subscription Offering, as well as the maximum and minimum purchase limitations set forth in the Plan. The Community Offering will terminate on the Termination Date, unless extended by the Company, in its sole discretion, for up to an additional 45 days. Furthermore, the right of any person to purchase shares in the Community Offering, including the preferred subscribers described in clauses (i)-(v) above, is subject to the absolute right of the Company to accept or reject such purchases in whole or in part.

Stock Pricing and Number of Shares to be Issued

     The Plan requires that the purchase price of the Common Stock be based on the appraised pro forma market value of Mercer Mutual following the Conversion, on a consolidated basis, as a subsidiary of the Company, as determined on the basis of an independent valuation by an appraiser who is experienced in corporate valuation. The Company has retained Sheshunoff to prepare the appraisal, and Sheshunoff, as part of its investment banking business, is engaged regularly in the valuation of assets, securities and companies in connection with various types of asset and security transactions, including mergers, acquisitions, private placements, and valuations for various other purposes and in the determination of adequate consideration in such transactions. Sheshunoff will receive a fee of approximately $75,000 for its appraisal.

     Sheshunoff has determined that, as of November 24, 1997, the estimated pro forma market value of Mercer Mutual following the Conversion, on a consolidated basis, as a subsidiary of the Company was $26,000,000. Under the Plan, the aggregate purchase price of the common Stock to be offered in the Conversion must equal the pro forma market value of Mercer Mutual following the Conversion, on a consolidated basis, as a subsidiary of the Company. The Company, in consultation with its advisors, has determined to offer the shares in the Conversion at a price of $10.00 per share, and by dividing the price per share into the Estimated Valuation Range, initially plans to issue between 2,210,000 and 2,990,000 shares (exclusive of purchases by the ESOP) of the Common Stock in the Conversion.

     The Plan requires that an appraiser establish a valuation range (the "Estimated Valuation Range") consisting of a midpoint valuation (the "Total Midpoint"), a valuation 15 percent (15%) above the midpoint valuation (the "Total Maximum") and a valuation 15 percent (15%) below the midpoint valuation (the "Total Minimum"). Accordingly, Sheshunoff has established a range of value from $22,100,000 to $29,900,000. Upon completion of the Conversion Offerings, after taking into account factors similar to those involved in its initial Appraisal, Sheshunoff will submit to the Company and to the Pennsylvania Department its updated estimate of the pro forma fair market value of Mercer Mutual following the Conversion on a consolidated basis, as a subsidiary of the Company as of the last day of the Conversion Offerings. If such updated estimated valuation does not fall within the Estimated Valuation Range, then, in such event, the Company may cancel the Offerings and terminate the Plan, establish a new Estimated Valuation Range, extend, reopen or hold a new offering or take such other action as may be authorized by the Pennsylvania Department. In such event, subscribers will be promptly notified by mail of the updated estimated valuation and, if a new Estimated Valuation Range is established, subscribers will be given an opportunity to confirm or modify their orders. The funds of any subscribers who do not confirm or modify their orders will be returned promptly without interest. Subscription orders may not be withdrawn for any reason, if the updated appraisal is within the Estimated Valuation Range.

     If the updated estimated valuation Sheshunoff submits to the Company and the Pennsylvania Department upon completion of the Conversion Offerings falls within the Estimated Valuation Range, the following steps will be taken:

     Subscription Offering Meets or Exceeds Maximum.

     If, upon conclusion of the Subscription Offering and the Community Offering, the number of shares subscribed for by participants in the Subscription Offering multiplied by the Purchase Price is equal to or greater than the Maximum of the Valuation Range, then in such event the Conversion shall be promptly consummated and the Company shall on the effective date of the Conversion (the "Effective Date") issue shares of Common Stock to the subscribing participants; provided, however, that the number of shares of Common Stock issued shall not exceed the number of shares of Common Stock offered in the Subscription Offering. In the event of an oversubscription in the Subscription Offering, shares of Common Stock shall be allocated among the subscribing participants in the priorities set forth in the Plan; provided, however, that no fractional shares of Common Stock shall be issued. See "-- Subscription Offering," herein.

     Subscription Offering Meets or Exceeds Minimum.

     If, upon conclusion of the Subscription Offering and the Community Offering, the number of shares of Common Stock subscribed for by participants in the Subscription Offering multiplied by the Purchase Price is equal to or greater than the Minimum of the Valuation Range, but less than the Maximum of the Valuation Range, then in such event the Conversion shall be promptly consummated and the Company shall on the Effective Date issue to the subscribing participants shares of Common Stock in an amount sufficient to satisfy the subscriptions of such participants in full. To the extent that shares of Common Stock remain unsold after the subscriptions of all participants in the Subscription Offering have been satisfied in full, the Company shall have the right in its absolute discretion to accept, in whole or in part, subscriptions received from any or all subscribers in the Community Offering and/or to sell shares of Common Stock to purchasers in the Syndicated Community Offering or more other registered transactions; provided, however, that the number of shares of Common Stock issued shall not exceed the number of shares of Common Stock offered in the Conversion Offerings; and, provided further, that no fractional shares of Common Stock shall be issued.

     Subscription Offering Does Not Meet Minimum.

     If, upon conclusion of the Subscription Offering and the Community Offering, the number of shares of Common Stock subscribed for by participants in the Subscription Offering multiplied by the Purchase Price is less than the Minimum of the Valuation Range, then in such event the Company shall accept subscriptions received from subscribers in the Community Offering and/or sell shares of Common Stock to purchasers in a Syndicated Community Offering or in one or more other registered transactions. If the aggregate number of shares of Common Stock subscribed for in the Offerings or other registered transaction multiplied by the Purchase Price is equal to or greater than the Minimum of the Valuation Range, then in such event the Conversion shall be consummated promptly and the Company shall on the Effective Date: (i) issue to subscribing participants in the Subscription Offering shares of Common Stock in an amount sufficient to satisfy the subscriptions of such participants in full, and (ii) issue to subscribers in the Community Offering and/or to purchasers in any Syndicated Community Offering or other registered transaction such additional number of shares of Common Stock such that the aggregate number of shares of Common Stock to be issued to subscribing participants, to subscribers in the Community Offering and/or to purchasers in any Syndicated Community Offering or other registered transaction multiplied by the Purchase Price shall be equal to the Minimum of the Valuation Range; provided, however, that no fractional shares of Common Stock shall be issued. The Company may in its absolute discretion elect to issue shares of Common Stock to subscribers in the Community Offering and/or to purchasers in any Syndicated Community Offering in excess of the number determined by reference to clause (ii) of the preceding sentence; provided, however, that the number of shares of Common Stock issued shall not exceed the number of shares of Common Stock offered in the Offering.

     Offering Does Not Meet Minimum.

     If the aggregate number of shares of Common Stock subscribed for in the Offerings or in one or more other registered transactions multiplied by the Purchase Price is less than the Minimum of the Estimated Valuation Range, then in such event the Company will cancel the Offering and all subscription funds will be returned promptly to subscribers without interest.

     Notwithstanding anything to the contrary set forth in the Plan, the Company shall have the right in its absolute discretion and without liability to any subscriber, purchaser, underwriter or any other person: (i) to determine which subscriptions, if any, to accept in the Community Offering and to accept or reject any such subscription in whole or in part for any reason or for no reason, and (ii) to determine whether and to what extent shares of Common Stock are to be sold in a Syndicated Community Offering or one or more registered transactions.

     Under the Act, the Company is permitted to require a minimum subscription of 25 shares of Common Stock provided that any required minimum subscription amount established cannot exceed $500. Based on these minimum subscription parameters, the maximum price at which the Company could offer shares of Common Stock in the Conversion is $20 per share. However, at a purchase price of $20 per share, the maximum number of shares of Common Stock that could be offered in the Conversion would be 1,495,000 shares compared to a maximum of 2,990,000 shares at $10 per share. Therefore, the Company determined to offer the Common Stock in the Conversion at the price of $10.00 per share to increase the number of shares available for purchase by policyholders. There were no other factors considered by the Board of Directors of the Company in determining to offer shares of Common Stock at $10.00 per share in the Conversion.

     The appraisal is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing Common Stock. In preparing the valuation, Sheshunoff has relied upon and assumed the accuracy and completeness of financial and statistical information provided by the Company and Mercer Mutual. Sheshunoff did not independently verify the financial statements and other information provided by the Company and Mercer Mutual and Sheshunoff did not value independently the assets and liabilities of the Company and Mercer Mutual. The valuation considers the Company and Mercer Mutual only as a going concern and should not be considered as an indication of the liquidation value of the Company and Mercer Mutual. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing Common Stock will thereafter be able to sell such shares at or above the initial purchase price. Copies of the appraisal report of Sheshunoff setting forth the method and assumptions for such appraisal are on file and available for inspection at the principal executive offices of the Company.
Any subsequent updated appraisal report of Sheshunoff also will be available for inspection.

     There is a difference of approximately $7.8 million between the Total Minimum and the Total Maximum of the Estimated Valuation Range. As a result, the percentage interest in the Company that a subscriber for a fixed number of shares of Common Stock will have is approximately 26.1% smaller if 2,990,000 shares are sold than if 2,210,000 shares are sold. Furthermore, as a result of this broad range, the updated appraisal may estimate a pro forma market value for Mercer Mutual as subsidiary of the Company that is materially more or less than the aggregate dollar amount of subscriptions received by the Company. Subscribers will not receive a refund or have any right to withdraw subscriptions if the updated appraisal estimates a pro forma market value that is less than the aggregate dollar amount of subscriptions received by the Company. Therefore, subscribers, in the aggregate and on a per share basis, may pay more for the Common Stock than the estimated pro forma market value of Mercer Mutual as subsidiary of the Company.
Accordingly, no assurance can be given that the market price for the Common Stock immediately following the Conversion will equal or exceed the Purchase Price. Also, subscribers should be aware that they will not have available to them information concerning the final appraisal. Purchasers of Common Stock in the Syndicated Community Offering will have such information available to them and therefore will have a greater ability to assess the merits of an investment in the Common Stock than subscribers in the Conversion Offerings.

Tax Effects.

     General.

          Mercer Mutual has obtained from the IRS a private letter ruling (the "PLR") concerning the material tax effects of the Conversion and the Subscription Offering to Mercer Mutual, Eligible Policyholders, and certain other participants in the Subscription Offering. The PLR confirms, among other things, that the Conversion of Mercer Mutual from a mutual to stock form of corporation will constitute a reorganization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the "Code"), and that, for federal income tax purposes: (i) no gain or loss will be recognized by Mercer Mutual in its pre-Conversion mutual or post-Conversion stock form as a result of the Conversion; (ii) Mercer Mutual's basis in its assets, holding period for its assets, net operating loss carryforward, if any, capital loss carryforward, if any, minimum tax credit carryforward, if any, earnings and profits and accounting methods will not be affected by the Conversion;
(iii) as discussed below, Eligible Policyholders will be required to recognize gain upon the receipt of subscription rights if and to the extent that the subscription rights that are allocated to an Eligible Policyholder are determined to have fair market value; (iv) the basis of the Common Stock purchased by an Eligible Policyholder pursuant to the exercise of subscription rights will equal the sum of the Purchase Price of such stock, plus the gain, if any, recognized by the Eligible Policyholder on the subscription rights that are exercised by the Eligible Policyholder; and (v) the holding period of the Common Stock purchased by an Eligible Policyholder pursuant to the exercise of subscription rights will begin on the date on which the subscription rights are exercised. In all other cases, the holding period of Common Stock purchased by an Eligible Policyholder will begin on the date following the date on which the stock is purchased.

          Subscription Rights.

          Generally, the federal income tax consequences of the receipt, exercise and lapse of subscription rights are uncertain. They present novel issues of tax law which are not addressed by any direct authorities. Nevertheless, the IRS has ruled in the PLR that any gain realized by an Eligible Policyholder as a result of the receipt of subscription rights with a fair market value must be recognized, whether or not such rights are exercised. The amount of gain recognized by each Eligible Policyholder will equal the fair market value of subscription rights received by the Eligible Policyholder. If an Eligible Policyholder is required to recognize gain on the receipt of subscription rights and does not exercise some or all of such subscription rights, such Eligible Policyholder should recognize a corresponding loss upon the expiration or lapse of such Eligible Policyholder's unexercised subscription rights. The amount of such loss should equal the gain previously recognized upon receipt of such unexercised subscription rights, although such loss may not have the same character as the corresponding gain. Although not free from doubt, provided the subscription rights are capital assets in the hands of an Eligible Policyholder, any gain resulting from the receipt of the subscription rights should constitute a capital gain, and provided the Common Stock that an Eligible Policyholder would have received upon exercise of the lapsed subscription rights would have constituted a capital asset, the resulting loss upon expiration of such subscription rights should constitute a capital loss. For purposes of determining gain, it is unclear how the subscription rights should be valued or how to determine the number of subscription rights that may be allocated to each Eligible Policyholder during the Subscription Offering.

          In the opinion of Sheshunoff, the subscription rights do not have any fair market value, inasmuch as such rights are nontransferable, personal rights of short duration, that are provided to Eligible Policyholders and other participants in the Subscription Offering without charge, and afford the holder only the right to purchase shares of Common Stock in the Subscription Offering at a price equal to its estimated fair market value, which is the same price at which such stock will be sold to purchasers in the Community Offering or the Syndicated Community Offering, if any. Nevertheless, Eligible Policyholders are encouraged to consult with their tax advisors about the tax consequences of the Conversion and the Subscription Offering.

THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE DOES NOT PURPORT TO CONSIDER ALL ASPECTS OF FEDERAL INCOME TAXATION WHICH MAY BE RELEVANT TO EACH ELIGIBLE POLICYHOLDER THAT MAY BE SUBJECT TO SPECIAL TREATMENT UNDER THE CODE, SUCH AS TRUSTS, INDIVIDUAL RETIREMENT ACCOUNTS, OTHER EMPLOYEE BENEFIT PLANS, INSURANCE COMPANIES, AND ELIGIBLE POLICYHOLDERS WHO ARE EMPLOYEES OF AN INSURANCE COMPANY OR WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES. DUE TO THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, EACH ELIGIBLE POLICYHOLDER IS URGED TO CONSULT HIS OR HER TAX AND FINANCIAL ADVISOR AS TO THE EFFECT OF SUCH FEDERAL INCOME TAX CONSEQUENCES ON HIS OR HER OWN PARTICULAR FACTS AND CIRCUMSTANCES, INCLUDING THE RECEIPT AND EXERCISE OF SUBSCRIPTION RIGHTS, AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES ARISING OUT OF THE CONVERSION.

Purchases in the Conversion Offerings.

     Termination Dates.

     The Conversion Offerings will expire at 1:00 p.m., Eastern Standard Time, on ___________, 1998, unless extended by the Board of Directors of the Company with regulatory approval for up to an additional 45 days (such date and time, including any extension, are referred to herein as the "Termination Date"). Subscription rights not exercised prior to the Termination Date will be void. If the Company extends the Subscription Offering or the Community Offering, it will give written notice of such extension to all subscribers on or before _______, 1998, at which time each subscriber may immediately withdraw the subscriber's subscription or affirmatively reconfirm the subscriber's subscription by the extended Termination Date. If a subscriber does not affirmatively reconfirm a subscription by the extended Termination Date, the subscriber's funds will be returned promptly without interest. No action to extend the Subscription Offering or Community Offering will be taken by the Company after _______, 1998.

     Orders will not be executed by the Company until at least the minimum number of shares of Common Stock offered have been subscribed for or sold. If at least the minimum number of shares of Common Stock offered have not been subscribed for or sold within 45 days of the end of the Subscription Offering (unless such period is extended by the Company within 45 days after the Termination Date with the consent of the Pennsylvania Department), all funds delivered to the Company pursuant to the Subscription Offering will be promptly returned to subscribers without interest.

     Use of Order Forms.

     Rights to subscribe may be exercised only by completion of a Stock Order Form. Any person who desires to subscribe for shares of Common Stock must do so prior to the Termination Date by delivering (by mail or in person) to the Company's principal executive offices located at 10 North Highway 31, P.O. Box 278, Pennington, New Jersey 08534 a properly executed and completed Stock Order Form, together with full payment for all shares for which the subscription is made. All checks or money orders must be made payable to "Mercer Insurance Group, Inc." All subscription rights under the Plan will expire at 1:00 p.m., local time, on the Termination Date whether or not the Company has been able to locate each person entitled to such subscription rights. Once tendered, orders to purchase Common Stock in the Offering cannot be revoked.

     To ensure that each purchaser receives a prospectus at least 48 hours prior to the Subscription Offering Termination Date in accordance with Rule 15c2-8 under the Exchange Act, no Prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the Stock Order Form will confirm receipt or delivery in accordance with Rule 15c2-8. Stock Order Forms will be distributed only with a Prospectus. Photocopies and facsimile copies of Stock Order Forms will not be accepted. Payment by cash, check or money order must accompany the Stock Order Form. No wire transfers will be accepted.

     Each subscription right may be exercised only by the Eligible Policyholder to whom it is issued and only for his or her own account. The subscription rights granted under the Plan are nontransferable. Each Eligible Policyholder subscribing for shares of Common Stock is required to represent to the Company that such Eligible Policyholder is purchasing such shares for such Eligible Policyholder's own account and that such Eligible Policyholder has no agreement or understanding with any other person for the sale or transfer of such shares.

     In the event a Stock Order Form (i) is not delivered and is returned to the sender by the United States Postal Service or the Company is unable to locate the addressee, (ii) is not returned or is received after the Termination Date (iii) is defectively completed or executed, or (iv) is not accompanied by payment in full for the shares of Common Stock subscribed for, the subscription rights of the Eligible Policyholder to whom such rights have been granted will not be honored or the subscriber participating in the Community Offering, as the case may be, will be treated as having failed to return the completed Stock Order Form within the time period specified therein. Alternatively, the Company may (but will not be required to) waive any irregularity relating to any Stock Order Form or require the submission of a corrected Stock Order Form or the remittance of full payment for the shares of Common Stock subscribed for by such date as the Company may specify. Subscription orders, once tendered, may not be revoked. The Company's interpretations of the terms and conditions of the Plan and determinations with respect to the acceptability of the Stock Order Forms will be final, conclusive and binding upon all persons and neither the Company nor Mercer Mutual (or the directors, officers, employees and agents of any of them) shall be liable to any person in connection with any such interpretation or determination.

     Payment for Shares.

     Payment in full for all subscribed shares of Common Stock is required to accompany all completed Stock Order Forms for subscriptions to be considered complete. Payment for subscribed shares of Common Stock may be made by cash, check or money order in U.S. Dollars. Payments made by cash, check or money order will be placed in an Escrow Account at ______________________________. The Escrow Account will be administered by ______________________________ (the "Escrow
Agent"). An executed Stock Order Form, once received by the Company, may not be modified, amended or rescinded without the consent of the Company. Payments accompanying such Stock Order Forms will not be available to subscribers for a 45-day period after the Termination Date, and may not be available for an additional period of time if an extension of the period of time for completion of the Conversion is approved by the Company within 45 days after the Termination with the consent of the Department.

     The ESOP will not be required to pay for the shares at the time it subscribes, but is required to pay for such shares at or before the completion of the Offerings.

     Delivery of Certificates.

     Certificates representing shares of the Common Stock will be delivered to subscribers promptly after completion of the Offerings. Until certificates for the Common Stock are available and delivered to subscribers, subscribers may not be able to sell the shares of Common Stock for which they subscribed even though trading of the Common Stock will have commenced.

Marketing and Underwriting Arrangements

     Mercer Mutual and the Company have engaged Sandler O'Neill as a marketing advisor in connection with the offering of the Common Stock, and Sandler O'Neill has agreed to use its best efforts to assist the Company with its solicitation of subscriptions and purchase orders for shares of Common Stock in the Offerings. Sandler O'Neill is not obligated to take or purchase any shares of Common Stock in the Offerings. Mercer Mutual and the Company have agreed to pay Sandler O'Neill a fee equal to 2.0% of the aggregate Purchase Price of Common Stock sold in the Conversion Offerings, excluding subscriptions by any director, officer or employee of Mercer Mutual or the Company or members of their immediate families or the ESOP, for which Sandler O'Neill will not receive a fee. In the event that the Company enters into selected dealers' agreements with one or more NASD member firms in connection with a Syndicated Community Offering, the Company will pay a fee to such selected dealer, any sponsoring dealer's fees, and a management fee to Sandler O'Neill of 1.5% for shares sold by the NASD member firm pursuant to such selected dealer's agreement; provided, however, that any fees payable to Sandler O'Neill for Common Stock sold pursuant to such selected dealer's agreement shall not exceed 1.5% of the aggregate Purchase Price and that the aggregate fees payable to Sandler O'Neill and the selected and sponsoring dealers will not exceed 7% of the aggregate Purchase Price of the shares sold under any such agreement. Fees to Sandler O'Neill and to any other broker-dealer may be deemed to be underwriting fees and Sandler O'Neill and such broker-dealers may be deemed to be underwriters. Sandler O'Neill will also be reimbursed for its reasonable out-of-pocket expenses, including legal fees, in an amount not to exceed $75,000. In the event the Conversion is not consummated or Sandler O'Neill ceases, under certain circumstances after the subscription solicitation activities are commenced, to provide assistance to the Company, Sandler O'Neill will be entitled to be reimbursed for its reasonable out-of-pocket expenses incurred prior to termination as described above. The Company and Mercer Mutual have agreed to indemnify Sandler O'Neill for reasonable costs and expenses in connection with certain claims or liabilities, including certain liabilities under the Securities Act. Sandler O'Neill has received advances towards its fees and expenses totaling $25,000. Total marketing fees to Sandler O'Neill are expected to be $437,100 and $577,500 at the Total Minimum and the Total Maximum, respectively. See "Pro Forma Data" for the assumptions used to arrive at these estimates.

          Sandler O'Neill will also perform conversion and records management services for Mercer Mutual in the Conversion and will receive a fee for this service of $30,000, plus reimbursement of reasonable out-of-pocket expenses to be billed to Mercer Mutual.

          Directors and executive officers of the Company and Mercer Mutual may participate in the solicitation of offers to purchase Common Stock. Other employees of Mercer Mutual may participate in the Offering in ministerial capacities or by providing clerical work in effecting a sales transaction. Other questions from prospective purchasers will be directed to executive officers or registered representatives. Such other employees have been instructed not to solicit offers to purchase Common Stock or provide advice regarding the purchase of Common Stock. The Company will rely on Rule 3a4-1 under the Exchange Act, and sales of Common Stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of Common Stock. No officer, director or employee of the Company or Mercer Mutual will be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the Common Stock.

Syndicated Community Offering

     As a final step in the Conversion, the Plan provides that, if feasible, all shares of Common Stock not purchased in the Subscription Offering and Community Offering, if any, will be offered for sale to the general public in a Syndicated Community Offering through a syndicate of registered broker-dealers to be formed and managed by Sandler O'Neill acting as agent of the Company, to assist the Company and Mercer Mutual in the sale of the Common Stock. The Company and Mercer Mutual reserve the right to reject orders in whole or part in their sole discretion in the Syndicated Community Offering. Neither Sandler O'Neill nor any registered broker-dealer shall have any obligation to take or purchase any shares of the Common Stock in the Syndicated Community Offering; however, Sandler O'Neill has agreed to use its best efforts in the sale of shares in the Syndicated Community Offering.

     The price at which Common Stock is sold in the Syndicated Community Offering will be determined as described above under "--Stock Pricing." Shares of Common Stock purchased in the Syndicated Community Offering by any persons, together with associates of or persons acting in concert with such persons, will be aggregated with purchases in the Conversion Offerings for purposes of the maximum purchase limitation of 100,000 shares.

     In addition to the foregoing, if a syndicate of broker-dealers ("selected dealers") is formed to assist in the Syndicated Community Offering, a purchaser may pay for his shares with funds held by or deposited with a selected dealer. If a Stock Order Form is executed and forwarded to the selected dealer or if the selected dealer is authorized to execute the Stock Order Form on behalf of a purchaser, the selected dealer is required to forward the Stock Order Form and funds to Mercer Mutual for deposit in a segregated account on or before noon of the business day following receipt of the Stock Order Form or execution of the Stock Order Form by the selected dealer. Alternatively, selected dealers may solicit indications of interest from their customers to place orders for shares. Such selected dealers shall subsequently contact their customers who indicated an interest and seek their confirmation as to their intent to purchase. Those indicating an intent to purchase shall execute Stock Order Forms and forward them to their selected dealer or authorize the selected dealer to execute such forms. The selected dealer will acknowledge receipt of the order to its customer in writing on the following business day and will debit such customer's account on the third business day after the customer has confirmed his intent to purchase (the "debit date") and on or before noon of the next business day following the debit date will send Stock Order Forms and funds to Mercer Mutual for deposit in a segregated account. Although purchasers' funds are not required to be in their accounts with selected dealers until the debit date in the event that such alternative procedure is employed, once a confirmation of an intent to purchase has been received by the selected dealer, the purchaser has no right to rescind his order.

     Certificates representing shares of Common Stock purchased, together with any refund due, will be mailed to purchasers at the address specified in the Stock Order Form as soon as practicable following consummation of the sale of the Common Stock. Any certificates returned as undeliverable will be disposed of in accordance with applicable law.

     The Syndicated Community Offering will terminate no more than 45 days following the Termination Date.

Limitations on Purchases of Common Stock

     The Plan provides for certain limitations upon the purchase of shares in the Conversion. No person may purchase fewer than 25 shares of Common Stock in the Conversion. Except for the ESOP, which intends to purchase 10% of the total number of shares of Common Stock issued in the Conversion, no purchaser (including Eligible Policyholders who elect to purchase stock in the Conversion) together with such person's affiliates and associates (as defined in the Plan) or a group acting in concert (as defined in the Plan) may purchase more than 100,000 shares of Common Stock in the Conversion (4.5%, 3.9% and 3.4% of the number of shares to be issued in the Conversion at the Total Minimum, Total Midpoint and Total Maximum, respectively, of the Estimated Valuation Range). The Plan states that subscribers in the Subscription Offering can purchase up to 100,000 shares. There are 42,432 Eligible Policyholders. In the event that subscriptions by Eligible Policyholders for Common Stock exceed the maximum of the Estimated Valuation Range, the Company will be obligated under the Plan to sell to Eligible Policyholders 2,990,000 shares, which is the maximum number of shares offered hereby, and shares of Common Stock would be allocated among Eligible Policyholders in proportion to their respective amounts subscribed for. If each Eligible Policyholder subscribed for 100,000 shares of Common Stock offered, then each Eligible Policyholder would receive only approximately 70 shares. The Company is unable to predict the number of Eligible Policyholders that may participate in the Subscription Offering.

     Shares of Common Stock to be held by the ESOP and attributable to a participant thereunder shall not be aggregated with shares of Common Stock purchased by such participant or any other purchase of Common Stock in the Conversion.

     Officers and directors of Mercer Mutual and the Company, together with their associates, may not purchase, in the aggregate, more than thirty-four and nine-tenths percent (34.9%) of the shares of Common Stock. Directors of the Company and of Mercer Mutual shall not be deemed to be associates of one another or a group acting in concert with other directors solely as a result of membership on the Board of Directors of the Company or the Board of Directors of Mercer Mutual or any subsidiary of Mercer Mutual.

     Subject to any required regulatory approval and the requirements of applicable law, the Company may increase or decrease any of the purchase limitations at any time. In the event that the individual purchase limitation is increased after commencement of the Subscription Offering and the Community Offering, the Company shall permit any person who subscribed for the maximum number of shares of Common Stock to purchase an additional number of shares, such that such person shall be permitted to subscribe for the then maximum number of shares permitted to be subscribed for by such person, subject to the rights and preferences of any person who has priority subscription rights. In the event that either the individual purchase limitation or the number of shares of Common Stock to be sold in the Conversion is decreased after commencement of the Subscription Offering and the Community Offering, the order of any person who subscribed for the maximum number of shares of Common Stock shall be decreased by the minimum amount necessary so that such person shall be in compliance with the then maximum number of shares permitted to be subscribed for by such person.

     Each person purchasing Common Stock in the Conversion shall be deemed to confirm that such purchase does not conflict with the purchase limitations under the Plan or otherwise imposed by law. In the event that such purchase limitations are violated by any person (including any associate or affiliate of such person or person otherwise acting in concert with such person), the Company shall have the right to purchase from such person at the Purchase Price all shares acquired by such person in excess of any such purchase limitation or, if such excess shares have been sold by such person, to receive the difference between the aggregate Purchase Price paid for such excess shares and the proceeds received by such person from the sale of such excess shares. This right of the Company to purchase such excess shares shall be assignable by the Company.

Proposed Management Purchases

     The following table sets forth information regarding the approximate number of shares of Common Stock intended to be purchased by each of the directors and executive officers of the Company and Mercer Mutual, including each such person's associates, and by all directors, trustees and executive officers as a group, including all of their associates, and other related information. For purposes of the following table, it has been assumed that sufficient shares will be available to satisfy subscriptions in all categories.

                                                Total
         Name                                 Shares(1)(2)(3)

Roland D. Boehm (4)(5)                            15,000
James J. Freda (4)                                15,000
William C. Hart (4)(6)                            15,000
George T. Hornyak (4)                            100,000
Richard U. Niedt (4)                               6,000
Andrew R. Speaker (4)(7)                          10,000
Eric W. Turner (4)                                   500
Richard G. Van Noy (4)(8)                         12,000
Marion J. Crum                                     1,000
John Danka                                         1,500
Paul Ehrhardt                                      2,500
                                                 -------
  Total                                          178,500

____________

(1) Does not include shares that could be allocated to participants in the ESOP, under which officers and other employees would be allocated, in the aggregate, 10% of the Common Stock issued in the Conversion.

(2) Does not include shares that would be awarded to participants in the MRP, if implemented, under which directors, officers and other employees would be awarded, at no cost to them, an aggregate number of shares equal to 4% of the Common Stock issued in the Conversion (104,000 shares at the Total Midpoint). Implementation of the MRP requires shareholder approval.

(3) Does not include shares that would be purchased by participants in the Compensation Plan, if implemented, under which directors, executive officers and other employees would be granted options to purchase an aggregate amount of Common Stock equal to 10% of the shares issued in the Conversion (260,000 shares at the Total Midpoint). Implementation of the Compensation Plan requires shareholder approval.

(4)  Director of the Company and Mercer Mutual.

(5) Vice Chairman of the Board of Directors of the Company and Mercer Mutual.

(6)  President and  Chief Executive Officer of the Company and
     Mercer Mutual.

(7)  Executive Vice President, Chief Operating Officer, Chief
     Financial Officer and Treasurer of the Company and Mercer
     Mutual.

(8)  Chairman of the Board of Directors of the Company and Mercer
     Mutual.

Limitations on Resales

     The Common Stock issued in the Conversion will be freely transferable under the Securities Act of 1933, as amended (the "Securities Act"); provided, however that shares issued to directors and officers of Mercer Mutual or of the Company would be restricted as to transfer for a period of one year from the Effective Date pursuant to the provisions of the Conversion Act and would be subject to additional resale restrictions under Rule 144 of the Securities Act. Shares of Common Stock issued to directors and officers will bear a legend giving appropriate notice of these restrictions and the Company will give instructions to the transfer agent for the Common Stock with respect to these transfer restrictions. Any shares issued to directors and officers as a stock dividend, stock split or otherwise with respect to restricted stock shall be subject to the same restrictions. Shares acquired by directors and officers other than in the Conversion will not be subject to certain restrictions.

     In addition, under guidelines of the NASD, members of the NASD and their associates are subject to certain restrictions on the transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of such securities.

Interpretation and Amendment of the Plan of Conversion

     To the extent permitted by law, all interpretations of the Plan by the Board of Directors of Mercer Mutual and the Board of Directors of the Company will be final. The Plan may be amended at any time before it is approved by the Pennsylvania Department by the affirmative vote of two-thirds of the directors of the Company and Mercer Mutual. The Plan similarly may be amended at any time after it is approved by the Pennsylvania Department, subject to the Pennsylvania Department's approval of such amendment. The Plan may be amended at any time after it is approved by the Eligible Policyholders of Mercer Mutual and prior to the Effective Date by the affirmative vote of two-thirds of the directors of the Company and of Mercer Mutual then in office; provided, however, that any such amendment shall be subject to approval by the Pennsylvania Department; and provided further, that, if such amendment is determined by the Pennsylvania Department to be material, such amendment shall be subject to approval by the affirmative vote of at least two-thirds of the votes cast at a meeting of Eligible Policyholders called for that purpose. In the event Eligible Policyholders are required to approve an amendment to the Plan, the Company will send a Proxy Statement to each Eligible Policyholder as soon as practical after the amendment is approved by the directors of the Company and Mercer Mutual and, if required, the Pennsylvania Department.

     In the event that the Pennsylvania Department adopts mandatory regulations applicable to the Conversion prior to the Effective Date, the Plan may be amended to conform to such regulations at any time prior to such Effective Date by the affirmative vote of two-thirds of the directors of the Company and Mercer Mutual, and no resolicitation of proxies or further approval by Eligible Policyholders shall be required. In the event that the Pennsylvania Department adopts regulations applicable to the Conversion prior to the Effective Date and if such regulations contain optional provisions, the Plan may be amended to conform to any such optional provision at any time before such Effective Date by the affirmative vote of two-thirds of the directors of the Company and Mercer Mutual and no resolicitation of proxies or further approval by Eligible Policyholders shall be required.

Termination

     The Plan may be terminated at any time before it is approved by the Pennsylvania Department by the affirmative vote of two-thirds of the directors of the Company and Mercer Mutual.
The Plan may be terminated at any time after it is approved by the Pennsylvania Department by the affirmative vote of two-thirds of the directors of the Company and Mercer Mutual. The Plan may be terminated at any time after it is approved by Eligible Policyholders and prior to the Effective Date by the affirmative vote of two-thirds of the directors of the Company and Mercer Mutual provided, however, that any such termination shall be subject to approval by the Pennsylvania Department.

Conditions

     As required by the Plan, the Plan has been approved by the Pennsylvania Department and the Board of Directors of the Company and Mercer Mutual. Completion of the Conversion also requires approval of the Plan by the affirmative vote of at least two-thirds of the votes cast by Eligible Policyholders of Mercer Mutual. If the Eligible Policyholders do not approve the Plan, the Plan will be terminated, and Mercer Mutual will continue to conduct business as a mutual insurance company.

               CERTAIN RESTRICTIONS ON ACQUISITION
                         OF THE COMPANY

Pennsylvania Law

     The Pennsylvania BCL contains certain provisions applicable to the Company that may have the effect of impeding a change in control of the Company. These provisions, among other things,
(a) require that, following any acquisition by any person or group of 20% of a public corporation's voting power, the remaining shareholders have the right to receive payment for their shares, in cash, from such person or group in an amount equal to the "fair value" of their shares, including an increment representing a proportion of any value payable for acquisition of control of the corporation; and (b) prohibit, for five years after an interested shareholder's acquisition date, a "business combination" (which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets having a minimum specified aggregate value or representing a minimum specified percentage earning power or net income of the corporation) with a shareholder or group of shareholders beneficially owning 20% or more of a public corporation's voting power.

     In 1990, the Pennsylvania legislature further amended the Pennsylvania BCL to expand the antitakeover protections afforded by Pennsylvania law by redefining the fiduciary duty of directors and adopting disgorgement and control-share acquisition statutes. To the extent applicable to the Company at the present time, this legislation generally (a) expands the factors and groups (including shareholders) that the Board of Directors can consider in determining whether a certain action is in the best interests of the corporation; (b) provides that the Board of Directors need not consider the interests of any particular group as dominant or controlling; (c) provides that directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof with respect to actions relating to an acquisition or potential acquisition of control; (d) provides that actions relating to acquisitions of control that are approved by a majority of "disinterested directors" are presumed to satisfy the directors' standard unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and
(e) provides that the fiduciary duty of directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

     The 1990 amendments to the BCL explicitly provide that the fiduciary duty of directors shall not be deemed to require directors (a) to redeem any rights under, or to modify or render inapplicable, any shareholder rights plan; (b) to render inapplicable, or make determinations under, provisions of the BCL relating to control transactions, business combinations, control-share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control; or (c) to act as the board of directors, a committee of the board or an individual director solely because of the effect such action might have on an acquisition or potential or proposed acquisition of control of the corporation or the consideration that might be offered or paid to shareholders in such an acquisition. One of the effects of these fiduciary duty provisions may be to make it more difficult for a shareholder to successfully challenge the actions of the Company's Board of Directors in a potential change in control context. Pennsylvania case law appears to provide that the fiduciary duty standard under the 1990 amendment to the BCL grants directors the statutory authority to reject or refuse to consider any potential or proposed acquisition of the corporation.

     Under the Pennsylvania control-share acquisition statute, a person or group is entitled to voting rights with respect to "control shares" only after shareholders (both disinterested shareholders and all shareholders) have approved the granting of such voting rights at a meeting of shareholders. "Control shares" are shares acquired since January 1, 1988, that upon acquisition of voting power by an "acquiring person," would result in a "control-share acquisition." ("Control shares" also include voting shares where beneficial ownership was acquired by the "acquiring person" within 180 days of the control-share acquisition or with the intention of making a control-share acquisition.) An "acquiring person" is a person or group who makes or proposes to make a "control-share acquisition." A "control-share acquisition" is an acquisition, directly or indirectly, of voting power over voting shares that would, when added to all voting power of the person over other voting shares, entitle the person to cast or direct the casting of such percentage of votes for the first time with respect to any of the following ranges that all shareholders would be entitled to cast in an election of directors: (a) at least 20% but less than 33-1/3%; (b) at least 33-1/3 but less than 50%; or (c) 50% or more. The effect of these provisions is to require a new shareholder vote when each threshold is exceeded. In the event shareholders do not approve the granting of voting rights, voting rights are lost only with respect to "control shares."

     A special meeting of shareholders is required to be called to establish voting rights of control shares if an acquiring person (a) files with the corporation an information statement containing specified information, (b) makes a written request for a special meeting at the time of delivery of the information statement, (c) makes a control-share acquisition or a bona fide written offer to make a control-share acquisition, and
(d) provides a written undertaking at the time of delivery of the information statement to pay or reimburse the corporation for meeting expenses. If the information statement is filed and a control-share acquisition is made or proposed to be made, but no request for a special meeting is made or no written undertaking to pay expenses is provided, the issue of voting rights will be submitted to shareholders at the next annual or special meeting of shareholders of the corporation.

     A corporation may redeem all "control shares" at the average of the high and low sales price, as reported on a national securities exchange or national quotation system or similar quotation system, on the date the corporation provides notice of redemption (a) at any time within 24 months after the date on which the control-share acquisition occurs if the acquiring person does not, within 30 days after the completion of the control-share acquisition, properly request that shareholders consider the issue of voting rights to be accorded to control shares and (b) at any time within 24 months after the issue of voting rights is submitted to shareholders and such voting rights either are not accorded or are accorded and subsequently lapse. Voting rights accorded to control shares by a vote of shareholders lapse and are lost if any proposed control-share acquisition is not consummated within 90 days after shareholder approval is obtained.

     A person will not be considered an "acquiring person" if the person holds voting power within any of the ranges specified in the definition of "control-share acquisition" as a result of a solicitation of revocable proxies if such proxies (a) are given without consideration in response to a proxy or consent solicitation made in accordance with the Exchange Act and (b) do not empower the holder to vote the shares except on the specific matters described in the proxy and in accordance with the instructions of the giver of the proxy.

     The statute does not apply to certain control-share acquisitions effected pursuant to a gift or laws of inheritance, in connection with certain family trusts or pursuant to a merger, consolidation or plan of share exchange if the corporation is a party to the agreement.

     The effect of this statutory provision is to deter the accumulation of a substantial block of Common Stock, including accumulation with a view to effecting a non-negotiated tender or exchange offer for Common Stock.

     Under the disgorgement provisions of the Pennsylvania BCL, any profit realized by any person or group who is or was a "controlling person or group" from the disposition of any equity security of a corporation shall belong to and be recoverable by the corporation where the profit is realized (i) within 18 months after the person becomes a "controlling person or group" and
(ii) the equity security had been acquired by the "controlling person or group" within 24 months prior to or 18 months after obtaining the status of a "controlling person or group."

     A "controlling person or group" is a person or group who
(a) has acquired, offered to acquire or, directly or indirectly, publicly disclosed the intention of acquiring 20% voting power of the corporation or (b) publicly disclosed that it may seek to acquire control of the corporation.

     A person will not be deemed a "controlling person or group" if the person holds voting power as a result of a solicitation of revocable proxies if, among other things, such proxies (a) are given without consideration in response to a proxy or consent solicitation made in accordance with the Exchange Act and (b) do not empower the holder to vote the shares except on the specific matters described in the proxy and in accordance with the instructions of the giver of the proxy. This exception does not apply to proxy contests in connection with or as a means toward acquiring control of the Company.

     The effect of this statutory provision is to deter the accumulation of a substantial block of Common Stock with a view to putting the Company "in play" and then selling shares at a profit (whether to the Company, in the market or in connection with an acquisition of the Company).

Certain Anti-Takeover Provisions in the Articles of Incorporation and Bylaws

     While the Board of Directors of the Company is not aware of any effort that might be made to obtain control of the Company after Conversion, the Board believes that it is appropriate to include certain provisions as part of the Company's Articles of Incorporation to protect the interests of the Company and its shareholders from hostile takeovers that the Board might conclude are not in the best interests of the Company or the Company's shareholders. These provisions may have the effect of discouraging a future takeover attempt that is not approved by the Board but which individual shareholders may deem to be in their best interests or in which shareholders may receive a substantial premium for their shares over the then current market price. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the Company's current Board of Directors or management more difficult.

     The following discussion is a general summary of certain provisions of the Articles of Incorporation and Bylaws of the Company that may be deemed to have such an "anti-takeover" effect. The description of these provisions is necessarily general and reference should be made in each case to the Articles of Incorporation and Bylaws of the Company. For information regarding how to obtain a copy of these documents without charge, see "Additional Information."

Classified Board of Directors and Related Provisions

     The Company's Articles of Incorporation provide that the Board of Directors is to be divided into three classes which shall be as nearly equal in number as possible. The directors in each class will hold office following their initial appointment to office for terms of one year, two years and three years, respectively, and, upon reelection, will serve for terms of three years thereafter. Each director will serve until his or her successor is elected and qualified. The Articles of Incorporation provide that a director may be removed by shareholders only upon the affirmative vote of at least a majority of the votes which all shareholders would be entitled to cast. The Articles of Incorporation further provide that any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office.

     A classified board of directors could make it more difficult for shareholders, including those holding a majority of the outstanding shares, to force an immediate change in the composition of a majority of the Board of Directors. Because the terms of only one-third of the incumbent directors expire each year, it requires at least two annual elections for the shareholders to change a majority, whereas a majority of a non-classified board may be changed in one year. In the absence of the provisions of the Articles of Incorporation classifying the Board, all of the directors would be elected each year.

     Management of the Company believes that the staggered election of directors tends to promote continuity of management because only one-third of the Board of Directors is subject to election each year. Staggered terms guarantee that in the ordinary course approximately two-thirds of the Directors, or more, at any one time have had at least one year's experience as directors of the Company, and moderate the pace of change in the composition of the Board of Directors by extending the minimum time required to elect a majority of Directors from one to two years.

Other Antitakeover Provisions

     The Company's Articles of Incorporation and Bylaws contain certain other provisions that may also have the effect of deterring or discouraging, among other things, a non-negotiated tender or exchange offer for the Common Stock, a proxy contest for control of the Company, the assumption of control of the Company by a holder of a large block of the Common Stock and the removal of the Company's management. These provisions:
(1) empower the Board of Directors, without shareholder approval, to issue preferred stock, the terms of which, including voting power, are set by the Board; (2) restrict the ability of shareholders to remove directors; (3) require that shares with at least 80% of total voting power approve mergers and other similar transactions, if the transaction is not approved, in advance, by the Board of Directors; (4) prohibit shareholders' actions without a meeting; (5) require that shares with at least 80%, or in certain instances a majority, of total voting power approve the repeal or amendment of the Articles of Incorporation;
(6) require any person who acquires stock of the Company with voting power of 25% or more to offer to purchase for cash all remaining shares of the Company's voting stock at the highest price paid by such person for shares of the Company's voting stock during the preceding year; (7) limit the right of a person or entity to vote more than 10% of the Company's voting stock;
(8) eliminate cumulative voting in elections of directors; and
(9) require that shares with at least 66-2/3% of total voting power approve, repeal or amend the Bylaws.

                  DESCRIPTION OF CAPITAL STOCK

General

     The Company is authorized to issue 15,000,000 shares of Common Stock, without par value, and 5,000,000 shares of preferred stock, having such par value as the Board of Directors of the Company shall fix and determine. The Company currently expects to issue between 2,210,000 and 2,990,000 shares (or, as permitted by the Plan, in the event the ESOP purchases shares in excess of the maximum of the Estimated Valuation Range in order to satisfy its 10% subscription, up to 3,322,222 shares), subject to adjustment, of the Common Stock and no shares of preferred stock in the Conversion. The Company has reserved for future issuance under the Compensation Plan an amount of authorized but unissued shares of Common Stock equal to 10% of the shares to be issued in the Conversion.

Common Stock

     Voting Rights

          Each share of the Common Stock will have the same relative rights and will be identical in all respects with every other share of the Common Stock. The holders of the Common Stock will possess exclusive voting rights in the Company, except to the extent that shares of preferred stock issued in the future may have voting rights, if any. Each holder of shares of the Common Stock will be entitled to one vote for each share held of record on all matters submitted to a vote of holders of shares of the Common Stock. Holders of Common Stock will not be entitled to cumulate their votes for election of directors.

     Dividends

     The Company may, from time to time, declare dividends to the holders of Common Stock, who will be entitled to share equally in any such dividends. For additional information as to cash dividends, see "Dividend Policy."

     Liquidation

     In the event of any liquidation, dissolution or winding up of Mercer Mutual, the Company, as holder of all of the capital stock of Mercer Mutual, would be entitled to receive all assets of Mercer Mutual after payment of all debts and liabilities of Mercer Mutual. In the event of a liquidation, dissolution or winding up of the Company, each holder of shares of Common Stock would be entitled to receive, after payment of all debts and liabilities of the Company, a pro rata portion of all assets of the Company available for distribution to holders of Common Stock. If any preferred stock is issued, the holders thereof may have a priority in liquidation or dissolution over the holders of the Common Stock.

     Other Characteristics

     Holders of the Common Stock will not have preemptive rights with respect to any additional shares of Common Stock that may be issued. The Common Stock is not subject to call for redemption, and the outstanding shares of Common Stock, when issued and upon receipt by the Company of the full purchase price therefor, will be fully paid and nonassessable.

Preferred Stock

     None of the 5,000,000 authorized shares of preferred stock of the Company will be issued in the Conversion. After the Conversion is completed, the Board of Directors of the Company will be authorized, without shareholder approval, to issue preferred stock and to fix and state voting powers, designations, preferences or other special rights of such shares and the qualifications, limitations and restrictions thereof. The preferred stock may rank prior to the Common Stock as to dividend rights or liquidation preferences, or both, and may have full or limited voting rights. The Board of Directors has no present intention to issue any of the preferred stock. Should the Board of Directors of the Company subsequently issue preferred stock, no holder of any such stock shall have any preemptive right to subscribe for or purchase any stock or any other securities of the Company other than such, if any, as the Board of Directors, in its sole discretion, may determine and at such price or prices and upon such other terms as the Board of Directors, in its sole discretion, may fix.

                  TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is
________________________________.

                         LEGAL OPINIONS

     The legality of the Common Stock will be passed upon for the Company by Stevens & Lee, Wayne, Pennsylvania. Stevens & Lee has consented to the reference herein to its opinion. Certain legal matters will be passed upon for Sandler O'Neill by Lord, Bissell & Brook, Chicago, Illinois.

                             EXPERTS

     The consolidated financial statements and schedules of Mercer Mutual as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996 have been included herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     Sheshunoff has consented to the publication herein of the summary of its opinion as to the estimated pro forma aggregate market value of the Common Stock to be issued in the Conversion and the value of subscription rights to purchase the Common Stock, and to the use of its name and statements with respect to it appearing herein.

                      AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission ("SEC") a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby (the "Registration Statement"). As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the Registration Statement. Such information and all exhibits to the Registration Statement, including the Appraisal which is an exhibit to the Registration Statement, can be examined without charge at the public reference facilities of the SEC located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at Seven World Trade Center, Suite 1300, New York, New York 10048, and copies of such material can be obtained from the SEC at prescribed rates. In addition, copies of such documents may be obtained on the Internet at http://www.sec.gov.

     Mercer Mutual has filed an application for conversion with the Pennsylvania Department with respect to the Conversion. The application may be examined at the principal office of the Pennsylvania Department located in Harrisburg, Pennsylvania.

     In connection with the Conversion, the Company will register its Common Stock with the SEC under Section 12(g) of the Exchange Act and, upon such registration, the Company and the holders of its stock will become subject to the proxy solicitation rules, the annual and periodic reporting requirements, the restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, and certain other requirements of the Exchange Act. Under the Plan, the Company has undertaken that it will not terminate such registration for a period of at least three years following the Conversion.

     A copy of the Articles of Incorporation and the Bylaws of the Company and Mercer Mutual are available without charge from Mercer Mutual.

              GLOSSARY OF SELECTED INSURANCE TERMS

Acquisition costs . . . . . .    Agents' or brokers' commissions,
                                 premium taxes, marketing, and
                                 certain underwriting expenses
                                 associated with the production
                                 of business.

Assumed reinsurance . . . . .    Insurance or reinsurance
                                 transferred from another
                                 insurance or reinsurance entity.

Cede. . . . . . . . . . . . .    To transfer to an insurer or a
                                 reinsurer all or a part of the
                                 insurance or reinsurance written
                                 by an insurance or reinsurance
                                 entity.

Combined ratio. . . . . . . .    The sum of the expense ratio and
                                 the loss ratio, determined
                                 either in accordance with
                                 statutory accounting practices
                                 or GAAP.  A combined ratio under
                                 100% generally indicates an
                                 underwriting profit and a
                                 combined ratio over 100%
                                 generally indicates an
                                 underwriting loss.  The extent
                                 by which the combined ratio
                                 deviates from 100% indicates
                                 relative underwriting profit or
                                 loss.

Commercial Multi-peril. . . .    Commercial multi-peril coverage
                                 insures against losses to
                                 businesses and business personal
                                 property, such as those caused
                                 by fire, wind, hail, water
                                 damage, theft and vandalism, as
                                 well as comprehensive general
                                 liability for injuries to
                                 others.  Optional coverages
                                 written include inland marine,
                                 crime and boiler and machinery.

Direct written premiums . . .    Total premiums written by an
                                 insurer other than premiums for
                                 reinsurance assumed by an
                                 insurer.

Earned premiums . . . . . . .    The portion of net written
                                 premiums applicable to the
                                 expired period of policies.

Expense ratio . . . . . . . .    Under statutory accounting
                                 practices, the ratio of
                                 underwriting expenses to net
                                 written premiums.

Fire & Allied Lines . . . . .    Fire and allied lines insurance
                                 generally covers fire,
                                 lightning, and removal and
                                 extended coverage.

Gross premiums. . . . . . . .    Total premiums for insurance
                                 written and reinsurance assumed
                                 during a given period.

Homeowners. . . . . . . . . .    Homeowners coverage insures
                                 individuals for losses to their
                                 residences and personal
                                 property, such as those caused
                                 by fire, wind, hail, water
                                 damage, theft and vandalism, and
                                 against third party liability
                                 claims.

Incurred losses . . . . . . .    The sum of losses paid plus the
                                 change in the estimated
                                 liability for claims which have
                                 been reported but which have not
                                 been settled and claims which
                                 have occurred but have not yet
                                 been reported to the insurer.

Inland marine . . . . . . . .    Inland marine coverage insures
                                 merchandise or cargo in transit
                                 and business and personal
                                 property.  It is also written as
                                 an endorsement to a homeowner's
                                 policy to provide coverage for
                                 scheduled property, such as
                                 antiques, fine art, sports
                                 equipment, boats, firearms,
                                 jewelry and camera equipment.

Loss adjustment expenses. . .    The expenses of settling claims,
                                 including legal and other fees
                                 and the general expenses of
                                 administering the claims
                                 adjustment process.

Loss and LAE ratio. . . . . .    Under statutory accounting
                                 practices, the ratio of incurred
                                 losses and loss adjustment
                                 expenses to earned premiums.

Net earned premiums . . . . .    The portion of written premiums
                                 that is recognized for
                                 accounting purposes as revenue
                                 during a period.

Net premiums. . . . . . . . .    Gross premiums written less
                                 premiums ceded to reinsurers.

Net written premiums. . . . .    Gross premiums written and
                                 insured by an insurer less
                                 premiums ceded to reinsurers.

Reinsurance . . . . . . . . .    A procedure whereby an insurer
                                 remits or cedes a portion of the
                                 premiums to another insurer or
                                 reinsurer as payment to that
                                 insurer or reinsurer for
                                 assuming a portion of the
                                 related risk.

Statutory accounting
practices . . . . . . . . . .    Recording transactions and
                                 preparing financial statements
                                 in accordance with the rules and
                                 procedures prescribed or
                                 permitted by statute or
                                 regulatory authorities,
                                 generally reflecting a
                                 liquidating, rather than a going
                                 concern, concept of accounting.
                                 The principal differences
                                 between statutory accounting
                                 practices ("SAP") and GAAP for
                                 property and casualty insurance
                                 companies, are:  (a) under SAP,
                                 certain assets that are not
                                 admitted assets are eliminated
                                 from the balance sheet;
                                 (b) under SAP, policy
                                 acquisition costs are expenses
                                 as incurred, while under GAAP,
                                 they are deferred and amortized
                                 over the term of the policies;
                                 (c) under SAP, no provision is
                                 made for deferred income taxes;
                                 (d) under SAP, certain reserves
                                 are recognized that are not
                                 recognized under GAAP; and
                                 (e) under SAP, fixed income
                                 securities (bonds, redeemable
                                 preferred stocks and mortgage-
                                 backed securities) are carried
                                 at cost, while under GAAP, they
                                 are carried at market value.

Statutory surplus . . . . . .    The sum remaining after all
                                 liabilities are subtracted from
                                 all assets, applying statutory
                                 accounting practices.  This sum
                                 is regarded as financial
                                 protection to policyholders in
                                 the event an insurance company
                                 suffers unexpected or
                                 catastrophic losses.

Umbrella policy . . . . . . .    An insurance policy covering
                                 liabilities in excess of amounts
                                 covered under a standard policy.

Underwriting. . . . . . . . .    The process whereby an insurer
                                 reviews applications submitted
                                 for insurance coverage and
                                 determines whether it will
                                 accept all or part of the
                                 coverage being requested and
                                 what the applicable premiums
                                 should be.  Underwriting also
                                 includes an ongoing review of
                                 existing policies and their
                                 pricing.

Underwriting expenses . . . .    The aggregate of policy
                                 acquisition costs and the
                                 portion of administrative,
                                 general and other expenses
                                 attributable to underwriting
                                 operations.

Underwriting profit (loss). .    The excess (deficiency),
                                 determined under statutory
                                 accounting practices, resulting
                                 from the difference between
                                 earned premiums and the sum of
                                 incurred losses, loss adjustment
                                 expenses and underwriting
                                 expenses.

Voluntary market. . . . . . .    The market consisting of those
                                 persons who insurance companies
                                 voluntarily choose to insure
                                 because such companies believe
                                 that they can do so profitably
                                 at competitive rates.

Workers' Compensation . . . .    Workers' compensation coverage
                                 insures employers against
                                 employee medical and indemnity
                                 claims resulting from injuries
                                 related to work as well as third
                                 party employer's liability.
           INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                        OF MERCER MUTUAL

                                                            Page

INDEPENDENT AUDITORS' REPORT                                 F-

CONSOLIDATED FINANCIAL STATEMENTS

     BALANCE SHEETS                                          F-
          (As of December 31, 1996 and 1995)

     STATEMENTS OF OPERATIONS                                F-
          (For the years ended December 31, 1996,
          1995 and 1994)

     STATEMENTS OF CHANGES IN SURPLUS                        F-
          (For the years ended December 31, 1996,
          1995 and 1994)

     STATEMENTS OF CASH FLOWS                                F-
          (For the years ended December 31, 1996,
          1995 and 1994)

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS              F-

INTERIM CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

     BALANCE SHEETS (Unaudited)                              F-
          (As of September 30, 1997 and 1996)

     STATEMENTS OF OPERATIONS (Unaudited)                    F-
          (For the nine months ended September 30, 1997 and 1996)

     STATEMENTS OF CHANGES IN SURPLUS (Unaudited)            F-
          (For the nine months ended September 30, 1997 and 1996)

     STATEMENTS OF CASH FLOWS (Unaudited)                    F-
          (For the nine months ended September 30, 1997 and 1996)

     NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS      F-
          (Unaudited)

Independent Auditors' Report

The Board of Directors
Mercer Mutual Insurance Company:

We have audited the accompanying consolidated balance sheets of Mercer Mutual Insurance Company and subsidiaries (the Group) as of December 31, 1996 and 1995, and the related statements of operations, changes in surplus, and cash flows for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Group as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

KPMG Peat Marwick, LLP
Philadelphia, Pennsylvania
March 21, 1997  (October 17, 1997, as to Note 10)

        MERCER MUTUAL INSURANCE COMPANY AND SUBSIDIARIES

                   Consolidated Balance Sheets

                   December 31, 1996 and 1995


Assets                                    1996            1995

Investments, at fair value:
  Fixed income securities,
    available-for-sale                $34,964,333     $33,616,965
  Equity securities                     7,795,347       6,837,393
      Total investments                42,759,680      40,454,358
Cash and cash equivalents               2,675,406       3,567,286
Premiums receivable                     2,307,614       4,652,545
Reinsurance receivables                18,907,588      16,888,987
Prepaid reinsurance premiums              994,286       5,558,473
Deferred policy acquisition costs       2,988,693       3,155,269
Accrued investment income                 602,068         539,086
Property and equipment, net             1,440,581       1,434,001
Deferred income taxes                     801,644         516,373
Other assets                              596,121         756,942

    Total assets                      $74,073,681     $77,523,320

Liabilities and Surplus

Liabilities:
  Losses and loss adjustment
    expenses                          $35,221,043     $36,175,967
  Unearned premiums                    13,178,842      18,253,248
  Accounts payable and accrued
    expenses                            1,700,217       1,448,177
  Other reinsurance balances            4,027,836       1,999,524
  Other liabilities                       663,663         683,245

    Total liabilities                  54,791,601      58,560,161

Surplus:
  Unassigned surplus                   18,475,813      17,835,403
  Unrealized gains in investments,
    net of deferred income taxes          806,267       1,127,756

    Total surplus                      19,282,080      18,963,159

    Total liabilities and surplus     $74,073,681     $77,523,320


See accompanying notes to consolidated financial statements.

        MERCER MUTUAL INSURANCE COMPANY AND SUBSIDIARIES

              Consolidated Statements of Operations

          Years ended December 31, 1996, 1995 and 1994


                                              1996          1995           1994
Revenue:
  Net premiums earned                     $20,633,915    $20,816,695    $18,681,147
  Investment income, net of expenses        2,289,490      2,131,883      1,903,932
  Net realized investment gains               595,797         53,142        277,458
  Other revenue                               154,944        161,429        165,776
                                          -----------    -----------    -----------
    Total revenue                          23,674,146     23,163,149     21,028,313
                                          -----------    -----------    -----------

Expenses:
  Losses and loss adjustment expenses      14,800,853     13,295,879     14,106,822
  Amortization of deferred policy
    acquisition costs                       5,490,768      5,943,826      5,860,224
  Other expenses                            2,571,339      2,415,792      3,116,574
                                          -----------    -----------    -----------
    Total expenses                         22,862,960     21,655,497     23,083,620
                                          -----------    -----------    -----------
Income (loss) before income tax               811,186      1,507,652     (2,055,307)

Income tax (benefit)                          170,776        369,367       (681,358)
                                          -----------    -----------    -----------
Net income (loss)                         $   640,410    $ 1,138,285    $(1,373,949)
                                          ===========    ===========    ===========

See accompanying notes to consolidated financial statements.

        MERCER MUTUAL INSURANCE COMPANY AND SUBSIDIARIES

          Consolidated Statements of Changes in Surplus

          Years ended December 31, 1996, 1995 and 1994


                                              1996          1995           1994
Balance, beginning of year                $18,963,159    $14,202,831    $18,067,272
  Net income (loss)                           640,410      1,138,285     (1,373,949)
  Change in unrealized capital gain
    (losses) in investments                  (321,489)     3,622,043     (2,490,492)
                                          -----------    -----------    -----------
  Comprehensive net income (loss)             318,921      4,760,328     (3,864,441)
                                          -----------    -----------    -----------
Balance, end of year                      $19,282,080    $18,963,159    $14,202,831
                                          ===========    ===========    ===========

The balance was comprised of:
  Unassigned surplus                      $18,475,813    $17,835,403    $16,697,118
  Unrealized gains (losses) in invest-
    ments, net of deferred income taxes       806,267      1,127,756     (2,494,287)
                                          -----------    -----------    -----------
                                          $19,282,080    $18,963,159    $14,202,831
                                          ===========    ===========    ===========

See accompanying notes to consolidated financial statements.

        MERCER MUTUAL INSURANCE COMPANY AND SUBSIDIARIES

              Consolidated Statements of Cash Flow

          Years ended December 31, 1996, 1995 and 1994


                                              1996          1995           1994
Cash flows from operating activities:
  Net income (loss)                       $   640,410    $ 1,138,285    $(1,373,949)
  Adjustments to reconcile net income
    (loss) to net cash provided by
    operating activities:

    Depreciation of property and
      equipment                               137,255        134,446        140,915
    Net accretion of discount                 (58,565)       (53,930)       (12,892)
    Net realized investment gain             (595,797)       (53,142)      (277,458)
    Net realized (gain) loss on sale of
      property and equipment                    3,351              -         (1,545)
    Deferred income tax                      (119,657)       (54,577)       (33,588)
    Change in assets and liabilities:
      Premiums receivable                   2,344,931       (286,312)      (219,438)
      Reinsurance receivables              (2,018,601)       368,207     (3,343,767)
      Prepaid reinsurance premiums          4,564,187        (55,187)       (16,238)
      Deferred policy acquisition costs       166,576        174,244        (77,587)
      Other assets                             97,839        723,757       (864,312)
      Losses and loss expenses               (954,924)       645,385      2,222,741
      Unearned premiums                    (5,074,406)       483,325        712,471
      Other liabilities                     2,299,856       (214,764)     1,167,270
                                          -----------    -----------    -----------
        Net cash provided by (used in)
          operating activities              1,432,455      2,949,737     (1,977,377)
                                          -----------    -----------    -----------
Cash flows from investing activities:
  Purchase of fixed income securities,
    available-for-sale                     (6,476,750)   (15,117,951)    (8,236,056)
  Purchase of equity securities            (6,937,955)    (5,890,866)    (7,079,901)
  Sale and maturity of fixed income
    securities available-for-sale           4,293,918     10,145,777      5,952,768
  Sale of equity securities, available
    for sale                                6,982,724      9,411,963      9,307,988
  Change in receivable/payable of
    securities                                (39,086)        98,836        (23,617)
  Purchase of property and equipment         (175,686)       (92,039)      (110,894)
  Sale of property and equipment               28,500              -          5,300
                                          -----------    -----------    -----------
    Net cash used in investing activities  (2,324,335)    (1,444,280)      (184,412)
                                          -----------    -----------    -----------
    Net increase (decrease) in cash and
      cash equivalents                       (891,880)     1,505,457     (2,161,789)

Cash and cash equivalents at beginning
    of year                                 3,567,286      2,061,829      4,223,618
                                          -----------    -----------    -----------
Cash and cash equivalents at end of
    period                                $ 2,675,406    $ 3,567,286    $ 2,061,829
                                          ===========    ===========    ===========

Cash paid during the year for:
  Interest                                $         0    $         0    $         0
  Income taxes                            $   125,000    $   280,688    $    64,000


See accompanying notes to consolidated financial statements

MERCER MUTUAL INSURANCE COMPANY AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(1)  Summary of Significant Accounting Policies

     Description of Business

     Mercer Mutual Insurance Company (MMIC), its subsidiary Queenstown Holding Company, Inc. (QHC) and QHC's subsidiary Mercer Insurance Company (MIC) collectively referred herein as the "Group", provide property and casualty insurance to both individual and commercial customers in New Jersey and Pennsylvania. The principal lines of business are homeowners, commercial multi-peril, general liability and fire and allied which represent approximately 48%, 20%, 13% and 12%, respectively, of net premiums written.

     MMIC has filed an application with the Insurance Department of the Commonwealth of Pennsylvania to form of an insurance holding company, incorporated in Pennsylvania, to purchase all of the authorized stock of MMIC, which plans to convert from the mutual to the stock form of organization.

     Consolidation Policy and Basis of Presentation

     The consolidated financial statements include the accounts of each member of the Group. All significant intercompany accounts and transactions have been eliminated in consolidation. The consolidated financial statements have been prepared in conformity with generally accepted accounting principles, which differ in some respects from those followed in reports to insurance regulatory authorities.

     Use of Estimates

     The preparation of the accompanying financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Investments

     Due to periodic shifts in the portfolio arising out of income tax and asset-liability matching, as well as securities markets and economic factors, management considers the entire portfolio of fixed income securities as available-for-sale. Fixed income securities available-for-sale and equity securities are stated at fair value with changes in fair value, net of deferred income tax, reflected in surplus. Realized gains and losses are calculated on the specific identification basis.

     Interest on fixed maturities is credited to income as it accrues on the principal amounts outstanding, adjusted for amortization of premiums and accretion of discounts computed utilizing the effective interest rate method. Premiums and discounts on mortgage-backed securities are amortized using anticipated prepayments with significant changes in anticipated prepayments accounted for prospectively.

     Cash and cash equivalents

     Cash and cash equivalents are carried at cost which approximates market value. The Group considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

     Fair Values of Financial Instruments

     The Group has used the following methods and assumptions in estimating its fair values:

     Investments - The fair values for fixed income securities available-for-sale are based on quoted market prices, when available. If not available, fair values are based on values obtained from investment brokers. Fair values for marketable equity securities are based on quoted market prices and on statutory equity for the security indicated above.

     The fair value of an equity security in a reinsurance company is estimated based on statutory book value because the security is not traded and because of restrictions placed on the investors. These equity securities can not be sold, transferred or given until December 31, 1997. After December 31, 1997 the stock can be sold. However, after receipt of a bona fide offer, the stock must first be offered to the investee or its other shareholders at the lower of statutory book value or the offered price. The investee also has the ability to determine that the potential purchaser is not appropriate and void such an offer.

     Cash and cash equivalents - The carrying amounts reported in the balance sheet for these instruments approximate their fair values.

     Premium and reinsurance receivables - The carrying amounts reported in the balance sheet for these instruments approximate their fair values.

     Reinsurance

     The Group cedes insurance to, and assumes insurance from, unrelated insurers to limit its maximum loss exposure
     through risk diversification.   Ceded reinsurance
     receivables and unearned premiums are reported as assets; loss and loss adjustment expenses are reported gross of ceded reinsurance credits.

     Deferred Policy Acquisition Costs

     Acquisition costs such as commissions, premium taxes and certain other expenses which vary with and are directly related to the production of business, are deferred and amortized over the effective period of the related insurance policies. The method followed in computing deferred policy acquisition costs limits the amount of such deferred costs to their estimated realizable value, which gives effect to premiums to be earned, loss and loss adjustment expenses and certain other maintenance costs expected to be incurred as the premiums are earned. To the extent that deferred policy acquisition costs are not realizable, the deficiency is charged to income currently.

     Property and Equipment

     Property and equipment are carried at cost less accumulated depreciation calculated on the straight-line basis.
     Property is depreciated over useful lives ranging from five to forty-five years. Equipment is depreciated three to ten years.

     Premium Revenue

     Premiums include direct writings plus reinsurance assumed less reinsurance ceded to other insurers and are recognized as revenue over the period that coverage is provided using the monthly pro-rata method. Unearned premiums represent that portion of premiums written that are applicable to the unexpired terms of policies in force.

     Losses and Loss Adjustment Expenses

     The liability for losses includes the amount of claims which have been reported to the Company and are unpaid at the statement date as well as provision for claims incurred but not reported, after deducting anticipated salvage and subrogation. The liability for loss adjustment expenses is determined as a percentage of the liability for losses based on the historical ratio of paid adjustment expenses to paid losses by line of business.

     Management believes that the liabilities for losses and loss adjustment expenses at December 31, 1996 are adequate to cover the ultimate net cost of losses and claims to date, but these liabilities are necessarily based on estimates, and the amount of losses and loss adjustment expenses ultimately paid may be more or less than such estimates.

     Income Taxes

     The Group uses the asset and liability method of accounting for income taxes. Deferred income taxes arise from the recognition of temporary differences between financial statement carrying amounts and the tax bases of the Group's assets and liabilities. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. The effect of a change in tax rates is recognized in the period of the enactment date.

(2)  Investments

     Net investment income, net realized investment gains and change in unrealized capital gains (losses) on investment securities are as follows:

                                           1996         1995           1994
     Investment income:
       Fixed income securities          $2,325,741    $2,068,032    $1,829,408
       Equity securities                   153,187       168,236       219,847
       Cash and cash equivalents           143,562       193,442       173,121
       Other                                45,971        53,796        45,124
                                        ----------    ----------    ----------
         Gross investment income         2,668,461     2,483,506     2,267,500
                                        ==========    ==========    ==========

     Realized gains (losses):
       Fixed income securities             (20,661)     (172,631)       16,708
       Equity securities                   616,458       225,773       260,750
                                        ----------    ----------    ----------
         Net realized investment gains     595,797        53,142       277,458
                                        ----------    ----------    ----------
         Net investment income and
           net realized investment
           gains                        $2,885,287    $2,185,025    $2,181,390
                                        ==========    ==========    ==========



     Change in unrealized gains (losses) of securities, net of tax, are as follows:

                                           1996         1995           1994
     Fixed income securities            $ (576,423)   $1,987,268    $(2,287,005)
     Equity securities                     254,934     1,634,775       (203,487)
                                        ----------    ----------    -----------
                                        $ (321,489)   $3,622,043    $(2,490,492)
                                        ==========    ==========    ===========


     The cost and estimated fair value of available-for-sale investment securities at December 31, 1996 and 1995 are shown below.

                                                    Gross         Gross       Estimated
                                                  unrealized    unrealized      fair
1996                                 Cost(1)        gains         losses        value
                                   ------------------------------------------------------
Fixed income securities,
  available-for-sale
    U.S. Government and
      government agencies          $23,701,683    $  223,759    $  234,107    $23,691,335
    Obligations of states and
      political subdivisions         4,313,541        48,029        18,751      4,342,819
    Mortgage-backed                  7,630,969        11,684       712,474      6,930,179
                                   -----------    ----------    ----------    -----------
Total fixed maturities              35,646,193       283,472       965,332     34,964,333
                                   -----------    ----------    ----------    -----------
Equity securities:
  At market value                    5,891,857     1,119,149       329,250      6,681,756
  At estimated value                        12     1,113,579                    1,113,591
                                   -----------    ----------    ----------    -----------
Total equity securities              5,891,869     2,232,728       329,250      7,795,347
                                   -----------    ----------    ----------    -----------
Total available-for-sale           $41,538,062    $2,516,200    $1,294,582    $42,759,680
                                   ===========    ==========    ==========    ===========

                                                    Gross         Gross       Estimated
                                                  unrealized    unrealized      fair
1995                                 Cost(1)        gains         losses        value
                                   ------------------------------------------------------
Fixed income securities,
  available-for-sale
    U.S. Government and
      government agencies          $18,515,784    $  566,453    $    7,966    $19,074,271
    Obligations of states and
      political subdivisions         5,136,034       104,025        12,767      5,227,292
    Public utility, industrial
      miscellaneous                     10,000                                     10,000
    Mortgage-backed                  9,763,639        44,224       502,461      9,305,402
                                   -----------    ----------    ----------    -----------
Total fixed maturities              33,425,457       714,702       523,194     33,616,965
                                   -----------    ----------    ----------    -----------
Equity securities:
  At market value                    5,320,180       956,669       311,756      5,965,093
  At estimated value                         0       872,300                      872,300
                                   -----------    ----------    ----------    -----------
Total equity securities              5,320,180     1,828,969       311,756      6,837,393
                                   -----------    ----------    ----------    -----------
Total available-for-sale           $38,745,637    $2,543,671    $  834,950    $40,454,358
                                   ===========    ==========    ==========    ===========

(1)  Original cost of equity securities; original cost of fixed income

     The amortized cost and estimated fair value of fixed income securities at December 31, 1996, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                     Estimated
                                       Amortized        fair
                                          cost          value

     Due in one year or less          $    40,717    $    43,019
     Due after one year through
       five years                       1,994,258      2,031,262
     Due after five years through
       ten years                       23,047,515     23,022,685
     Due after ten years                2,932,734      2,937,188
                                       28,015,224     28,034,154
     Mortgage backed securities         7,630,969      6,930,179

                                      $35,646,193    $34,964,333

     The gross realized gains and losses on investment securities are as follows:

                               1996         1995         1994

     Gross realized gains   $  920,513   $  777,592   $  544,762

     Gross realized losses    (324,716)    (724,450)    (267,304)

                            $  595,797   $   53,142   $  277,458

     Proceeds from the sale of available-for-sale securities were $11,276,642, $19,032,740 and $14,960,670 for 1996, 1995 and
     1994, respectively.

(3)  Deferred Policy Acquisition Costs

     Changes in deferred policy acquisition costs are as follows:

                               1996         1995         1994

     Balance, January 1     $3,155,269   $3,329,513   $3,251,926
     Acquisition costs
       deferred              5,324,192    5,769,582    5,937,811
     Amortization charged
       to earnings          (5,490,768)  (5,943,826)  (5,860,224)

                            $2,988,693   $3,155,269   $3,329,513

(4)  Property and Equipment

     Property and equipment was as follows:

                                          1996          1995
     Home Office:
       Land                           $  456,093    $  456,093
       Buildings and improvements      1,468,158     1,422,207
       Furniture, fixtures and
         equipment                     1,289,487     1,237,080
                                       3,213,738     3,115,380
       Accumulated depreciation       (1,773,157)   (1,681,379)

                                      $1,440,581    $1,434,001

(5)  Liabilities for Losses and Loss Adjustment Expenses

     Activity in the liabilities for losses and loss adjustment expenses is summarized as follows:

                                           1996          1995          1994
                                        -----------   -----------   -----------
     Balance, January 1                 $36,175,967   $35,530,582   $33,307,841
       Less reinsurance recoverable
         on unpaid losses and loss
         expenses                       (16,819,208)  (17,232,679)  (14,312,878)
                                        -----------   -----------   -----------
     Net balance at January 1            19,356,759    18,297,903    18,994,963

     Incurred related to:
       Current year                      16,445,052    14,250,474    15,363,666
       Prior years                       (1,644,199)     (954,595)   (1,256,844)
                                        -----------   -----------   -----------
     Total incurred                      14,800,853    13,295,879    14,106,822
                                        -----------   -----------   -----------
     Paid related to:
       Current year                       7,715,287     5,301,807     8,781,767
       Prior years                        6,368,661     6,935,216     6,022,115
                                        -----------   -----------   -----------
     Total paid                          14,083,948    12,237,023    14,803,882
                                        -----------   -----------   -----------
     Net balance, December 31            20,073,664    19,356,759    18,297,903

       Plus reinsurance recoverable
         on unpaid losses and loss
         expenses                        15,147,379    16,819,208    17,232,679
                                        -----------   -----------   -----------
     Balance at December 31             $35,221,043   $36,175,967   $35,530,582
                                        ===========   ===========   ===========

     The Group has geographic exposure to catastrophe losses in its operating region. Catastrophes can be caused by various events including hurricanes, windstorms, earthquakes, hail, explosion, severe weather and fire. The incidence and severity of catastrophes are inherently unpredictable. The extent of losses from a catastrophe is a functions of both the total amount of insured exposure in the area affected by the event and the severity of the event. Most catastrophes are restricted to small geographic areas. However, hurricanes and earthquakes may produce significant damage in large, heavily populated areas. The Group generally seeks to reduce its exposure to catastrophe through individual risk selection and the purchase of catastrophe reinsurance.

(6)  Reinsurance

     In the ordinary course of business, the Company seeks to limit its exposure to loss on individual claims and from the effects of catastrophes by entering into reinsurance contracts with other insurance companies. Reinsurance is ceded on excess of loss and pro-rata bases with the Company's retention not exceeding $100,000 per occurrence. Insurance ceded by the Company does not relieve its primary liability as the originating insurer. The Company also assumes reinsurance from other companies on a pro-rata basis.

     The effect of reinsurance with unrelated insurers on premiums written and earned is as follows:


     Premiums written                      1996          1995          1994
                                        -----------   -----------   -----------
     Direct                             $24,958,176   $24,698,823   $24,355,116
     Assumed                              5,013,325    10,287,221     9,564,169
     Ceded                               (9,847,805)  (13,741,211)  (14,541,905)
                                        -----------   -----------   -----------
     Net                                $20,123,696   $21,244,833   $19,377,380
                                        ===========   ===========   ===========

     Premiums earned                       1996          1995          1994
                                        -----------   -----------   -----------
     Direct                             $24,760,254   $24,699,791   $23,621,316
     Assumed                             10,285,653     9,802,928     9,585,498
     Ceded                              (14,411,992)  (13,686,024)  (14,525,667)
                                        -----------   -----------   -----------
     Net                                $20,633,915   $20,816,695   $18,681,147
                                        ===========   ===========   ===========


     The effect of reinsurance on unearned premiums as of December 31, 1996 and 1995 is as follows:

                                           1996          1995          1994
                                        -----------   -----------   -----------
     Direct                             $12,956,675   $12,758,753   $12,759,721
     Assumed                                222,167     5,494,495     5,010,202
                                        -----------   -----------   -----------
     Net                                $13,178,842   $18,253,248   $17,769,923
                                        ===========   ===========   ===========

     The effect of reinsurance on the liabilities for losses and loss adjustment and losses and loss adjustment expenses incurred is as follows:

     Liability for Losses and Loss
     Adjustment Expenses                   1996          1995          1994
                                        -----------   -----------   -----------
     Direct                             $27,428,624   $27,905,497   $28,236,158
     Assumed                              7,792,419     8,270,470     7,294,424
                                        -----------   -----------   -----------
                                        $35,221,043   $36,175,967   $35,530,582
                                        ===========   ===========   ===========

     Losses and Loss Adjustment
     Expenses                              1996          1995          1994
                                        -----------   -----------   -----------
     Direct                             $14,596,986   $13,120,502   $18,830,065
     Assumed                              7,233,718     6,694,210     7,861,992
     Ceded                               (7,029,851)   (6,518,833)  (12,585,235)
                                        -----------   -----------   -----------
     Net                                $14,800,853   $13,295,879   $14,106,822
                                        ===========   ===========   ===========

     The Group performs credit reviews of its reinsurers, focusing on financial stability. To the extent that a reinsurer may be unable to pay losses for which it is liable under the terms of a reinsurance agreement, the Group is exposed to the risk of continued liability for such losses. At December 31, 1996, three independent reinsurers accounted for approximately $3,607,000 of amounts recoverable for paid losses and loss adjustment expenses.

     Effective December 31, 1996, the Group terminated its participation in certain ceded and assumed reinsurance agreements. As a result of the termination of these agreements, premiums unearned as of December 31, 1996 were returned to the ceding companies, less commission. The Group, as a ceding reinsured, received back from reinsurers $4,895,249 in unearned premium less $1,223,812 in commission. The Group, as an assuming reinsurer, returned to reinsureds $5,507,777 in unearned premium less $1,376,944 in commission.

(7)  Retirement Plans and Deferred Directors' Fees

     The Group has a defined benefit pension plan covering substantially all of its employees. Benefits are based on years of service and the employee's career-average annual compensation. The Group's funding policy is to contribute annually at least the minimum required contribution in accordance with minimum funding standards established by ERISA. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future.

     Effective February 28, 1997, the Group terminated the defined benefit pension plan. Benefits ceased accruing to participants as of December 31, 1996. The Group is awaiting federal approval of the termination of the plan before distribution of vested benefits. As a result of the termination of the defined benefit pension plan, the Group incurred a loss of $173,440.

     Plan assets are generally invested in fixed income and equity securities. The following table sets forth the year-end funded status of the Plan:

                                                           1996           1995
                                                        -----------    -----------
     Actuarial present value of benefit obligations:
       Accumulated benefit obligation, including
         vested benefits of $1,009,494 and $915,827     $(1,021,093)   $  (934,636)
       Projected benefit obligation for service
         rendered to date                                (1,021,039)    (1,321,757)
     Plan assets at fair value                              861,864        822,587
     Excess of the projected benefit obligation
       over plan                                           (159,229)      (499,170)
     Unrecognized net loss due to past experience
       different from that assumed and effects of
       changes in assumptions                                              228,627
     Unrecognized net transition asset being
       recognized over 25 years                                            240,318
                                                        ------------   -----------
                                                           (159,229)       (30,225)
     Additional minimum liability                                          (81,824)
                                                        ------------   -----------
     Accrued pension cost                               $  (159,229)   $  (112,049)
                                                        ============   ===========

     The net periodic pension cost for the plan includes the following components:

                                            1996          1995          1994
                                        -----------   -----------   -----------
     Service costs - benefits earned
       during the period                $   119,075   $    98,365   $   110,904
     Interest cost on projected
       benefit obligation                    95,038        80,801        69,646
     Return on plan assets                 (119,811)      (55,833)      (34,926)
     Net amortization and deferral           61,895         7,020        (3,129)
                                        -----------   -----------   -----------
     Net periodic pension cost          $   156,197   $   130,353   $   142,495
                                        ===========   ===========   ===========

     In determining the actuarial present value of the projected benefit obligation, the weighted-average discount rate was 7.5%, 7.25% and 8.25% for 1996, 1995 and 1994, respectively.
     The rate of increase in future compensation levels was 4.5%. The expected long-term rate of return on retirement plan assets was 8.0%.

     The Group also maintains a 401(k) retirement savings plan covering substantially all employees. The Group matches a percentage of each employees' pre-tax contribution and also contributes an amount equal to 2% of each employee's annual compensation. The cost of this plan amounted to $57,730, $56,100 and $ 53,609 for the years ended December 31, 1996, 1995 and 1994, respectively.

     The Group maintains a non-qualified unfunded retirement plan for its directors. The plan provides for monthly payments for 120 months upon retirement. The expense for this plan amounted to $54,806, $51,659 and $50,113 for 1996, 1995 and
     1994 respectively. Costs accrued under this plan amounted to $358,254 and $334,132 at December 31, 1996 and 1995,
     respectively.

     The Group maintains a deferred directors' compensation plan. Under the plan, a director may elect to defer receipt of all or a portion of their fees. Amounts deferred, together with accumulated interest, are distributed either as a lump sum or in installments over a period of not greater than ten years. Deferred directors' fees and accumulated interest amounted to $475,702 and $489,567 at December 31, 1996 and 1995, respectively.

(8)  Federal Income Taxes

     The tax effect of significant temporary differences that give rise to the Group's net deferred tax asset as of December 31, is as follows:

                                          1996          1995

     Net loss reserve discounting     $1,180,547    $1,146,441
     Net unearned premiums               828,366       863,245
     Other                               297,975       263,550
                                      ----------    ----------
       Deferred tax assets             2,306,888     2,273,236
                                      ----------    ----------
     Deferred policy acquisition
       costs                           1,016,156     1,072,791
     Unrealized gain on investment       415,351       580,965
     Other                                73,737       103,107
                                      ----------    ----------
       Deferred tax liabilities        1,505,244     1,756,863
                                      ----------    ----------
       Net deferred tax asset         $  801,644    $  516,373
                                      ==========    ==========

     The net deferred tax asset has not been reduced by a valuation allowance because management believes that, while it is not assured, it is more likely than not that it will generate sufficient future taxable income to utilize these net excess tax deductions. The amount of the deferred tax asset considered realizable, however, could be materially reduced in the near term if estimates of future taxable income in the years in which the differences are expected to reverse are not realized.

     Actual income tax expense (benefit) differed from expected tax expense (benefit), computed by applying the United States federal corporate tax rate of 34% to income before income taxes, for each of the three years ended December 31 as follows:

                                            1996          1995          1994
                                        -----------   -----------   -----------
     Expected tax expense (benefit)     $   275,803   $   512,602   $  (698,804)
     Tax-exempt interest                    (73,155)     (106,934)     (213,811)
     Dividends received deduction           (24,966)      (34,630)      (42,187)
     Alternative minimum tax                      -             -       258,912
     Other                                   (6,906)       (1,671)       14,532
                                        -----------   -----------   -----------
       Income tax expense (benefit)     $   170,776   $   369,367   $  (681,358)
                                        ===========   ===========   ===========

     The components of the provision (benefit) for income taxes for each of the three years ended December 31 are as follows:

                                            1996          1995          1994
                                        -----------   -----------   -----------
     Current federal income tax
       expense (benefit)                $   290,433   $   423,944   $  (647,770)
     Deferred federal income tax
       expense (benefit)                   (119,657)      (54,577)      (33,588)
                                        -----------   -----------   -----------
       Income tax expense (benefit)     $   170,776   $   369,367   $  (681,358)
                                        ===========   ===========   ===========

(9)  Reconciliation of Statutory Filings to Amounts Reported
     Herein

     A reconciliation of the Group's statutory net income and surplus to the Group's net income and surplus, under generally accepted accounting principles (GAAP), is as follows:


     Net income:                            1996          1995          1994
                                        -----------   -----------   -----------
       Statutory net income (loss)      $   809,024   $ 1,219,149   $(1,454,483)
       Deferred policy acquisition         (166,576)     (174,244)       77,587
       Deferred federal income taxes        199,657        54,577        33,588
       Pension                             (129,004)       24,647       (44,967)
       Other                                  7,309        14,156        14,326
                                        -----------   -----------   -----------
       GAAP net income (loss)           $   640,410   $ 1,138,285   $(1,373,494)
                                        ===========   ===========   ===========

     Surplus:                               1996          1995          1994
                                        -----------   -----------   -----------
       Statutory surplus                $16,087,222   $14,938,427   $11,132,652
       Deferred policy acquisition        2,988,693     3,155,269     3,329,513
       Deferred federal income taxes        801,644       516,373     2,327,697
       Non-admitted assets                  185,401       191,878       288,298
       Unrealized gain (loss) on fixed
         income securities                 (681,860)      191,508    (2,819,505)
       Other                                (99,020)      (30,296)      (55,824)
                                        -----------   -----------   -----------
       GAAP surplus                     $19,282,080   $18,963,159   $14,202,831
                                        ===========   ===========   ===========

     The Group's insurance companies are required to file statutory financial statements with various state insurance regulatory authorities. Statutory financial statements are prepared in accordance with accounting principles and practices prescribed or permitted by the various states of domicile. Prescribed statutory accounting practices include state laws, regulations, and general administrative rules, as well as a variety of publications of the National Association of Insurance Commissioners (NAIC). Permitted statutory accounting practices encompass all accounting practices that are not prescribed; such practices differ from state to state, may differ from company to company within a state, and may change in the future. Furthermore, the NAIC has a project to codify statutory accounting practices, the result of which is expected to constitute the only source of "prescribed" statutory accounting practices. Accordingly, that project will likely change the definitions of what comprise prescribed versus permitted statutory accounting practices, and may result in changes to the accounting policies that insurance enterprises use to prepare their statutory financial statements. The effects of any such changes are not presently determinable and will not likely affect financial statements prepared under generally accepted accounting principles.

(10) Subsequent Events

     Demutualization

     In October 1997 the Group's Boards of Directors approved a plan of conversion for changing the corporate form of MMIC from the mutual form to the stock form (demutualization). Under the plan, policyholders and certain other groups will have the opportunity to acquire stock in a newly formed holding company, Mercer Insurance Group, Inc. (MRCR).

     MRCR will in turn acquire all of the newly issued stock of MMIC upon conversion. Prior to the conversion, MRCR will not engage in any significant operations and will have no assets or liabilities. The demutualization plan is subject to approval from the Pennsylvania Insurance Department and ultimately receipt of sufficient stock subscriptions to effect the transaction. The Group has requested a ruling from the Internal Revenue Service regarding the tax treatment of the demutualization as a tax-free reorganization. In the event that the plan is executed, the converted companies will be subject to certain insurance laws and regulations specific to stock insurance companies as well as regulations of the Securities and Exchange Commission. Limitations on the payment of dividends and Insurance Holding Company regulations are among the types of regulatory requirements with which the Group will have to comply. Assuming the conversion were complete as of December 31, 1996, dividends and other distributions in 1997 to MRCR would be limited to approximately $1,600,000 for MMIC and $350,000 for MIC without prior approval of the Insurance Department.

(11) Fair Automobile Insurance Reform Act of 1990

     The Fair Automobile Insurance Reform Act of 1990 (FAIRA) substantially reformed various aspects of the State of New Jersey's motor vehicle system. As a result of this legislation, the Group has paid $420,323, $466,582 and $370,246 in 1996, 1995 and 1994, respectively, as its share of the funding of the New Jersey Full Insurance Underwriting Association (the JUA). The amounts represent the fifth, sixth and seventh installments of eight to be paid toward funding the JUA. Such amounts are based on the premiums written in New Jersey by the Group's insurance companies.

MERCER MUTUAL INSURANCE COMPANY AND SUBSIDIARIES

Consolidated Balance Sheets

As of September 30, 1997 and December 31, 1996

Assets                                September 30, 1997         December 31, 1996
                                      ------------------         -----------------
Investments, at fair value:
  Fixed income securities,
    available-for-sale                       $35,251,228                 $34,964,333
  Equity securities                            9,925,874                   7,795,347
                                             -----------                 -----------
      Total investments                       45,177,102                  42,759,680

  Cash and cash equivalents                    2,265,889                   2,675,406
  Premiums receivable                          3,446,610                   2,307,614
  Reinsurance receivables                     13,887,557                  18,907,588
  Prepaid reinsurance premiums                 2,995,338                     994,286
  Deferred policy acquisition costs            2,908,091                   2,988,693
  Accrued investment income                      435,883                     602,068
  Property and equipment, net                  1,437,667                   1,440,581
  Deferred income taxes                          231,389                     801,644
  Other assets                                   472,398                     596,121
                                             -----------                 -----------
      Total assets                           $73,257,924                 $74,073,681
                                             ===========                 ===========

Liabilities and Surplus

Liabilities:
  Losses and loss adjustment
    expenses                                  $32,811,793                 $35,221,043
  Unearned premiums                            14,796,026                  13,178,842
  Accounts payable and accrued
    expenses                                    1,772,728                   1,700,217
  Other reinsurance balances                    1,206,147                   4,027,836
  Other liabilities                               725,117                     663,663
                                              -----------                 -----------
      Total liabilities                        51,311,811                  54,791,601
                                              -----------                 -----------
Surplus:
  Unassigned surplus                           19,990,706                  18,475,813
  Accumulated other comprehensive
    income - unrealized gains in
    investments, net of deferred
    income taxes                                1,955,407                     806,267
                                              -----------                 -----------
      Total surplus                            21,946,113                  19,282,080
                                              -----------                 -----------
      Total liabilities and surplus           $73,257,924                 $74,073,681
                                              ===========                 ===========

MERCER MUTUAL INSURANCE COMPANY AND SUBSIDIARIES

Consolidated Statements of Operations

For the Nine Months Ended September 30, 1997 and 1996

                                        Nine Months
                                     Ended September 30,
                                     1997          1996
                                 -----------   -----------
Revenue:
  Net premiums earned            $13,287,554   $15,472,485
  Investment income, net of
    expenses                       1,793,296     1,704,252
  Net realized investment gains      483,133       409,182
  Other revenue                      143,701       137,262
                                 -----------   -----------
    Total revenue                 15,707,684    17,723,181
                                 -----------   -----------
Expenses:
  Losses and loss adjustment
    expenses                       8,037,843    11,253,371
  Amortization of deferred
    policy acquisition costs       3,532,681     4,120,875
  Other expenses                   1,928,110     1,641,341
                                 -----------   -----------
    Total expenses                13,498,634    17,015,587
                                 -----------   -----------
Income (loss) before income tax    2,209,050       707,594

Income tax (benefit)                 694,157       173,256
                                 -----------   -----------
Net income (loss)                $ 1,514,893   $   534,338
                                 ===========   ===========

MERCER MUTUAL INSURANCE COMPANY AND SUBSIDIARIES

Consolidated Statements of Changes in Surplus

For the Nine Months Ended September 30, 1997 and 1996

                                        Nine Months
                                     Ended September 30,
                                     1997          1996
                                 -----------   -----------
Balance, beginning of period     $19,282,080   $18,963,159

Net income (loss)                  1,514,893       534,338

Other comprehensive income (loss),
net of tax:
  Unrealized gains (losses) on
    securities:
      Unrealized holding gains
      arising during period (net
      of related income tax expense
      (benefit) of $756,244,
      ($187,687, $349,054 and
      $129,776)                    1,468,008      (364,334)
      Less:
        Reclassification adjust-
        ment for gains included
        in net income (net of related
        income tax expense of
        $164,265, $139,122,
        $62,182 and $24,322)        (318,868)     (270,060)
                                 -----------   -----------
                                   1,149,140      (634,394)
                                 -----------   -----------

  Comprehensive income
    (loss)                         2,664,033      (100,056)
                                 -----------   -----------
Balance, end of period           $21,946,113   $18,863,103
                                 ===========   ===========
The balance was comprised of:
  Unassigned surplus             $19,990,706   $18,369,741
  Unrealized gains (losses) in
    investments, net of deferred
    income taxes                   1,955,407       493,362
                                 -----------   -----------
                                 $21,946,113   $18,863,103
                                 ===========   ===========

No dealer, salesman or any other person has been authorized to give any information or to make any representation other than as contained in this Prospectus in connection with the offering made hereby, and, if given or made, such information shall not be relied upon as having been authorized by the Company, Mercer Mutual, or Sandler O'Neill. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company or Mercer Mutual, since the date as of which information is furnished herein or since the date hereof.

                        Table of Contents


                                                           Page
Prospectus Summary ....................................
Selected Financial Information and
   Other Data .........................................
Investment Considerations .............................
Use of Proceeds .......................................
Dividend Policy .......................................
Market for the Common Stock ...........................
Capitalization ........................................
Pro Forma Data ........................................
Management's Discussion and Analysis of
  Financial Condition and Results of Operations........
Business ..............................................
Management of the Company .............................
The Conversion ........................................
Certain Restrictions on Acquisition of
  the Company .........................................
Description of Capital Stock ..........................
Registration Requirements .............................
Legal Opinions ........................................
Experts ...............................................
Available Information .................................
Glossary of Selected Insurance Terms ..................
Index to Consolidated Financial
  Statements ..........................................

  Until _______________, 1998, or _________ days after
commencement of the Syndicated Community Offering, if any, whichever is later, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                              Up to

                        2,990,000 Shares

                  MERCER INSURANCE GROUP, INC.

                 (Proposed Holding Company for
                Mercer Mutual Insurance Company)

                          COMMON STOCK

                           PROSPECTUS

                SANDLER O'NEILL & PARTNERS, L.P.

                             PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expense of Issuance and Distribution.

     The Company anticipates the following expenses:

     SEC registration fee ......................... $   10,067
     Printing, postage, and mailing* .............. $  350,000
     Legal fees and expenses* ..................... $  350,000
     Accounting fees and expenses* ................ $  150,000
     Appraisal fee and expenses ................... $   75,000
     Blue sky fees and expenses ................... $
       (including counsel fees)* .................. $   25,000
     Transfer and conversion agent fees
       and expenses* .............................. $  100,000
     Miscellaneous* ............................... $   89,933

          Total                                     $1,150,000
                                                    ==========
___________________
*Estimated

Item 14.  Indemnification of Directors and Officers.

     Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees, and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a Bylaw amendment, approved by shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to taken any action unless
(1) the director has breached or failed to perform the duties of his/her office; and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

     The Bylaws of the Company provide for (1) indemnification of directors, officers, employees, and agents of the Company and its subsidiaries; and (2) the elimination of a director's liability for monetary damages, each to the fullest extent permitted by Pennsylvania law.

     Directors and officers are also insured against certain liabilities for their actions as such by an insurance policy obtained by the Company.

Item 15.  Recent Sales of Unregistered Securities.

     Not applicable.

Item 16.  Exhibits and Financial Statement Schedules.

(a)  Exhibits:

      1.1   Agency Agreement dated _____________, 1998 among the
            Company, Mercer Mutual and Sandler O'Neill.*

      2.1 Plan of Conversion, dated as of October 17, 1997, as amended and restated on November 12, 1997, of Mercer
            Mutual Insurance Company

      3.1   Articles of Incorporation of Mercer Insurance Group,
            Inc.

      3.2   Bylaws of Mercer Insurance Group, Inc.

      4.1   Form of certificate evidencing shares of Mercer
            Insurance Group, Inc.*

      5.    Opinion of Stevens & Lee re:  Legality*

     10.1   Mercer Insurance Group, Inc. - Management
            Recognition Plan*

     10.2   Mercer Insurance Group, Inc. - 1997 Stock
            Compensation Plan*

     10.3   Mercer Insurance Group, Inc. - Employee Stock
            Ownership Plan*

     10.4 Employment Agreement, dated as October 1, 1997, between Mercer Insurance Group, Inc., Mercer Mutual
            Insurance Company and William C. Hart

     10.5 Employment Agreement, dated as of October 1, 1997, between Mercer Insurance Group, Inc., Mercer Mutual
            Insurance Company and Andrew R. Speaker

     10.6   Consultant's Agreement, dated April 1, 1994, among
            Mercer Mutual Insurance Company, Mercer Insurance
            Company and Roland D. Boehm

     10.7   Consultant's Agreement, dated August 5, 1986, among
            Mercer Mutual Insurance Company, Mercer Insurance
            Company and Eric W. Turner, Jr.

     10.8   Mercer Mutual Insurance Company Corporate Director
            Deferred Compensation Plan dated April 1, 1986, as amended.

     23.1   Consent of KPMG Peat Marwick LLP and Report on
            Schedules (contained in Schedules)

     23.2   Consent of Alex Sheshunoff & Company

     23.3   Consent of Stevens & Lee (contained in Exhibit 5)*

     24.1   Power of Attorney (contained on signature page)

     27.1   Financial Data Schedule

     99.1   Conversion Valuation Report on Mercer Mutual
            Insurance Company, by Alex Sheshunoff & Company*

     99.2   Stock Order Form*

     99.3   Question and Answer Brochures*

     99.4   Letters to prospective purchasers*

     99.5   Mercer Mutual Insurance Company Policyholder
            Information Statement*

-------------
*   To be filed by Amendment



(b)  Financial Statement Schedules:

Independent Auditor's Consent and Report on Schedules

Schedule I  -  Summary of Investments - Other than Investments in
               Related Parties.
Schedule II -  Condensed Financial Information of Registrant (Not
               Applicable).
Schedule IV -  Reinsurance.
Schedule VI -  Supplemental Information Concerning Property -
               Casualty Insurance Operations.

Independent Auditor's Consent and Report on Schedules


The Board of Directors
Mercer Mutual Insurance Company:


     The audits referred to in our report dated March 21, 1997 (October 17, 1997 as to Note 10), included the related financial statement schedules as of December 31, 1996, and for each of the years in the three-year period ended December 31, 1996, included in the registration statement. These financial statement schedules are the responsibility of the Company's management.
Our responsibility is to express an opinion on these financial statement schedules based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

     We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the prospectus.

                         KPMG PEAT MARWICK LLP
                         /s/ KPMG Peat Marwick LLP

Philadelphia, Pennsylvania
December 3, 1997

               SCHEDULES TO REGISTRATION STATEMENT

        Mercer Mutual Insurance Company and Subsidiaries

        Schedule I - Summary of Investments - Other than
     Investments in Related Parties as of December 31, 1996



Column A                           Column B   Column C   Column D
                                               Market     Balance
Type of Investment                   Cost       Value      Sheet

Fixed maturities:
  Bonds:
    United States Government and
    government agencies and
    authorities                     $31,198    $30,488    $30,488
    States, municipalities and
    political subdivisions            4,313      4,343      4,343
    All other                           285        285        285

        Total fixed maturities       35,796     35,116     35,116

Equity securities:
  Common stocks
    Public utilities                    102         95         95
    Banks, trust and insurance
      companies                         664      2,433      2,433
    Industrial, miscellaneous
      and all other                   4,976      5,116      5,116

        Total equity securities       5,742      7,644      7,644

        Total investments           $41,538     xxxxxx    $42,760

        Mercer Mutual Insurance Company and Subsidiaries

      For the years ended December 31, 1996, 1995 and 1994

                    Schedule IV - Reinsurance

Column A             Column B     Column C    Column D   Column E    Column F
                                               Assumed              Percentage
                                  Ceded to      from                 of Amount
                       Gross       Other        Other       Net       Assumed
Premiums              Amount     Companies   Companies    Amount      to Net

For the year ended
December 31, 1996     24,760       14,412      10,286     20,634       49.8%

For the year ended
December 31, 1995     24,700       13,686       9,803     20,817       47.1%

For the year ended
December 31, 1994     23,621       14,526       9,586     18,681       51.3%

        Mercer Mutual Insurance Company and Subsidiaries

      For the years ended December 31, 1996, 1995 and 1994

             Schedule VI - Supplemental Information

Column A                     Column B      Column C     Column D    Column E    Column F     Column G

                                            Reserve     Discount
                             Deferred     for Losses     if any
Affiliation                   Policy          and       Deducted                   Net          Net
   with                    Acquisition     Loss Adj.       in       Unearned     Earned     Investment
Registrant                    Costs        Expenses     Column C    Premiums    Premiums      Income
Consolidated Property
  and Casualty Entities

For the year ended
December 31, 1996             2,989         35,221          0        13,179      20,634        2,289

For the year ended
December 31, 1995             3,155         36,176          0        18,253      20,817        2,132

For the year ended
December 31, 1994                                                                18,681        1,904

        Mercer Mutual Insurance Company and Subsidiaries

      For the years ended December 31, 1996, 1995 and 1994

       Schedule VI - Supplemental Information (continued)

                          Column H         Column I      Column J     Column K

                                                            Paid
                        Losses and LAE                   Losses and
                          Incurred                          Loss         Net
                      Current    Prior    Amortization   Adjustment    Written
                        Year      Year      of DPAC       Expenses    Premiums
Consolidated
Property and
Casualty Entities

For the year ended
December 31, 1996      16,445   (1,644)       5,491        14,084      20,124

For the year ended
December 31, 1995      14,250     (954)       5,944        12,237      21,245

For the year ended
December 31, 1994      15,364   (1,257)       5,860        14,804      19,377

Item 17.  Undertakings.

     (a) Rule 415 Offering: The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this
registration statement:   (i) to include any prospectus required
by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any fact or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Request for acceleration of effective date: Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the bylaws of the registrant, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                           SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Pennington, State of New Jersey, on November 24, 1997.


                              MERCER INSURANCE GROUP, INC.

                              By:  /s/ William C. Hart
                                   William C. Hart,
                                   President and Chief Executive
                                   Officer

     KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William C. Hart, Andrew R. Speaker, or Jeffrey P. Waldron, Esquire, and each of them, his true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


    Signature                 Capacity              Date

/s/ William C. Hart          President, Chief   November 24, 1997
William C. Hart              Executive Officer,
                             and Director
                             (Principal
                             Executive Officer)

/s/ Roland D. Boehm          Vice Chairman of   November 24, 1997
Roland D.Boehm               the Board of
                             Directors

/s/ James J. Freda           Director           November 24, 1997
James J. Freda

/s/ George T. Hornyak, Jr.   Director           November 24, 1997
George T. Hornyak, Jr.

/s/ Richard U. Niedt         Director           November 24, 1997
Richard U. Niedt

/s/ Eric W. Turner, Jr.      Director           November 24, 1997
Eric W. Turner, Jr.

/s/ Richard G. Van Noy       Chairman of the    November 24, 1997
Richard G. Van Noy           Board of Directors


/s/ Andrew R. Speaker        Executive Vice     November 24, 1997
Andrew R. Speaker            President, Chief
                             Operating Officer,
                             Chief Financial
                             Officer, Treasurer
                             and Director
                             (Principal Financial
                             and Accounting Officer)

                          EXHIBIT INDEX
Number      Title

 1.1    Agency Agreement dated _____________, 1998 among the
        Company, Mercer Mutual and Sandler O'Neill*

 2.1 Plan of Conversion, dated as of October 17, 1997, as amended and restated November 12, 1997, of Mercer Mutual
        Insurance Company

 3.1    Articles of Incorporation of Mercer Insurance Group,
        Inc.

 3.2    Bylaws of Mercer Insurance Group, Inc.

 4.1    Form of certificate evidencing shares of Mercer
        Insurance Group, Inc.*

 5.     Opinion of Stevens & Lee re:  Legality*

10.1    Mercer Insurance Group, Inc. - Management Recognition
        Plan*

10.2    Mercer Insurance Group, Inc. - 1997 Stock Compensation
        Plan*

10.3    Mercer Insurance Group, Inc. - Employee Stock Ownership
        Plan*

10.4 Employment Agreement, dated as of October 1, 1997, between Mercer Insurance Group, Inc., Mercer Mutual
        Insurance Company and William C. Hart

10.5 Employment Agreement, dated as of October 1, 1997, between Mercer Insurance Group, Inc., Mercer Mutual
        Insurance Company and Andrew R. Speaker

10.6    Consultant's Agreement, dated April 1, 1994, among
        Mercer Mutual Insurance Company, Mercer Insurance
        Company and Roland D. Boehm

10.7    Consultant's Agreement, dated August 5, 1986, among
        Mercer Mutual Insurance Company, Mercer Insurance
        Company and Eric W. Turner, Jr.

10.8    Mercer Mutual Insurance Company Corporate Director
        Deferred Compensation Plan dated April 1, 1986, as amended.

23.1    Consent of KPMG Peat Marwick LLP and Report on Schedules
        (contained in Schedules)

23.2    Consent of Alex Sheshunoff & Company

23.3    Consent of Stevens & Lee (contained in Exhibit 5)*

24      Power of Attorney (contained on signature page)

27      Financial Data Schedule

99.1    Conversion Valuation Report on Mercer Mutual Insurance
        Company, by Alex Sheshunoff & Company*

99.2    Stock Order Form*

99.3    Question and Answer Brochures*

99.4    Letters to prospective purchasers*

99.5    Mercer Mutual Insurance Company Policyholder Information
        Statement*

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*  To be filed by amendment.